 As filed with the Securities and Exchange Commission on November 9, 1999
                                                      Registration No. 333-87433
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                               SciQuest.com, Inc.
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                     5199                    56-2127592
     (State or other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of              Industrial           Identification Number)
    Incorporation or          Classification Code
      Organization)                 Number)

                               ----------------

                       5151 McCrimmon Parkway, Suite 208
                       Morrisville, North Carolina 27560
                                 (919) 659-2100
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                                M. Scott Andrews
                     President and Chief Executive Officer
                               SciQuest.com, Inc.
                       5151 McCrimmon Parkway, Suite 208
                       Morrisville, North Carolina 27560
                                 (919) 659-2100
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               ----------------

                                   Copies to:

 Grant W. Collingsworth,    Fred D. Hutchison, Esq.   Alexander D. Lynch, Esq.
          Esq.              Helga L. Leftwich, Esq.     Babak Yaghmaie, Esq.
 James H. Sinnott, Esq.     Hutchison & Mason PLLC       Brobeck, Phleger &
    Morris, Manning &       3110 Edwards Mill Road          Harrison LLP
     Martin, L.L.P.                Suite 100             1633 Broadway, 47th
 1600 Atlanta Financial     Raleigh, North Carolina             Floor
         Center                      27612            New York, New York 10019
  3343 Peachtree Road,
          N.E.
 Atlanta, Georgia 30326

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

   If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US Federal Securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offers to buy them until + +the registration statement filed with the SEC relating to these securities + +has been declared effective by the SEC. This prospectus is not an offer to +
+sell these securities or our solicitation of your offer to buy these          +
+securities in any jurisdiction where that would not be permitted or legal.    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION - November 9, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
     , 1999
LOGO OF SCIQUEST.COM

                               SciQuest.com, Inc.

                        7,200,000 Shares of Common Stock

--------------------------------------------------------------------------------

    SciQuest.com, Inc.:    The Offering:


    .  We provide a Web-   .  We are offering
       based, interactive     7,200,000 shares
       marketplace for        of our common
       scientific and         stock.
       laboratory
       products.

                           .  The underwriters
                              have an option to
                              purchase an
                              additional
                              1,080,000 shares
                              from us to cover
                              over-allotments.

    .  5151 McCrimmon
       Parkway, Suite
       208, Morrisville,
       NC 27560


    Proposed Symbol and
    Market:                .  We currently
                              estimate that the
                              initial public
                              offering price
                              will be between
                              $10.00 and $12.00
                              per share.

    .  SQST/Nasdaq
       National Market

                           .  This is our
                              initial public
                              offering, and no
                              public market
                              currently exists
                              for our common
                              stock.

                           .  Closing:     ,
                              1999

    ---------------------------------------------

                                      Per Share Total
    -------------------------------------------------
     Public offering price:            $        $
     Underwriting fees:
     Proceeds to SciQuest.com, Inc.:
    -------------------------------------------------

    This investment involves risks. See "Risk Factors" beginning on Page 6.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
          Deutsche Banc Alex. Brown
                     Hambrecht & Quist
                               DLJdirect Inc.
                                                                      E*OFFERING

                        Prospectus Artwork Description
                        ------------------------------

1.  Inside front page portrays the following:

          In the center of the page appears a computer screen with the following text on the screen:

          "The scientific world has made a new discovery..."

2. On the left page of the gate fold appears a computer screen displaying a page from the SciQuest.com, Inc. web site. The page is as it appears using a Netscape browser.

    At top of the screen is the URL for this page: "http://www.sciquest.com/"

    At the top left corner of the web page is the SciQuest.com, Inc. corporate logo.

    On the left side of the web page is a composite photograph displaying various types of scientific and laboratory equipment (including various beakers and microscopes).

    At the top of the web page, centered horizontally, appears the following text:

          "The Internet Source for Scientific Products"

    Directly underneath this text is a black tab with text that reads as follows:

          "About SciQuest.com / Advanced Search / Site Map / Help"

    Directly underneath this text is a light blue tab with text that reads as follows:

          "Quick Order / My Profile/ My Favorites / Track Orders / Order History / Shopping Cart"

    Beneath this tab, on the left side of the page (but to the right of the photograph referenced above) appears the following:

          (a)  a "Search:" line where the web site can be searched.

          (b)  Beneath the "Search" line is the following text:

               "Welcome back, Dr. Smith - Thanks for shopping with us again. What products can we help you find today?"

          (c)  Beneath and to the left of this text is the following text:

               "Auctions. Buy or sell used and refurbished equipment."

          (d) To the right of the text referenced immediately above appears the following text:

               "Lab Deals. Find Surplus Scientific products at discount prices."

          (e) Directly beneath the text referenced immediately above appears the following text:

               "What's New. New product announcements, site features and industry updates."

    Beneath the light blue tab mentioned above, but to the right of the text referenced in subsections (a), (b), (c), (d) and (e) above, and appearing in a vertical column, appears the following text (from top to bottom):

          "Custom Purchasing Solutions. Your Suppliers. Your pricing. Your own private site."

          "Buyer Information. FAQ's, Supplier lists, Links and more."

          "Supplier Opportunities. Feature your products, today."

          "feedback @ sciquest.com" (a hyper-text link)

          "webmaster @ sciquest.com" (a hyper-text link)

          "terms & conditions" (a hyper-text link)

          a box containing the IBM e-commerce corporate logo and the following text: "an e-business solution"

3. At the top of the right hand page of the gatefold, in a box, is the following text:

          "Introducing SciQuest.com. A marketplace solution that streamlines the traditionally inefficient scientific products supply chain"

    Beneath this is a box, centered horizontally, containing the following text:

          "Benefits for three district customers."

    Beneath this box is the following text:

          "Potential benefits from SciQuest.com include:"

          "Scientists spend less time finding, comparing and purchasing items."

          "Purchasing professionals enjoy a streamlined purchasing process, lower processing costs and better control."

          "Suppliers expand their market reach, while reducing customer acquisitions and order processing costs."

    Beneath this text is a box, centered horizontally, that contains the following text:

          "Marketplace Solutions:"

    Beneath this box appears the following text:

          "Scientists and purchasing professionals search, compare and order from hundreds of suppliers."

          "Custom Purchasing Solutions integrates SciQuest.com with customer purchasing systems, offering pre-negotiated pricing from their preferred suppliers"

    Beneath this text appears a box, centered horizontally, containing the following text:

          "The SciQuest.com Procurement Process"

    Beneath this box appears a chart as follows:

    (a) At the top of the chart is a circle containing the text: "Scientific Buyer"

    (b) Beneath and to the left of the circle is a box containing the SciQuest.com, Inc. corporate logo. There are two lines, with arrows in opposite directions, connecting this box with the circle referenced above. Next to these arrows appears the following text:

          "1) Searches multiple suppliers, creates one purchase order"

          "5) SciQuest.com sends consolidated invoice to customer"

    (c)   Beneath and to the right of the circle is a box containing the text:
          "Supplier's Inventory". There is a line connecting this box and the circle, with an arrow pointing to the circle. Next to this line appears the following text:

          "3) Items shipped 'directly' to customer"

    (d) Directly beneath the circle, beneath and to the right of the box containing the SciQuest.com, Inc. corporate logo, and beneath and to the left of the box containing the text "Supplier's Inventory" is a box containing the text "Supplier's Ordering System".

          There are two lines, with arrows in opposite directions, connecting this box with the box containing the corporate logo. Next to these arrows appears the following text:

          "2) Orders delivered electronically

          "4) Suppliers bill SciQuest.com"

          There is also a line connecting this box with the box containing the text "Supplier's Inventory," with an arrow pointing to the latter box.

    Below this chart appears the following text:

          "A growing portfolio of suppliers has selected SciQuest.com as their sole third-party provider of electronic marketplace services. Such companies include:"

    Below the above text is the following bulleted text (in two columns):

          "Ambion, Inc."
          "Amersham Pharmacia Biotech, Inc."
          "BioWhittaker, a Cambrex Company"
          "Endogen, Inc."
          "NEN Life Science Products, Inc."
          "PerkinElmer, Inc."
          "Pierce Chemical Company; and"
          "QIAGEN N.V."

    At the bottom right of this page is the SciQuest.com stylized logo.

    At the very bottom of the page is the following legend:

          "[copyright symbol] SciQuest.com Inc. All rights reserved. SciQuest is a registered trademark of SciQuest.com, Inc. Netscape and the Netscape Name registered trademarks of Netscape Communications Corporation in the United States and other countries. IBM and the e-business Logo are trademarks of IBM Corporation."

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................     1
Risk Factors........................     6
Forward-Looking Statements..........    18
Use of Proceeds.....................    19
Dividend Policy.....................    19
Capitalization......................    20
Dilution............................    21
Unaudited Pro Forma Combined
 Statements of Operations Data......    23
Selected Consolidated Financial
 Data...............................    25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................    26

                                      Page
Business............................    36
Management..........................    48
Related Party Transactions .........    54
Principal Stockholders..............    55
Description of Capital Stock........    57
Shares Eligible for Future Sale.....    60
Underwriting........................    62
Legal Matters.......................    64
Experts.............................    64
Change in Accountants...............    65
Where You Can Find More Information.    65
Index to Consolidated Financial
 Statements.........................   F-1

    "SciQuest," "SciMail" and "BioSupplyNet" are our registered trademarks. This prospectus also includes trademarks, service marks and trade names of other companies.

                               PROSPECTUS SUMMARY

   The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully.

                                  SciQuest.com

Our Business

   SciQuest.com is a Web-based, interactive marketplace for scientific and laboratory products used by pharmaceutical, clinical, biotechnology, chemical, industrial and educational organizations worldwide. We have used our extensive industry experience to design a marketplace that streamlines the traditionally inefficient scientific products supply chain. Our marketplace solutions allow buyers of scientific products to cross-search content and purchase products from multiple suppliers with a single order. Our approach does not give priority to any particular scientific products distributor, which allows us to create an open and scalable marketplace that we believe is more attractive to both buyers and sellers. We do not carry inventory or directly supply products.

   Since our founding in 1995, we have developed a comprehensive online database of over 8,000 suppliers with over 550,000 scientific products. Our online database is a tool used by scientists and purchasing professionals to locate supplies and products. On September 29, 1998, we acquired BioSupplyNet, Inc., which publishes the Source Book, an annual printed catalog of vendors of biomedical research supplies and equipment and scientific products for the biomedical research industry. In April 1999, we introduced our e-commerce marketplace solution to this growing community of online scientific product buyers and suppliers. In October 1999, we entered into agreements to be the exclusive third party provider of electronic marketplace services in the United States for a period of five years for the following leading suppliers: Ambion, Inc., Amersham Pharmacia Biotech, Inc., BioWhittaker, a Cambrex Company, Endogen, Inc., NEN Life Science Products, Inc., PerkinElmer, Inc., Pierce Chemical Company and QIAGEN N.V. In October 1999, we also entered into agreements with Dow Chemical Company and DuPont Pharmaceuticals Company to be their exclusive third party electronic aggregator for purchases of scientific products in North America for a period of three years. Our revenues from these agreements have been immaterial to date.

   To date, our revenues have consisted primarily of banner advertising revenues from our Web sites and advertising revenue from the Source Book. Since the introduction of our marketplace, we have also recognized revenues from the sales of scientific products. We expect these sales to comprise a significant portion of our revenue in the future. We recognized revenues of $432,000 for the nine months ended September 30, 1999 from the sale of scientific products, which represented approximately 35% of our total revenues in this period.

   Our marketplace benefits scientists by reducing the time required to find, compare, purchase, trace and manage critical laboratory items. Our marketplace benefits purchasing professionals by reducing procurement costs by automating order processing, consolidating purchase orders and payments, reducing errors and providing more control and information to support enterprise purchasing policies. Our marketplace also serves as a more efficient sales channel that enables suppliers to expand their market reach and reduce customer acquisition and order processing costs.

   Based upon data from the Laboratory Products Association and Strategic Directions International, we estimate that the market for scientific products in 1999 will be approximately $11.8 billion in North America and $36.4 billion worldwide. The current scientific products market is characterized by:

  . complex, information-intensive products;

  . a highly fragmented supply chain; and

  . a heavy concentration of manual purchasing processes consisting of printed catalogs, paper requisitions and telephone and fax orders.

   As the demand for scientific products grows, the need for efficient procurement processes becomes more critical.

   Our objective is to be the leading global solution for buying and selling scientific products. We intend to achieve this objective through the following strategies:

  . leverage and build upon our current brand equity;

  . enhance customer loyalty to increase repeat purchases;

  . maintain the distributor-neutrality of our marketplace;

  . maximize the enterprise software compatibility of our solutions;

  . expand our portfolio of solutions; and

  . expand our sales and marketing efforts internationally.

   We have incorporated under the laws of the State of Delaware. Our headquarters is located at 5151 McCrimmon Parkway, Suite 208, Morrisville, NC 27560 and our telephone number is (919) 659-2100. Our Web site is located at www.sciquest.com. Information contained on our Web site is not part of this prospectus.

                                  The Offering

 Common stock offered......................... 7,200,000 shares

 Common stock outstanding after this offering. 25,548,699 shares

 Use of proceeds.............................. We intend to use the net proceeds from this offering to
                                               expand our sales and marketing
                                               efforts, enhance our technology,
                                               add to our online content and
                                               for general corporate purposes,
                                               including working capital needs.

 Proposed Nasdaq Stock Market symbol.......... SQST

   The share information is based on shares outstanding as of September 30, 1999. This information excludes:

  . 2,372,826 shares of common stock issuable upon exercise of options granted under our stock option plan, of which 1,577,953 shares are subject to outstanding options at a weighted average exercise price of $1.75 per share;

  . 3,724,307 shares of common stock issuable upon exercise of warrants to be issued upon consummation of this offering at an exercise price of $0.01 per share and up to 1,408,112 shares of common stock issuable upon exercise of additional warrants that may be issued upon consummation of this offering or afterwards at an exercise price of $0.01 per share;

  . 1,095,908 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.87 per share; and

  . 57,545 shares of series B preferred stock issuable upon exercise of outstanding warrants at an exercise price of $2.80 per share, which will convert upon the consummation of this offering into warrants to purchase 87,275 shares of our common stock at an exercise price of $1.85.

   Unless we indicate otherwise, all information in this prospectus:

  . reflects the reclassification of all outstanding shares of our class A common stock to shares of our common stock and the conversion of all outstanding shares of our class B common stock and all outstanding shares of our preferred stock into shares of common stock upon the effectiveness of this offering and the receipt of proceeds from the exercise of warrants to purchase 1,183,095 shares of our common stock at an exercise price of $0.01 per share, which may be issued to the holders of our series B and series D preferred stock;

  . assumes no exercise of the underwriters' over-allotment option; and

  . assumes the effectiveness of a 1.516643-for-one split of common stock prior to the effective date of this prospectus.

                             SUMMARY FINANCIAL DATA
                     (In thousands, except per share data)

   The following financial data is a summary of the more complete financial information provided in our financial statements appearing elsewhere in this prospectus.

   The amounts below exclude:

  . 2,372,826 shares of common stock issuable upon exercise of options granted under our stock option plan, of which 1,577,953 shares are subject to outstanding options as of September 30, 1999 at a weighted average exercise price of $1.75 per share;

  . 3,724,307 shares of common stock issuable upon exercise of warrants to be issued upon consummation of this offering at an exercise price of $0.01 per share to certain key suppliers and purchasers of scientific products; and up to 1,408,112 shares of common stock issuable upon exercise of additional warrants that may be issued upon consummation of this offering or afterwards at an exercise price of $0.01 per share to other key suppliers and purchasers of scientific products;

  . 1,095,908 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 1999 at a weighted average exercise price of $6.87 per share; and

  . 57,545 shares of series B preferred stock issuable upon exercise of outstanding warrants at an exercise price of $2.80 per share, which will convert upon consummation of this offering into 87,275 warrants to purchase shares of our common stock at an exercise price of $1.85 per share.

   The pro forma statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1998 reflect the acquisition of BioSupplyNet, Inc., which occurred on September 29, 1998, as if it had occurred on January 1, 1998. The pro forma net loss per common share reflects the conversion of our preferred stock into common stock and the exercise of warrants to purchase 1,183,095 shares of our common stock at an exercise price of $0.01 per share, which may be issued to the holders of our series B and series D preferred stock.

                                                                     Nine Months
                                     Years Ended                 Ended September 30,
                                    December 31,                     (unaudited)
                          ------------------------------------ --------------------------
                                                                          Pro
                                                    Pro Forma            Forma
                           1996    1997    1998       1998      1998     1998      1999
                                                   (unaudited)
Statement of Operations
 Data:
Revenues................  $  --   $  196  $   478    $ 1,098   $   308  $   928  $  1,244
Gross profit............     --      196      436        702       308      574       421
Operating loss..........    (536)   (658)  (4,356)    (4,427)   (2,077)  (2,148)  (16,060)
Net loss................    (545)   (690)  (4,222)    (4,140)   (2,065)  (1,983)  (15,141)
Net loss available to
 common stockholders....  $ (545) $ (690) $(4,550)   $(4,468)  $(2,177) $(2,095) $(61,788)
                          ======  ======  =======    =======   =======  =======  ========
Net loss per common
 share--basic and
 diluted................  $(0.16) $(0.20) $ (1.33)   $ (1.31)  $ (0.64) $ (0.61) $ (17.60)
Weighted average common
 shares outstanding.....   3,412   3,412    3,412      3,412     3,412    3,412     3,511
Pro forma net loss per
 common share--basic and
 diluted................                  $ (0.62)   $ (0.61)                    $  (1.08)
Pro forma weighted
 average common shares
 outstanding--basic and
 diluted................                    6,806      6,806                       13,976

   The following balance sheet data is presented:

  . on an unaudited actual basis;

  . on an unaudited pro forma basis to the reflect the reclassification of all outstanding shares of our class A common stock to shares of our common stock and the conversion of all outstanding shares of our class B common stock and all outstanding shares of our preferred stock into shares of our common stock and the receipt of proceeds from the exercise of warrants to purchase 1,183,095 shares of our common stock at an exercise price of $0.01 per share, which may be issued to the holders of our series B and series D preferred stock; and

  . on an unaudited pro forma as adjusted basis to reflect the reclassification of all outstanding shares of our class A common stock to shares of our common stock and the conversion of all outstanding shares of our class B common stock and all outstanding shares of our preferred stock into shares of common stock, the receipt of proceeds from the exercise of warrants to purchase 1,183,095 shares of our common stock at an exercise price of $0.01 per share, which may be issued to the holders of our series B and series D preferred stock, and our receipt of the estimated net proceeds from our sale of 7,200,000 shares of our common stock at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and offering expenses payable by us.

                                                      September 30, 1999
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
Balance Sheet Data:
Cash and cash equivalents...................... $  4,911   $ 4,923   $ 77,590
Working capital................................   14,950    14,962     87,629
Total assets...................................   34,761    34,773    107,440
Long term liabilities..........................    1,156     1,156      1,156
Mandatorily redeemable convertible preferred
 stock.........................................   92,664       --         --
Stockholders' equity (deficit).................  (62,838)   29,838    102,505

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and accompanying notes appearing elsewhere in this prospectus.

                         Risks Relating to Our Business

Since we have a limited operating history, forecasting future performance may be difficult.

   We commenced operations in 1995, first recognized revenues in 1997 and launched our interactive e-commerce Web site in April 1999. Accordingly, we have only a limited operating history on which to evaluate our business. As a result of our limited operating history, the emerging nature of the online scientific products market and the evolving nature of our business model, we may be unable to accurately forecast our revenues. We incur expenses based predominantly on operating plans and estimates of future revenues. Our expenses are to a large extent fixed. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Accordingly, a failure to meet our revenue projections will have an immediate and negative impact on profitability. In addition, we cannot be certain that our evolving business model will be successful, particularly in light of our limited operating history.

We have a history of losses and anticipate incurring losses in the future. We may not achieve profitability.

   We incurred net losses of $4.2 million for the year ended December 31, 1998 and $15.1 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $63.8 million. We expect to incur substantial operating losses and continued negative cash flow from operations for the foreseeable future. In fact, we expect these losses to increase significantly through at least December 31, 2000 because, as part of our strategy to achieve profitability, we intend to significantly increase our spending on items such as sales and marketing, content development, technology and operating infrastructure. If these expenses do not generate increased revenues, our earnings may be materially and adversely affected and anticipated net losses may be greater than expected. We may not be able to increase revenues sufficiently to achieve profitability.

Unless a broad range of purchasers and suppliers of scientific products adopt our e-commerce solution, we will not be successful.

   Our success will require, among other things, that our solutions gain broad market acceptance by our customers, suppliers, users and strategic partners. For example, purchasers may continue purchasing products through their existing methods and may not adopt a Web-based solution because of:

  . their comfort with current purchasing habits and direct supplier relationships;

  . the costs and resources required to switch purchasing methods;

  . the need for products not offered through Sciquest.com;

  . security and privacy concerns; or

  . general reticence about technology or the Internet.

If we do not successfully market the SciQuest.com brand, our business may suffer.

   We believe that establishing, maintaining and enhancing the SciQuest.com brand is critical in attracting and expanding traffic to our Web sites. There are a number of Web sites that offer competing services. Some of these sites already have well-established brands in either online services or the scientific products industry. As a result, it is critical that we establish and enhance the SciQuest.com brand. We believe that increased competition may make establishing our brand significantly more expensive. Promotion of our brand will depend largely on expanding our sales and marketing capabilities and providing a high-quality online experience. We intend to use a portion of the proceeds of this offering to expand our sales and marketing activities and further develop our online services. We cannot be certain that we will be successful in marketing the SciQuest.com brand. If we are unable to successfully promote our brand, or if we incur substantial expenses in attempting to do so, our revenues and earnings could be materially and adversely affected.

If we are unable to increase our transaction volume, our future revenues may suffer.

   We expect that a substantial portion of our future revenues will be generated by the products offered by us for sale through our e-commerce marketplace. Accordingly, our revenues will be highly dependent on the dollar volume of transactions conducted through our Web sites. Our profits depend upon the discount levels we are able to negotiate with our suppliers. To maintain revenue growth, we will need to increase the total dollar value of transactions conducted through our Web sites. In order to increase our transaction volume, we will need to:

  . generate higher and continuously increasing levels of traffic, from both new and repeat visitors, to our Web sites;

  . increase the percentage of visitors to our Web sites who purchase scientific products; and

  . increase the average transaction size.

Failure to do one or more of the foregoing could have a material adverse effect on our revenues.

Unless we negotiate favorable pricing terms with our suppliers, our profit margins will be adversely affected.

   Our profits depend upon the prices we are able to negotiate with our suppliers. We anticipate that the prices we negotiate with our suppliers will vary based on a number of factors such as:

  . size of supplier;

  . product portfolio;

  . relationship with key SciQuest.com customers;

  . degree to which products are critical to our customers;

  . extent to which transactions are conducted electronically; and

  . extent that costs are shared with us.

   Our profit margins may decline in the future, particularly as competition in the scientific products industry increases. A significant decline in profit margins without a corresponding increase in transaction volume would adversely affect our earnings.

If we cannot timely and accurately add supplier product data to our e-commerce database, we may lose sales and customers, which would adversely affect our revenues.

   Currently, we are responsible for loading supplier product information into our database and categorizing the information for search purposes. We currently have a backlog of varying amounts of product data from 148 companies to be loaded in our e-commerce marketplace. We anticipate that a majority of these products will be loaded into the e-commerce marketplace by the end of the first quarter of 2000. However, we continuously receive new product data to load. We will not derive revenue from these products until this data is loaded into our system. Timely loading of these products into our database depends upon a number of factors, including the file formats of the data provided to us by suppliers and our ability to further automate and expand our operations to accurately load this data into our product database, any of which could delay the actual loading of these products beyond the dates estimated by us.

   In addition, we are generally obligated under our supplier agreements to load updated product data into our database for access through our marketplace within a reasonable period of time following their delivery from the supplier. Our current supplier data backlog could make it difficult for us to meet these data update obligations to our suppliers. While we intend to further automate the loading and updating of supplier data on our system, we cannot assure you that we will be able to do so in a timely manner. Although we screen our suppliers' information before we make it available to our customers and users, we cannot guarantee that the product information available in our e-commerce marketplace will always be accurate, complete and current, or comply with governmental regulations. This could expose us to liability or result in decreased adoption and use of our Internet-based purchasing solution, which could reduce our revenues and therefore have a negative effect on our results of operations and financial condition.

Sales to larger customers may increase the length of our sales cycle and decrease our profit margins.

   Increasing sales to larger buyers is an important element of our business strategy. As we sell more sophisticated solutions to larger organizations, we expect the time from initial contact to final approval to increase. During this sales cycle, we may expend substantial funds and management resources without any corresponding revenue. If approval is delayed or does not occur, our financial condition and operating results for a particular period may be adversely affected. Approvals are subject to delays over which we have little or no control, including the following:

  . potential customers' internal approval processes;

  . implementation of systems integration solutions;

  . customers' concerns about implementing a new strategy and method of doing business; and

  . seasonal and other timing effects.

   Increased sales to larger accounts may result in lower or negative profit margins as larger customers typically have greater leverage in negotiating the price and other terms of business relationships. We also typically incur costs associated with customization of our systems with a sale to a large account. If we do not generate sufficient transaction volume to offset any lower margins or these increased costs, our operating results may be materially and adversely affected. Also, the time between billing and receipt of revenues is often longer when dealing with larger accounts due to increased administrative overhead.

If we are unable to list a broad range of products on commercially favorable terms, our marketplace will be less attractive to potential buyers.

   A number of factors could significantly reduce the number of products and product sources listed on our Web sites, including the following:

  . consolidation among suppliers; and

  . exclusive arrangements signed by suppliers with our competitors.

   If the number of products and product sources that are available for listing is reduced, the effectiveness of our Web sites and their attractiveness to potential buyers could be materially and adversely affected.

If we are unable to retain a critical mass of suppliers and customers, our ability to grow our business will be adversely affected.

   Our business model depends in large part on our ability to build a critical mass of products and suppliers. To attract and maintain suppliers we must build a critical mass of customers. However, customers must perceive value in our purchasing solution which, in large part, depends upon the breadth of the product offerings from our suppliers. Creating a network effect, where the value to buyers and suppliers alike increases as the number of participants increases, is a key component of our strategy. If we are unable to increase the number of suppliers and draw more customers to our Web sites, we will not be able to benefit from this network effect. As a result, the overall value of our purchasing solution would be harmed, which would negatively affect our revenues and earnings.

If suppliers terminate their agreements with us, our product offerings may suffer.

   Following an initial one-year term, many of our supplier agreements may be terminated by either party on 90 days' notice. After expiration of the initial term, our suppliers may terminate or seek to renegotiate their agreements. If a significant number of suppliers terminate their agreements with us, the range of products we can offer would be adversely affected. In addition, the ability of suppliers to terminate their agreements may result in negotiating new agreement terms that are less favorable to us, which could have a material adverse effect on our earnings.

We have relied and continue to rely on a limited number of large customers for a significant portion of our revenues. Losing one or more of these customers may adversely affect our revenues.

   We expect that for the foreseeable future we will generate a significant portion of our revenues from a limited number of large customers. Further, our large customers are not obligated to use our purchasing solution exclusively or for any minimum number of transactions or dollar amounts. In addition, our contracts with our customers are for limited terms and our customers may discontinue use of our system at any time upon short notice and without penalty. If we lose any of our large customers or if we are unable to add new large customers, our revenues will not increase as expected. In addition, our reputation and brand name would be harmed. For the nine months ended September 30, 1999, one customer, PPD Development, Inc., accounted for twelve percent of revenues.

Since we rely on third-party suppliers and carriers to fulfill orders for our customers, we have limited control over the timing and accuracy of order fulfillment. As a result, we may not be able to guarantee customer satisfaction.

   We do not carry inventory or directly supply products. As a result, we rely on our suppliers and carriers for rapid order fulfillment and other customer service functions to ensure buyer satisfaction. If our suppliers do not provide high quality customer service, our business reputation and customer satisfaction could be materially and adversely affected. Most of our supplier arrangements do not guarantee the availability of merchandise, establish guaranteed prices or require continuity of pricing practices. As a result, we have little or no control over the fulfillment of buyers' orders. In order to be successful, we must maintain relationships with suppliers that will produce, stock and deliver high quality products to buyers through our Web sites.

   We rely on third-party carriers to ensure accurate and timely delivery of products to buyers. Although suppliers are responsible for product shipment, we designate the carrier and are responsible for carrier charges. We cannot be certain that our carriers will consistently provide high quality performance. If our carriers fail to deliver products accurately and on a timely basis, our reputation and business could be materially and adversely affected.

If our Web sites and transaction processing systems are not able to adequately service increasing traffic levels, our ability to satisfy our customers and maintain revenue growth may suffer.

   Our success depends in large part on the number of buyers who use our Web sites to purchase scientific supplies and products. Accordingly, our Web sites, transaction-processing systems and network infrastructure must be able to service increasing traffic levels while maintaining adequate buyer service levels. Any system interruptions or delays in our transaction system would reduce the volume of sales and the attractiveness of our service offerings, which could have a material adverse effect on our customer satisfaction and our ability to maintain revenue growth. We have experienced infrequent system interruptions in the past during implementation of system upgrades. These interruptions could continue to occur from time to time and could have a material adverse effect on our service offerings. Substantial increases in the volume of traffic on our Web sites or the number of purchases made by buyers will require expansion and upgrades of our technology, transaction-processing systems and network infrastructure. We cannot be certain that our transaction-processing systems and network infrastructure will be able to accommodate traffic in the future.

If we are not able to successfully integrate our systems with the internal systems of our key suppliers and buyers, our operating costs and relationships with our suppliers and buyers will be adversely affected.

   A key component of all services is the efficiencies created for suppliers and buyers through our online systems. In order to create these efficiencies, it will often be necessary that our systems integrate with each major supplier's and buyer's internal systems, such as inventory, customer service, technical service, freight programs and financial systems. In addition, there is little uniformity in the systems used by our suppliers and buyers. The integration with our suppliers' systems also involves the downloading of a significant amount of data, which increases the resources needed to execute the integration. If these systems are not successfully integrated, our operating costs and relationships with our suppliers and buyers would be adversely affected, which could have a material adverse effect on our financial condition and results of operations.

Our computer and telecommunications systems are in a single location, which makes them more vulnerable to damage or interruption.

   Substantially all of our computer and telecommunications systems are located in the same geographic area. These systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. While we have business interruption insurance, this coverage may not adequately compensate us for lost business. Although we have implemented network security measures, our systems, like all systems, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to accept and confirm buyer purchases. Any of these occurrences could have a material adverse effect on our revenues.

If our exclusive sales representative does not perform adequately, our advertising revenues could be adversely affected.

   To date, a majority of our revenues has come from the sale of print and online advertising to our suppliers, although we expect advertising revenue as a percentage of total revenue to decrease significantly in the future. Cahners Business Information is the exclusive sales representative for online advertising on our Web sites and for print advertising in our Source Book. Accordingly, our advertising revenues are highly dependent on the success of Cahners' efforts. We cannot assure you that Cahners will be successful in selling advertising for us.

We bear the risk of credit sales on SciQuest.com, which could put a significant strain on our liquidity and capital resources.

   Our supplier agreements generally require us to pay the supplier for any orders processed through our Web sites as we usually take title to these products at the time of shipment. Accordingly, if a buyer fails to pay for the products it purchased, we would be obligated to pay the supplier. Thus, we bear the risk of collection. We also may be required to refund payments to buyers for products returned to the supplier. Slow payment by buyers for products purchased would negatively impact our cash flows. As our transaction volume and average transaction size grow, these risks will increase. We generally do not process an order from a buyer without a credit card or other payment confirmation although we do extend credit terms to certain qualified buyers. However, we cannot be certain that our credit confirmation practices will be effective to protect us against these payment obligations. If a significant number of buyers default on their payment obligations, or suppliers fail to refund payments to us for products returned by our buyers, or buyers do not pay their obligations to us on time, we could incur significant and immediate cash payment obligations or suffer significant cash flow constraints. These obligations could put a significant strain on our liquidity and capital resources, which could prevent us from using our working capital to further expand our business or require us to obtain additional financing.

If we are not able to effectively manage our growth, our business may suffer.

   We are rapidly expanding our operations. In particular, we have significantly expanded our operations and sales, marketing and technology staffs. We have also expanded our management and administration to support this growth. We expect this expansion to continue at an accelerated rate. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. For example, we may be unable to increase the scale of our operations (including order fulfillment, customer service, transaction processing and other "back office" operations) to account for the increase in transaction volume that our supplier and buyer growth creates. If we are unable to manage the growth of our business effectively, our earnings could be materially and adversely affected.

   Many of our employees have only recently joined us. Additionally, several of our key executives have been employed by us for one year or less. If our employees do not work well together or some of our employees do not succeed in their designated roles, our financial condition and results of operations could be materially adversely affected. We cannot be certain that our management, operational and financial resources will be adequate to support our future operations.

If we fail to attract and retain key employees, our business may suffer.

   A key factor of our success will be the continued services and performance of our executive officers and other key personnel. If we lose the services of any of our executive officers, our financial condition and results of operations could be materially and adversely affected. We do not have long-term employment agreements with any of our key personnel. Our success also depends upon our ability to identify, hire and retain other highly skilled technical, managerial, editorial, marketing and customer service professionals. Competition for this personnel is intense. In particular, it is important that we hire additional customer service personnel in order to maintain high quality service and maintain buyer and supplier loyalty. We cannot be certain of our ability to identify, hire and retain sufficiently qualified personnel. For example, we may encounter difficulties in attracting a sufficient number of qualified software developers and operations personnel for our online services and transaction-processing systems. Failure to identify, hire and retain necessary technical, managerial, editorial, merchandising, marketing and buyer service personnel could have a material adverse effect on our financial condition and results of operations.

If we are unable to adapt our services to rapid technological change in online commerce, our revenues and profits could be adversely affected.

   The Internet and the online commerce industry undergo rapid changes in technology, products and services, user profiles and operating standards. These changes could render our Web sites and proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our online services, particularly in response to our competition. Our success will depend, in part, on our ability to:

  . enhance our existing services;

  . develop new services and technology that address the increasingly sophisticated and varied needs of our target markets; and

  . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

   We cannot be certain of our success in accomplishing the foregoing. If we are unable, for technical, legal, financial or other reasons, to adapt to changing market conditions or buyer requirements, our market share could be materially adversely affected.

We may become exposed to product liability claims, which could result in substantial costs and liability.

   The sale of scientific products involves the risk of product liability claims. We face potential liability for claims based on the type and adequacy of the information and data that suppliers publish on our Web sites as well as the nature of the products that are sold through our Web sites, including claims for breach of warranty, product liability, misrepresentation, violation of governmental regulations and other commercial claims. Although we maintain general liability insurance and product liability insurance, our insurance may not cover some claims and may not be adequate to fully indemnify us for liabilities that may be imposed. A product liability claim against us, if successful, could result in a significant liability that would have a material adverse effect on our liquidity and capital resources. In addition, even the successful defense of a product liability claim could result in substantial costs and diversion of our management's efforts.

If we are not able to offer new services, we may not be able to maintain revenue growth.

   We plan to introduce new and expanded services and to expand our third-party relationships in order to attract more buyers and suppliers to our Web sites and increase transaction volume. We cannot be certain that we will be able to offer these services in a cost-effective or timely manner. Any new services that are not favorably received by buyers or suppliers could damage our reputation or brand name. Expansion of our services will require us to develop a significant amount of time and money and may strain our management, financial and operating resources. The failure to generate profits from our expanded services could have a material adverse effect on our earnings.

The content of our Web sites may expose us to various claims, which could result in substantial costs and liabilities.

   Our Web sites contain information concerning the products offered by suppliers, including product descriptions, specifications and pricing. This information is provided by suppliers, and we generally do not independently verify this information. As a result, we could potentially face liability for fraud, negligence, copyright, patent or trademark infringement and other claims based on the information contained on our Web sites. A successful claim could subject us to significant liability that would have a material adverse effect on our liquidity and capital resources. In addition, even the successful defense of a claim could result in substantial costs and division of our management's efforts and damage to our brand perception by our customers.

If we are unable to protect our intellectual property rights, our business could be adversely affected.

   Our software technology is not patented and existing copyright laws offer only limited practical protection. We cannot guarantee that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Also, these protections do not prevent independent third-party development of competitive products or services. Failure to protect against the misappropriation of our intellectual property could have a material adverse effect on our business operations.

We are dependent on proprietary technology licensed from third parties, the loss of which could be costly.

   We license a portion of the content for our online services from third parties. Additionally, we intend to license a significant portion of our transaction fulfillment systems from third parties. These third-party content licenses may not be available to us on favorable terms, or at all, in the future. In addition, we must be able to successfully integrate this content in a timely and cost-effective manner to create an effective finished product.

If we fail to obtain necessary content on favorable terms or are unable to successfully integrate this content or if we are unable to continue to license our order fulfillment transaction systems on favorable terms, it could have a material adverse effect on our business operations.

Our products, trademarks and other proprietary rights may infringe on the proprietary rights of third parties, which may expose us to litigation.

   While we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, we cannot provide any guarantees about the third party products that are sold on our Web site or guarantee that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. If the third party products sold on our Web site infringe the proprietary rights of third parties, we may be deemed to infringe those rights by selling such products. Even the successful defense of an infringement claim could result in substantial costs and diversion of our management's efforts.

The failure to integrate successfully other businesses that we acquire could adversely affect our business.

   In September 1998, we acquired BioSupplyNet, Inc. in a stock acquisition. In July 1999, we acquired Internet Auctioneers International, Inc. in a stock acquisition. While we have no current agreements or binding commitments regarding any potential acquisitions, an element of our strategy is to broaden the scope and content of our products and services through the acquisition of existing products, technologies, services and businesses. Acquisitions entail numerous risks, including:

  . the integration of new operations, products, services and personnel;

  . the diversion of resources from our existing businesses, sites and technologies;

  . the inability to generate revenues from new products and services sufficient to offset associated acquisition costs;

  . the maintenance of uniform standards, controls, procedures and policies;

  . accounting effects that may adversely affect our financial results;

  . the impairment of employee and customer relations as a result of any integration of new management personnel;

  . dilution to existing stockholders from the issuance of equity securities;
    and

   .liabilities or other problems associated with an acquired business,

   Any problems we encounter in connection with our acquisitions could have a material adverse effect on our business.

Our planned international expansion will require significant financial resources and management attention and could have a negative effect on our earnings.

   We intend to invest resources and capital to expand internationally. As a result, we may need to establish international operations, hire additional personnel and establish relationships with additional suppliers and customers. This expansion will require significant financial resources and management attention and could have a negative effect on our earnings. We cannot assure you that we will be successful in creating international demand for our e-commerce solutions and services. In addition, our international business may be subject to a variety of risks, including, among other things, increased costs associated with maintaining international marketing efforts, applicable government regulation, fluctuations in foreign currency, difficulties in collecting international accounts receivable and the enforcement of intellectual property rights. We cannot assure you that these factors will not have an adverse effect on future international sales and earnings. In addition, we are currently contemplating registering our trademarks in other countries. We cannot assure you that we will be able to do so.

We rely on our suppliers and carriers in complying with government regulations regarding the sale and distribution of regulated products, and their failure to so comply could result in substantial civil and criminal liability.

   Many of the products offered through our Web sites are subject to direct regulation by governmental agencies, which includes numerous laws and regulations generally applicable to the chemical, pharmaceutical, controlled substances, human and biological reagents, nuclear chemical businesses, and environmental spills. Because of our presence in the distribution chain, we may be subject to significant liability for violations of these regulations regardless of our actual involvement in a violation. We could be fined or exposed to civil or criminal liability, including monetary fines and injunctions for any violations. We have historically relied, and will in the future rely, upon our suppliers to meet all packaging, distribution, labeling, hazard and health information notices to purchasers, record keeping and licensing requirements applicable to transactions conducted through our system. In addition, we rely upon our carriers to comply with regulations regarding the shipment of hazardous materials sold through our system. We cannot assure you that our suppliers and carriers will comply with all applicable government regulations.

Potential year 2000 problems could adversely affect our business.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These systems cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000.

   Our internally developed software has been designed to accept only four digit entries in order to resolve year 2000 ambiguities. However, we also utilize third-party equipment and software that may not be year 2000 compliant. We cannot guarantee that the systems of our suppliers or service providers will be year 2000 compliant. The failure of such parties to correct year 2000 problems could substantially disrupt our business and may have a material adverse effect on our financial condition and results of operations.

   In addition, the computer systems necessary to maintain the viability of the Internet or any of the Web sites that direct buyers to our Web sites may not be year 2000 compliant. The computers of potential buyers also may not be year 2000 compliant, thus preventing such buyers from accessing and making purchases through our Web sites. To the extent that major buyers experience such year 2000 difficulties, our business could be materially adversely affected.

   Finally, we are dependent upon third-party carriers and suppliers to efficiently ship and fulfill orders from buyers. We cannot be certain that these carriers or suppliers will be year 2000 compliant. Failure of these carriers or suppliers to correct any year 2000 problems could disrupt our ability to distribute purchased products, which could have a material adverse effect on our revenues.

   Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" for a more complete discussion of year 2000 related issues.

                         Risks Relating To Our Industry

Our future revenue growth would be adversely affected by a reduction in spending in the scientific products industry.

   We derive substantially all of our revenue from the scientific products industry. We expect our future growth to depend on spending levels in this industry. Any reduction in spending in the scientific products industry would have a material adverse effect on our revenues.

Unless Web-based purchasing achieves widespread acceptance, we will have difficulty achieving revenue growth.

   Use of the Internet to purchase products, particularly in the scientific products market, is at an early stage of development. Convincing buyers to purchase scientific products online may be particularly difficult as such buyers have traditionally relied on distributors of scientific products and mail order catalogs to purchase their scientific products. If the use of e-commerce services does not grow in the future, our Web site traffic and resulting revenue could be materially and adversely affected.

   The continued growth of e-commerce services is dependent upon a number of factors that are beyond our control, including the following:

  . continued growth in the number of buyers who use e-commerce services;

  . continued development of transaction security technology;

  . continued development of e-commerce technology;

  . continued development and successful implementation of enterprise software solutions;

  . emergence of standard and common nomenclature and methodology for e-commerce; and

  . development of complementary services and products.

The online scientific products market is highly competitive, which makes achieving market share and profitability more difficult.

   The online scientific products market is new, rapidly evolving and intensely competitive. Our primary competition includes e-commerce providers, online scientific communities and suppliers' e-commerce initiatives.

   Competition is likely to intensify as this market matures. As competitive conditions intensify, competitors may:

  . enter into strategic or commercial relationships with larger, more established and well-financed companies;

  . secure services and products from suppliers on more favorable terms;

  . devote greater resources to marketing and promotional campaigns;

  . secure exclusive deals with buyers that impede our sales; and

  . devote substantially more resources to Web site and systems development.

   In addition, new technologies and the expansion of existing technologies may increase competitive pressures. As a result of increased competition, we may experience reduced operating margins, as well as loss of market share and brand recognition. We may not be able to compete successfully against current and future competitors. These competitive pressures could have a material adverse effect on our revenue growth and earnings.

Online commerce and database security concerns could adversely affect traffic on our Web site and our revenues.

   The secure transmission of confidential information over public networks is a fundamental requirement for online commerce. Concerns over the security of transactions and commercial online services and other privacy issues may also inhibit the growth of the Internet and the online commerce industry. We license encryption and authentication technology for the transmission of confidential information, such as buyer credit card numbers, through our online system. In addition, we maintain an extensive confidential database of buyer profiles and transaction information. Technological advances, including new discoveries in the field of cryptography, could result in a compromise or breach of our security systems. Security breaches could have a material adverse effect on our reputation, financial condition and results of operations. An intruder who breaches our security measures could misappropriate proprietary information or cause interruptions in our operations. We could be required to spend a significant amount of time and money to protect against security breaches or to alleviate problems caused by such breaches. Security breaches could also expose us to a risk of loss or litigation and possible liability. We cannot be certain that our security measures will prevent security breaches.

Additional regulation of online commerce could adversely affect demand for our products and services.

   There are currently few laws and regulations directly applicable to the Internet and e-commerce services. However, we expect that additional regulation may be adopted covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. In addition, the growth and development of e-commerce may prompt calls for more stringent buyer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services. Additional regulation could also increase our cost of doing business.

The application of sales and other taxes to online commerce could adversely affect demand for our products and services and are administratively burdensome.

   The application of sales and other taxes by state and local governments to online commerce is uncertain and may take years to resolve. In particular, a number of states are currently reviewing the appropriate tax treatment of online commerce, and new state tax regulations may subject us and/or the suppliers and buyers that use our Web sites to additional state sales and income taxes. The imposition of additional sales taxes on transactions conducted through our Web sites could make this service less valuable to buyers and adversely impact transaction volume. The imposition of any such taxes or other regulations could have a material adverse effect on our revenues and earnings. In addition, the collection and payment of such taxes may cause us to incur significant administrative effort and expense. Our failure to properly collect and pay such taxes in any jurisdiction could subject us to penalties that could adversely affect our earnings.

                         Risks Relating To Our Offering

Investors will incur immediate dilution and may experience further dilution.

   The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of the common stock from the price you pay for common stock. We also have a large number of options and warrants to purchase the common stock with exercise prices significantly below the estimated initial public offering price of our common stock. To the extent these options and warrants are exercised, there will be further substantial dilution. See "Dilution."

We may be required to issue additional warrants in connection with the conversion of our series B and series D preferred stock, which would result in additional dilution to investors.

   The terms of our series B and series D preferred stock provide that these shares will convert automatically into shares of our common stock upon consummation of this offering only if the initial public offering price is at least $12.20 per share. Otherwise, the holders of 70% of the series B preferred stock and two-thirds of the series D preferred stock must approve an amendment to these terms to permit such conversion. Holders of a sufficient number of these shares have indicated that they will not approve the conversion at an initial public offering price of less than $12.20 per share unless we issue to them additional warrants to acquire shares of common stock at an exercise price of $0.01 per share. We would expect the number of warrants so issued to be the amount necessary to compensate these holders for the difference in the value of their shares at the actual initial public offering price and the value of their shares if the initial public offering price were $12.20. For example, if the initial public offering price is $11.00 per share, we would expect to issue warrants to acquire 1,183,095 shares. The issuance of these warrants would result in additional dilution to purchasers in this offering.

Significant fluctuation in the market price of our common stock could result in securities class action claims against us.

   Significant price and value fluctuations have occurred with respect to the securities of Internet-related companies. Our common stock price is likely to be volatile in the future. In the past, following periods of downward volatility in the market price of a company's securities, class action litigation has often been pursued against such companies. If similar litigation were pursued against us, it could result in substantial costs and a diversion of our management's attention and resources.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this prospectus contain forward-looking information. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. They include statements concerning:

  . our business strategy;

  . liquidity and capital expenditures;

  . our use of the proceeds of the offering;

  . future sources and nature of revenues;

  . future expenses and investments;

  . future profitability;

  . expansion of our products and services;

  . sales trends;

  . trends in Internet activity generally;

  . year 2000 preparations;

  . trends in government regulation; and

  . payment of dividends.

   You can identify these statements by forward-looking words such as "expect," "anticipate," "believe," "goal," "plan," "intend," "estimate," "predict," "potential," "continue," "may," "will," and "should" or similar words. You should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the section entitled "Risk Factors," that could cause the actual results to differ materially from those suggested by the forward-looking statements.

                                USE OF PROCEEDS

   We estimate the net proceeds to us from this offering, after deducting the underwriting discounts and offering expenses payable by us, will be approximately $72,666,000, or $83,714,400 if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $11.00 per share.

   As of the date of this prospectus, we have not made any specific plans with respect to the proceeds of this offering. Therefore, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. We intend to use the net proceeds from this offering to expand our sales and marketing efforts, enhance our technology and add to our online content and for general corporate purposes, including working capital needs. We also may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses or technologies, although we have no present commitments or agreements with respect to any material acquisition or investment. Pending the application of the proceeds towards one of the above uses, we intend to invest the net offering proceeds in short-term, interest-bearing, investment-grade securities.

   The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate future access to the public capital markets and to increase our visibility in the marketplace.

   The description above represents our present intentions based upon present plans and business conditions. They may vary significantly and are subject to change at our discretion depending upon certain factors, including economic or industry conditions, changes in the competitive environment and strategic opportunities that may arise.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock and we do not anticipate declaring or paying any cash dividends for the foreseeable future. We currently expect to retain all earnings, if any, for investment in our business.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999. Our capitalization is presented:

  . on an actual basis after giving effect to the 1.516643-for-one common stock split;

  . on an unaudited pro forma basis to reflect the reclassification of all outstanding shares of our class A common stock to shares of our common stock and the conversion of all outstanding shares of our class B common stock and all outstanding shares of our preferred stock into shares of our common stock and the receipt of proceeds from the exercise of warrants to purchase 1,183,095 shares of our common stock at an exercise price of $0.01 per share, which may be issued to the holders of our series B and series D preferred stock; and

  . on an unaudited pro forma as adjusted basis to reflect the reclassification of all outstanding shares of our class A common stock to shares of our common stock and the conversion of all outstanding shares of our class B common stock and all outstanding shares of our preferred stock into shares of our common stock, the receipt of proceeds from the exercise of warrants to purchase 1,183,095 shares of our common stock at an exercise price of $0.01 per share, which may be issued to the holders of our series B and series D preferred stock, and our receipt of the estimated net proceeds from our sale of 7,200,000 shares of common stock at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and offering expenses payable by us.

                                                  As of September 30, 1999
                                              ----------------------------------
                                                                      Pro Forma
                                               Actual      Pro Forma As Adjusted
                                                       (In Thousands)
Debt and capital lease obligations, long-
 term portion...............................  $  1,035    $  1,035    $  1,035
Mandatorily redeemable convertible preferred
 stock, $0.001 par value, 7,147,900 shares
 authorized actual; no shares authorized pro
 forma or pro forma as adjusted:
 Series B--3,835,180 shares designated;
  3,777,626 issued and outstanding actual;
  no shares designated, issued or
  outstanding pro forma or pro forma as
  adjusted..................................    56,098          --          --
 Series D--3,312,720 shares designated;
  3,312,720 issued and outstanding actual;
  no shares designated, issued or
  outstanding pro forma or pro forma as
  adjusted..................................    36,566          --          --
                                              --------    --------    --------
   Total mandatorily redeemable convertible
    preferred stock.........................    92,664          --          --
Stockholders' deficit:
 Series A convertible preferred stock,
  $0.001 par value, 769,231 shares
  designated; 769,221 shares issued and
  outstanding actual; no shares designated,
  issued or outstanding pro forma or pro
  forma as adjusted.........................       683          --          --
 Series C convertible preferred stock,
  $0.001 par value, 700,000 shares
  designated; 635,813 shares issued and
  outstanding actual; no shares designated,
  issued or outstanding pro forma or pro
  forma as adjusted.........................     1,774          --          --
 Series E convertible preferred stock,
  $0.001 par value, 126,500 shares
  designated; 114,995 shares issued and
  outstanding actual; no shares designated,
  issued or outstanding pro forma or pro
  forma as adjusted.........................     1,256          --          --
 Preferred stock, undesignated, $0.001 par
  value, 10,000,000 shares authorized; no
  shares issued or outstanding actual; no
  shares authorized, issued or outstanding
  pro forma or pro forma as adjusted........
 Common stock, $0.001 par value; 90,000,000
  shares authorized; 3,727,548 shares
  issued and outstanding actual; 18,348,699
  shares issued and outstanding pro forma;
  25,548,699 shares issued and outstanding
  pro forma as adjusted.....................         4          18          25
 Class B common stock, $0.001 par value,
  250,020 shares authorized, issued and
  outstanding actual; no shares issued or
  outstanding pro forma or pro forma
  adjusted..................................       100          --          --
 Additional paid-in capital.................        --      96,475     169,135
 Deferred compensation......................    (2,842)     (2,842)     (2,842)
 Accumulated deficit........................   (63,813)    (63,813)    (63,813)
                                              --------    --------    --------
   Total stockholders' equity (deficit).....   (62,838)     29,838     102,505
                                              --------    --------    --------
     Total capitalization...................  $ 30,861    $ 30,873    $103,540
                                              ========    ========    ========

                                    DILUTION

   As of September 30, 1999, our pro forma net tangible book value was approximately $28.1 million, or $1.53 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of our class B common stock and all outstanding shares of our preferred stock into common stock and the exercise of warrants to purchase 1,183,095 shares of our common stock which may be issued to the holders of our series B and series D preferred stock. After giving effect to our sale of 7,200,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds from this sale, our pro forma as adjusted net tangible book value at September 30, 1999 would have been approximately $100.8 million, or $3.94 per share of common stock. This represents an immediate increase in such pro forma as adjusted net tangible book value of $2.41 per share to existing stockholders and an immediate decrease in pro forma as adjusted net tangible book value of $7.06 per share to new investors. The following table illustrates this per share dilution to new investors:

   Assumed initial public offering price per share (weighted
    average)......................................................       $11.00
                                                                         ------
     Pro forma net tangible book value per share at September 30,
      1999........................................................ $1.53
     Increase attributable to new investors ......................  2.41
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    this offering.................................................         3.94
                                                                         ------
   Dilution per share to new investors in this offering...........       $ 7.06
                                                                         ======

   The following table summarizes, as of September 30, 1999, differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price paid per share.

                            Shares Purchased  Total Consideration
                           or to be Purchased  Paid or to be Paid
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
Existing stockholders..... 18,348,699   71.8% $ 48,887,767   38.1%    $ 2.66
New investors.............  7,200,000   28.2    79,200,000   61.9      11.00
                           ----------  -----  ------------  -----     ------
  Total................... 25,548,699  100.0% $128,087,767  100.0%    $ 5.01
                           ==========  =====  ============  =====     ======

   The discussion and table assumes no exercise of options outstanding under our stock option plan and no exercise of warrants that will remain outstanding after this offering. As of September 30, 1999, there were 2,372,826 shares of common stock reserved for issuance upon exercise of options granted under our stock option plan, of which options to purchase 1,577,953 shares were outstanding as of September 30, 1999 at exercise prices ranging from $0.002 to $7.58 per share and a weighted average exercise price of $1.75 per share. There were also 1,095,908 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 1999 at a weighted average exercise price of $6.87 per share. In addition, there were 57,545 warrants outstanding for purchase of our series B preferred stock at an exercise price of $2.80 per share, which will convert upon consummation of this offering into 87,275 warrants to purchase our common stock at an exercise price of $1.85 per share. The exercise of these options and warrants will have the effect of increasing the net tangible book value dilution of new investors in this offering. In addition, we have agreed to issue upon consummation of this offering warrants to acquire up to 3,724,307 shares of common stock at an exercise price of $0.01 per share to certain key suppliers and purchasers of scientific products and may in the future issue warrants to acquire up to an additional 1,408,112 shares of common stock at an exercise price of $0.01 per share to other key suppliers and purchasers of scientific products. Assuming that all outstanding options and warrants discussed above are exercised, the dilution to new investors upon completion of this offering would be approximately $7.53 per share and shares held by new investors would comprise approximately 22.5% of outstanding shares.

   Assuming full exercise of the underwriters' over-allotment option, the percentage of shares held by existing stockholders would be 68.9% of the total number of shares of common stock to be outstanding after the offering, and the number of shares held by new stockholders would be increased to 8,280,000 shares, or 31.1% of the total number of shares of common stock to be outstanding after this offering.

           UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA

   The unaudited pro forma combined statements of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1998 combine the historical statements of operations of SciQuest.com and BioSupplyNet as if the acquisition of BioSupplyNet, which occurred on September 29, 1998, had been completed on January 1, 1998. The total cost of the acquisition was approximately $2.0 million and has been accounted for using the purchase method of accounting. The unaudited pro forma statement of operations and the accompanying notes should be read in conjunction with the historical financial statements (including the related notes) of SciQuest.com and BioSupplyNet, and Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this prospectus.

   The pro forma adjustments reflecting the consummation of the acquisition are based on the purchase method of accounting, available financial information and certain estimates and assumptions set forth in the notes to the unaudited pro forma statements of operations data. The unaudited pro forma statements of operations data reflects SciQuest.com's best estimates; however, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses of SciQuest.com and BioSupplyNet.

   The unaudited pro forma financial data for the year ended December 31, 1998 and the nine months ended September 30, 1998, do not purport to represent what the actual results of the combined businesses would have been if the acquisition of BioSupplyNet had occurred on January 1, 1998, nor does this information purport to project our results for any future period.

                                          Year Ended December 31, 1998
                          ------------------------------------------------------------------
                                                                   Pro Forma      Pro Forma
                          SciQuest.com  BioSupplyNet  Combined    Adjustments     Combined
                           (audited)    (unaudited)  (unaudited)  (unaudited)    (unaudited)
Revenues................  $   477,818    $ 620,359   $ 1,098,177   $     --      $ 1,098,177
Cost of revenues........      (41,880)    (354,361)     (396,241)        --         (396,241)
                          -----------    ---------   -----------   ---------     -----------
  Gross profit..........      435,938      265,998       701,936         --          701,936
                          -----------    ---------   -----------   ---------     -----------
Product development.....    1,191,135      132,840     1,323,975     121,383 (a)   1,445,358
Sales and marketing.....    1,706,033      370,601     2,076,634                   2,076,634
General and
 administrative.........    1,104,010      120,261     1,224,271     382,801 (a)   1,607,072
Purchased in process
 research and
 development............      791,102          --        791,102    (791,102)(b)         --
                          -----------    ---------   -----------   ---------     -----------
    Total operating
     expenses...........    4,792,280      623,702     5,415,982    (286,918)      5,129,064
                          -----------    ---------   -----------   ---------     -----------
Operating loss..........   (4,356,342)    (357,704)   (4,714,046)    286,918      (4,427,128)
Interest income.........      110,565        1,608       112,173         --          112,173
Interest expense........      (30,524)     (12,997)      (43,521)        --          (43,521)
                          -----------    ---------   -----------   ---------     -----------
Loss before income
 taxes..................   (4,276,301)    (369,093)   (4,645,394)    286,918      (4,358,476)
Income tax benefit......       54,695          --         54,695     164,085 (c)     218,780
                          -----------    ---------   -----------   ---------     -----------
Net loss................   (4,221,606)    (369,093)   (4,590,699)    451,003      (4,139,696)
Accretion on mandatorily
 redeemable convertible
 preferred stock........      328,723          --        328,723         --          328,723
                          -----------    ---------   -----------   ---------     -----------
Net loss available to
 common stockholders....  $(4,550,329)   $(369,093)  $(4,919,422)  $ 451,003     $(4,468,419)
                          ===========    =========   ===========   =========     ===========
Net loss per common
 share..................                                                         $     (1.31)
Weighted average common
 shares outstanding.....                                                           3,412,447

                                      Nine Months Ended September 30, 1998
                          ------------------------------------------------------------------
                                                                   Pro Forma      Pro Forma
                          SciQuest.com  BioSupplyNet  Combined    Adjustments     Combined
                          (unaudited)   (unaudited)  (unaudited)  (unaudited)    (unaudited)
Revenues................  $   308,365    $ 620,359   $   928,724   $    --       $   928,724
Cost of revenues........          --      (354,361)     (354,361)       --          (354,361)
                          -----------    ---------   -----------   --------      -----------
  Gross profit..........      308,365      265,998       574,363        --           574,363
                          -----------    ---------   -----------   --------      -----------
Product development.....      389,901      132,840       522,741    121,383 (d)      644,124
Sales and marketing.....      828,294      370,601     1,198,895        --         1,198,895
General and
 administrative.........      375,793      120,261       496,054    382,801 (d)      878,855
Purchased in-process
 research and
 development............      791,102          --        791,102   (791,102)(b)          --
                          -----------    ---------   -----------   --------      -----------
    Total operating
     expenses...........    2,385,090      623,702     3,008,792   (286,918)       2,721,874
                          -----------    ---------   -----------   --------      -----------
Operating loss..........   (2,076,725)    (357,704)   (2,434,429)   286,918       (2,147,511)
Interest income.........       34,259        1,608        35,867        --            35,867
Interest expense........      (22,638)     (12,997)      (35,635)       --           (35,635)
                          -----------    ---------   -----------   --------      -----------
Loss before income
 taxes..................   (2,065,104)    (369,093)   (2,434,197)   286,918       (2,147,279)
Income tax benefit......          --           --            --     164,085 (e)      164,085
                          -----------    ---------   -----------   --------      -----------
Net loss................   (2,065,104)    (369,093)   (2,434,197)   451,003       (1,983,194)
Accretion on mandatorily
 redeemable convertible
 preferred stock........      112,155          --        112,155        --           112,155
                          -----------    ---------   -----------   --------      -----------
Net loss available to
 common stockholders....  $(2,177,259)   $(369,093)  $(2,546,352)  $451,003      $(2,095,349)
                          ===========    =========   ===========   ========      ===========
Net loss per common
 share..................  $     (0.64)                                            $    (0.61)
Weighted average common
 shares outstanding.....    3,412,447                                              3,412,447

Notes to the Unaudited Pro Forma Statements of Operations Data

   The following pro forma adjustments were made to our consolidated statements operations to arrive at our unaudited pro forma statements of operations data:

  (a) We recorded additional amortization of intangible assets and goodwill related to the acquisition of BioSupplyNet for all twelve months of 1998.

  (b) We eliminated the charge to operations related to the portion of the purchase price of BioSupplyNet allocated to in-process research and development.

  (c) We recorded a deferred tax benefit related to reduction in deferred tax liabilities resulting from the increased amortization of the intangible assets and goodwill recorded with the acquisition of BioSupplyNet for all twelve months of 1998.

  (d) We recorded amortization of intangible assets and goodwill related to the acquisition of BioSupplyNet for the period from January 1, 1998 to September 30, 1998.

  (e) We recorded a deferred tax benefit related to reduction in deferred tax liabilities resulting from the increased amortization of the intangible assets and goodwill recorded with the acquisition of BioSupplyNet during the period from January 1, 1998 to September 30, 1998.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

   Our selected financial data set forth below should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998 are derived from, and are qualified by reference to, our financial statements, which have been audited by PricewaterhouseCoopers LLP. The balance sheet data as of December 31, 1996 is derived from an audited balance sheet not included in this prospectus. The acquisition of BioSupplyNet has been accounted for using the purchase method of accounting. Accordingly, the actual consolidated statement of operations data reflects the results of operations of BioSupplyNet since its acquisition on September 29, 1998. The statement of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are derived from our unaudited financial statements appearing elsewhere in this prospectus. In the opinion of our management, the unaudited financial statements have been prepared on a basis consistent with the financial statements which appear elsewhere in the prospectus, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the financial position and results of operations for these unaudited periods. Historical results are not necessarily indicative of results to be expected in the future.

                                                                            Nine Months
                               Year Ended December 31,                  Ended September 30,
                          ------------------------------------- -----------------------------------
                                                     Pro Forma               Pro Forma
                           1996    1997     1998       1998        1998        1998        1999
                                                    (unaudited) (unaudited) (unaudited) (unaudited)
Statement of Operations
 Data:
Revenues................  $  --   $  196  $    478   $  1,098    $    308    $    928    $   1,244
Cost of revenues........     --      --         42        396         --          354          823
                          ------  ------  --------   --------    --------    --------    ---------
 Gross profit...........     --      196       436        702         308         574          421
Operating expenses:
 Product development....      85     140     1,191      1,445         390         644        6,299
 Sales and marketing....     150     257     1,706      2,077         828       1,199        6,219
 General and administra-
  tive..................     301     457     1,104      1,607         376         879        3,963
 Purchased in process
  research and
  development...........     --      --        791        --          791         --           --
                          ------  ------  --------   --------    --------    --------    ---------
Total operating ex-
 penses.................     536     855     4,792      5,129       2,385       2,722       16,481
                          ------  ------  --------   --------    --------    --------    ---------
Operating loss..........    (536)   (658)   (4,356)    (4,427)     (2,077)     (2,148)     (16,060)
Net interest income (ex-
 pense).................      (9)    (32)       80         69          12           1          755
                          ------  ------  --------   --------    --------    --------    ---------
Loss before income tax-
 es.....................    (545)   (690)   (4,276)    (4,358)     (2,065)     (2,147)     (15,305)
Income tax benefit......     --      --         54        218         --          164          164
                          ------  ------  --------   --------    --------    --------    ---------
Net loss................    (545)   (690)   (4,222)    (4,140)     (2,065)      1,983      (15,141)
Accretion on mandatorily
 redeemable preferred
 stock..................     --      --        328        328         112         112       46,647
                          ------  ------  --------   --------    --------    --------    ---------
Net loss available to
 common stockholders....  $ (545) $ (690) $ (4,550)  $ (4,468)   $ (2,177)   $ (2,095)   $ (61,788)
                          ======  ======  ========   ========    ========    ========    =========
Net loss per common
 share--basic and dilut-
 ed.....................  $(0.16) $(0.20) $  (1.33)  $  (1.31)   $  (0.64)   $  (0.61)   $  (17.60)
Weighted average common
 shares outstanding.....   3,412   3,412     3,412      3,412       3,412       3,412        3,511
Pro forma net loss per
 common share--basic and
 diluted................                  $  (0.62)  $  (0.61)                           $   (1.08)
Pro forma weighted aver-
 age common shares
 outstanding............                     6,806      6,806                               13,976

                                           As of December 31,         As of
                                           ---------------------  September 30,
                                           1996   1997    1998        1999
                                                                   (unaudited)
Balance Sheet Data:
Cash and cash equivalents................. $   9  $ 331  $ 5,391    $  4,911
Working capital (deficit).................  (227)   (28)   6,413      14,950
Total assets..............................    77    385    9,173      34,761
Long-term liabilities.....................    66     79      385       1,156
Mandatorily redeemable convertible pre-
 ferred stock.............................   --     --    10,883      92,664
Stockholders' equity (deficit)............  (254)   (81)  (3,102)    (62,838)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forwarding-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

   SciQuest.com is a Web-based, interactive marketplace for scientific and laboratory products used by pharmaceutical, clinical, biotechnology, chemical, industrial and educational organizations worldwide. We have used our extensive industry expertise to design a marketplace that streamlines the traditionally inefficient scientific products supply chain. Our marketplace solutions allow buyers of scientific products to cross-search content and purchase products from multiple suppliers with a single order. Our approach does not give priority to any particular scientific products distributor, which allows us to create an open and scalable marketplace that we believe is more attractive to both buyers and sellers.

   We were incorporated in November 1995 and commenced operations in January 1996. During 1996, we focused on developing our business model and the required technology. We did not begin to recognize any revenues until 1997.

   On September 29, 1998, we acquired BioSupplyNet in exchange for the issuance of 546,405 shares of our series C convertible preferred stock and 162,718 warrants to purchase our common stock at an exercise price of $1.85 per share. In addition, we issued 192,280 options to purchase our common stock with exercise prices ranging from $0.002 to $0.18 per share primarily to former employees of BioSupplyNet who became our employees. The series C convertible preferred stock, at the option of the holder, is convertible into shares of our common stock at a 1.516643-for-one conversion ratio and automatically converts to common stock upon the closing of a firm commitment underwritten public offering. This acquisition was accounted for using the purchase method of accounting with a total purchase price of approximately $2.0 million. Of the total purchase price, $0.8 million was allocated to in-process research and development and immediately charged to operations because the in-process e-commerce technology acquired had not reached technological feasibility at the date of the acquisition and had no alternative future use. At the date of the acquisition, BioSupplyNet's e-commerce technology was approximately 50% complete. We estimated at the acquisition date that we would incur approximately $1.9 million to complete the development of this e-commerce technology and that the development would be completed by March 2000. Since the date of the acquisition of BioSupplyNet we have completed the development of the e-commerce taxonomy and ontology functionality and made significant progress in the completion of the Web-based directory services and search engine technology that was being developed by BioSupplyNet. The development of the BioSupplyNet e-commerce technology is approximately 20% complete at September 30, 1999 and there have been no significant changes in the estimated scope of the work to be performed since the date of the acquisition. The remaining $1.2 million of the purchase price of BioSupplyNet was allocated to the tangible and intangible assets of BioSupplyNet. The fair values assigned to in-process research and development, tangible and intangible assets of BioSupplyNet were based on an management's valuation.

   BioSupplyNet publishes the Source Book, an annual printed catalogue of vendors of biomedical research supplies and equipment and scientific products for the biomedical research industry. In addition, at the time of acquisition, BioSupplyNet was in the process of developing e-commerce technology to allow research scientists, lab technicians and purchasing agents to quickly identify suppliers of specific scientific products. We intend to continue to enhance and develop this technology. Since the acquisition of BioSupplyNet, we have derived revenues from the sale of advertising in the Source Book.

   On July 30, 1999, we acquired all of the outstanding common stock of Internet Auctioneers International, Inc. in exchange for the issuance of 114,995 shares of our series E convertible preferred stock. Each share of series E convertible preferred stock is convertible at the option of the holder into 1.516643 shares of our common stock and will automatically convert to common stock upon the closing of this offering. Internet Auctioneers International provides auction services to laboratories for the sale of used equipment. We will receive a commission for performing these services, which will be recognized as revenues at the time the sale is finalized.

   In October 1999, we entered into strategic relationships with a number of key suppliers and buyers of scientific products, whereby we agreed to issue warrants to these suppliers and buyers to purchase approximately 3,724,307 shares of common stock at an exercise price of $0.01 per share. These warrants will be issued upon consummation of this offering, will vest over a period of three to five years and will be exercisable until 2004. In addition, we have set aside warrants to purchase approximately 1,408,112 shares of common stock at an exercise price of $0.01 per share that may be issued to additional strategic partners.

   We will record a charge of approximately $40.9 million upon consummation of this offering related to the warrants to purchase 3,724,307 shares of common stock that we have agreed to issue. In the event the remaining available warrants are issued prior to consummation of this offering, an additional charge of approximately $15.5 million will be recorded. These charges will be amortized to operating expense over the term of the related strategic relationship, which in the case of the buyer agreements is three years and in the case of the supplier agreements is five years.

   We have also agreed to issue to Dow Chemical Company, DuPont Pharmaceuticals Company and Monsanto Company additional incentive warrants, the number of which will be based on each purchaser's volume of purchases through our marketplace during the years 2000, 2001 and 2002. These incentive warrants will be issued on February 15, 2001, 2002 and 2003, at an exercise price equal to the initial public offering price, will be exercisable upon issuance and will be exercisable for five years after issuance. A charge will be recognized as a reduction of net revenues upon each issuance of the incentive warrants in an amount equal to the difference between the fair market value of our common shares on the issuance date less the exercise price for these warrants.

   Revenues consist of (1) sales of scientific products in e-commerce transactions originating on our Web sites, (2) banner advertising revenues from our Web sites and (3) advertising revenues from the Source Book. Prior to the launch of our e-commerce marketplace in April 1999, substantially all of our revenues were derived from advertising on our Web Sites and in the Source Book. Revenues from e-commerce transactions became a significant source of our revenues in the third quarter of 1999 and are expected to continue to increase. For the nine months ended September 30, 1999, one customer, PPD Development, Inc., accounted for twelve percent of revenues.

   We offer various Web-based solutions where potential buyers can cross-search content from multiple suppliers and build a multiple line item order for products from various suppliers. When a purchaser places an order through our marketplace, we purchase that item from the supplier at either a pre-negotiated price or at a discount from the supplier's list price and arrange for shipment to the purchaser. We take legal title to the products purchased at the date of shipment and relinquish title to our customers upon delivery. After the supplier ships the product, we begin the collection process by presenting a consolidated invoice to the buyer for the products and vendors represented in the order. Payment by the buyer to us is then made by credit card/procurement card or through a more traditional account setup and payment system. For each transaction, we recognize revenue in the amount of the sales price of the item to the purchaser and recognize the amount paid to the supplier plus shipping costs as cost of goods sold. The difference between revenues and cost of goods sold is our gross profit.

   Revenues from sales of scientific products in e-commerce transactions are recorded as product revenues and are recognized upon notification from our suppliers that the items ordered have been shipped to the customer.

   Advertising revenues on banner contracts are recognized ratably over the period in which the advertisement is displayed. Revenues from advertising included in the Source Book are recognized at the date the Source Book is published and distributed. Advertising on our Web sites is sold by Cahners Business Information. Cahners will pay us a percentage of the total advertising revenues which it receives.

Results of Operations

   The following table sets forth certain operating data as a percentage of total revenues for the periods indicated. We did not generate revenues prior to 1996.

                                         Year Ended          Nine Months
                                        December 31,      Ended September 30
                                       ----------------   -------------------
                                        1997     1998       1998      1999
Statement of Operations Data:
Revenues..............................  100.0%    100.0%     100.0%     100.0%
Cost of revenues......................    --        8.8        --        66.2
                                       ------   -------   --------  ---------
Gross profit..........................  100.0      91.2      100.0       33.8
                                       ------   -------   --------  ---------
Operating expenses:
  Product development.................   71.6     249.3      126.4      506.4
  Sales and marketing.................  130.7     357.0      268.6      500.0
  General and administrative..........  232.7     231.0      121.9      318.6
  Purchased in process-research and
   development........................    --      165.6      256.6        --
                                       ------   -------   --------  ---------
Total operating expenses..............  435.0   1,002.9      773.5    1,325.0
                                       ------   -------   --------  ---------
Operating loss........................ (335.0)   (911.7)    (673.5)  (1,291.2)
                                       ------   -------   --------  ---------
Net interest income (expense).........  (16.2)     16.7        3.8       60.7
                                       ------   -------   --------  ---------
Loss before income taxes.............. (351.2)   (895.0)    (669.7)  (1,230.5)
Income tax benefit....................    --       11.5        --        13.2
                                       ------   -------   --------  ---------
Net loss.............................. (351.2)   (883.5)    (669.7)  (1,217.3)
Accretion on mandatorily redeemable
 preferred stock......................    --       68.8       36.4    3,750.4
                                       ------   -------   --------  ---------
Net loss available to common
 stockholders......................... (351.2)%  (952.3)%  (706.1)%  (4,967.7)%
                                       ======   =======   ========  =========

Nine Months Ended September 30, 1999 and 1998

 Revenues

   Revenues have been derived primarily from advertising revenues from the Source Book, the sale of scientific products in e-commerce transactions and banner advertising.

   Revenues increased to $1.2 million for the nine months ended September 30, 1999 from $0.3 million for the nine months ended September 30, 1998. This increase was primarily due to $0.7 million in advertising revenues generated by BioSupplyNet for the nine months ended September 30, 1999 compared to zero in the nine months ended September 30, 1998 as we did not acquire BioSupplyNet until September 29, 1998. Revenues from the sale of scientific products in e-commerce transactions totaled $0.4 million for the nine months ended September 30, 1999 as compared to zero for the nine months ended September 30, 1998 as our e-commerce marketplace was not implemented until April 1999. Banner advertising revenues decreased to $0.1 million for the nine months ended September 30, 1999 from $0.3 million for the nine months ended September 30, 1998.

 Cost of Revenues

   Cost of revenues consists of the purchase price of scientific products sold in e-commerce transactions and related shipping costs for these products, publishing and distribution costs related to the Source Book, and our Web site advertising development costs.

   Total cost of revenues increased to $0.8 million for the nine months ended September 30, 1999 from zero for the nine months ended September 30, 1998. Cost of revenues increased primarily due to $0.4 million in costs incurred related to BioSupplyNet's advertising revenues and $0.4 million in costs related to the sale of scientific products in e-commerce transactions during the nine months ended September 30, 1999.

 Gross Profit

   Gross profit increased to $0.4 million for the nine months ended September 30, 1999 from $0.3 million for the nine months ended September 30, 1998. Gross profit increased as product sales began with the launch of the SciQuest.com marketplace in April 1999 and as a result of advertising revenues generated from the sale of advertising by BioSupplyNet, which was acquired in September 1998.

 Operating Expenses

   Product Development Expenses. Product development expenses consist primarily of personnel and related costs used to develop and maintain our Web sites. Product development costs increased to $6.3 million for the nine months ended September 30, 1999 from $0.4 million for the nine months ended September 30, 1998. This increase resulted from additional expenses incurred to develop the e-commerce functionality of our Web sites, including an increase in the product development staff and the costs of continuing the development of the e-commerce technology acquired with BioSupplyNet. We expect that our product development expenses will continue to increase as we continue to enhance and develop functionality on our Web sites, complete the development of the BioSupplyNet e-commerce technology and develop customized private Web sites for major customers.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, travel expenses, public relations expenses and marketing materials. Sales and marketing expenses increased to $6.2 million for the nine months ended September 30, 1999 from $0.8 million for the nine months ended September 30, 1998. This increase resulted primarily from the hiring of additional sales and marketing personnel to market our products and services and increased expenses to advertise and promote our Web sites and to a lesser extent sales and marketing expenses related to BioSupplyNet. We expect that our sales and marketing expenses will continue to increase in the next 12 months as we add sales and marketing personnel, and as we continue to incur expenses to promote the services provided by our Web sites.

   General and Administrative Expenses. General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information systems expenses. General and administrative expenses increased to $4.0 million for the nine months ended September 30, 1999 from $0.4 million for the nine months ended September 30, 1998. General and administrative expenses increased primarily as a result of increased payroll costs due to the increase in the number of general and administrative personnel, and other expenses, including professional fees and facilities costs incurred to support the growth of our business. We expect general and administrative expenses to continue to increase in the next 12 months as we add administrative personnel to support the growth of our business.

 Interest Income (Expense)

   Net interest income (expense) consists of interest income earned on cash deposited in money market accounts and invested in short and long term U.S. Government obligations reduced by interest expense incurred on notes payable and capital lease obligations. Net interest income (expense) increased to net interest income of $0.8 million for the nine months ended September 30, 1999 from net interest income of $12,000 for the nine months ended September 30, 1998. The increase in net interest income was primarily the result of interest earned on funds received from the sale of our series B mandatorily redeemable convertible preferred stock in September 1998 and series D mandatorily redeemable convertible preferred stock in May and June 1999.

 Income Tax Benefit

   Income tax benefit increased to $0.2 million the nine months ended September 30, 1999 from zero for the nine months ended September 30, 1998. The increase in income tax benefit was the result of the reduction in net deferred tax liabilities during the nine months ended September 30, 1999 due to the amortization of the goodwill and other intangible assets recorded with our acquisition of BioSupplyNet in September 1998.

 Accretion of Mandatorily Redeemable Convertible Preferred Stock

   Accretion of mandatorily redeemable preferred stock increased to $46.6 million in the nine months ended September 30, 1999 from $0.1 million in the nine months ended September 30, 1998 as a result of the accretion of the series B mandatorily redeemable convertible preferred stock to its estimated redemption amount at September 30, 1999 and accretion of the series D mandatorily redeemable convertible preferred stock to its redemption amount over the period from the date of issuance to the first redemption date. Our series B mandatorily redeemable convertible preferred stock has a redemption price that is variable in amount (See Note 12 to our financial statements), and its carrying value is required to be adjusted to the estimated redemption amount at each balance sheet date rather than being accreted to the redemption amount over the period from date of issuance to the first redemption date. This resulted in accretion of $45.2 million on the series B mandatorily redeemable preferred stock being recognized in the nine month period ended September 30, 1999.

Years Ended December 31, 1998 and 1997

 Revenues

   Revenues increased to $0.5 million for the year ended December 31, 1998 from $0.2 million for the year ended December 31, 1997. This increase was primarily a result of hiring additional sales staff responsible for marketing advertising space on our Web sites and the acquisition of BioSupplyNet in September 1998. All of our revenues for the year ended December 31, 1998 and substantially all of our revenues for the year ended December 31, 1997 were generated from the sale of advertising with the remainder of these revenues being generated from the creation of Web-based content and development services.

 Cost of Revenues

   Cost of revenues increased to $42,000 for the year ended December 31, 1998 from zero for the year ended December 31, 1997. This increase resulted primarily from costs associated with the development of advertising for display on our Web sites and cost of revenues of BioSupplyNet, which was acquired in September 1998.

 Gross Profit

   Gross profit increased to $0.4 million for the year ended December 31, 1998 from $0.2 million for the year ended December 31, 1997. Gross profit increased as a result of the increase in advertising revenues from sale of advertising on our Web sites, which has a relatively low amount of associated costs.

 Operating Expenses

   Product Development Expenses. Product development expenses increased to $1.2 million for the year ended December 31, 1998 from $0.1 million for the year ended December 31, 1997. This increase resulted primarily from the development of the e-commerce functionality of our Web sites, which began during the fourth quarter of 1998. Product development expenses incurred during the year ended December 31, 1997 consisted primarily of the costs of developing and maintaining our Web site, which functions were limited to providing a source for data about scientific products.

   Sales and Marketing Expenses. Sales and marketing expenses increased to $1.7 million for the year ended December 31, 1998 from $0.3 million for the year ended December 31, 1997. The increased sales and marketing expenses were primarily due to an increase in the number of sales and marketing personnel during the year ended December 31, 1998 and sales and marketing expenses of BioSupplyNet from the date of the acquisition through December 31, 1998.

   General and Administrative Expenses. General and administrative expenses increased to $1.1 million for the year ended December 31, 1998 from $0.5 million for the year ended December 31, 1997. This increase primarily resulted from hiring additional general and administrative staff to support the rapid growth of our business, and we incurred $0.3 million of general and administrative expense in 1998 as a result of the acquisition of BioSupplyNet in September 1998.

   Purchased In Process Research and Development Expense. For the year ended December 31, 1998, we recognized an in-process research and development charge of $0.8 million as a result of the acquisition of BioSupplyNet. Based on our valuation of BioSupplyNet and its assets, we allocated a portion of the BioSupplyNet purchase price to in-process e-commerce technology being developed by BioSupplyNet which had not reached technological feasablity and had no alternative use at the date of the acquisition of BioSupplyNet. We are using this technology in the development of the e-commerce and scientific products search capabilities on our Web sites. At the date of the acquisition, the e-commerce technology being developed by BioSupplyNet was approximately 50% complete. We estimate that we will incur approximately $1.9 million to complete the development of this e-commerce technology. We expect to complete substantially all of the development by March 2000.

 Interest Income (Expense)

   Net interest income (expense) increased to net interest income of $0.1 million for the year ended December 31, 1998 from net interest expense of $32,000 for the year ended December 31, 1997. Net interest income increased primarily as a result of interest earned on funds received from sale of our series B mandatorily redeemable convertible preferred stock between September and November 1998.

 Income Tax Benefit

   The income tax benefit increased to $55,000 for the year ended December 31, 1998 from zero for the year ended December 31, 1997. The income tax benefit increased as a result of a reduction in deferred tax liabilities due to the amortization of the goodwill and other intangible assets recorded as a result of the acquisition of BioSupplyNet in September 1998.

 Accretion of Mandatorily Redeemable Convertible Preferred Stock

   Accretion of mandatorily redeemable convertible preferred stock increased to $0.3 million in the year ended December 31, 1998 from zero in the year ended December 31, 1997. Prior to September 30, 1998, we did not have any mandatorily redeemable convertible preferred stock outstanding; therefore, we did not recognize any accretion in the year ended December 31, 1997. At December 31, 1998, our series B mandatorily redeemable convertible preferred stock was mandatorily redeemable with a redemption price that was variable in amount and was therefore required to be stated at its redemption value at December 31, 1998.

Years Ended December 31, 1997 and 1996

 Revenue

   Revenues increased to $0.2 million for the year ended December 31, 1997 compared to zero for the year ended December 31, 1996. Revenues increased due to the sale of banner advertisements to be displayed on our Web site during the year ended December 31, 1997.

 Operating Expenses

   Product Development Expenses. Product development expenses increased to $0.1 million for the year ended December 31, 1997 from $85,000 for the year ended December 31, 1996. This increase resulted primarily from expenses incurred related to the development of our Web sites during the year ended December 31, 1997.

   Sales and Marketing Expenses. Sales and marketing expenses increased to $0.3 million for the year ended December 31, 1997 from $0.2 million for the year ended December 31, 1996. This increase was primarily due to the hiring of additional sales and marketing personnel during the year ended December 31, 1997.

   General and Administrative Expenses. General and administrative expenses increased to $0.5 million for the year ended December 31, 1997 from $0.3 million for the year ended December 31, 1996. This increase resulted primarily from the hiring of additional general and administrative staff to manage and maintain supplier information on the Web site.

 Interest Income (Expense)

   Net interest expense increased to net interest expense of $32,000 for the year ended December 31, 1997 from net interest expense of $9,000 for the year ended December 31, 1996. We obtained additional financing between the years ended December 31, 1997 and December 31, 1996, and as a result we incurred additional interest and expenses.

Liquidity and Capital Resources

   We have primarily funded our operations through private placements of our preferred stock. As of September 30, 1999, we had cash and cash equivalents of $4.9 million, short term investments of $12.6 million and long term investments of $12.4 million.

   Cash used in operating activities during the nine months ended September 30, 1999 was $12.9 million and during the years ended December 31, 1998, 1997 and 1996 was $3.1 million, $0.4 million and $0.3 million, respectively. Cash used in operating activities was principally for the development of our Web sites, the development of our e-commerce marketplace, the expansion of our sales and marketing force and the expansion of the administrative and operations staff to support our growth.

   Cash used in investing activities during the nine months ended September 30, 1999 was $23.7 million and during the years ended December 31, 1998, 1997 and 1996 was $2.2 million, zero and $27,000, respectively. Cash used in investing activities has primarily been comprised of purchases of investments in US government obligations and corporate bonds.

   Cash provided by financing activities during the nine months ended September 30, 1999 was $36.1 million and during the years ended December 31, 1998, 1997 and 1996 was $10.4 million, $0.7 million and $0.3 million, respectively. Between March and September 1997, we received an aggregate of $80,000 in the form of bridge loans. These bridge loans were converted into 90,702 shares of series A convertible preferred stock in October 1997. In October 1997, we raised an aggregate of $617,450 through the issuance of 678,519 shares of our series A convertible preferred stock at a price of $0.91 per share. Between March and June 1998, we received $515,000 in the form of bridge loans. These bridge loans were converted into 187,394 shares of series B mandatory redeemable convertible preferred stock in July 1998. Between July and November 1998, we raised an aggregate of $10,038,979 through the issuance of 3,590,232 shares of our series B mandatorily redeemable convertible preferred stock at a price of $2.80 per share. Purchasers of the series B mandatorily redeemable convertible preferred stock whose shares were issued pursuant to the conversion of bridge loans also received 57,545 warrants to purchase series B mandatorily redeemable convertible preferred stock at an exercise price of $2.80. In May and June 1999, we raised an aggregate of $37,506,616 through the issuance of 3,312,720 shares of our series D mandatorily redeemable convertible preferred stock at a price of $11.32 per share. Purchasers of the series D mandatorily redeemable convertible preferred stock also received 1,004,829 warrants to purchase our common stock at an exercise price of $7.46 per share. In March 1999, we sold 89,408 shares of series C convertible preferred stock to an executive officer for $250,000, or $2.80 per share.

   We believe that our existing liquidity and capital resources, including the proceeds resulting from the sale of our common stock in this offering, will be sufficient to satisfy our cash requirements for the next twenty-four months. To the extent that such amounts are insufficient, we will be required to raise additional funds through equity or debt financing. There can be no assurance that we will be able to raise such funds on favorable terms, or at all.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes a number of existing standards. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133, as amended, is not expected to have a material impact on our consolidated financial position or results of operations.

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position No. 98-1, "Software for Internal Use" (SOP No. 98-1), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Our adoption of SOP No. 98-1 on January 1, 1999 had no impact on our consolidated financial position or results of operations.

   In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" (SOP No. 98-5), which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires companies to expense as incurred all pre-opening, startup and organizational costs that are not capitalizable as long-lived assets. Our adoption of SOP 98-5 on January 1, 1999 had no impact on our consolidated financial position or results of operations.

Year 2000

 Impact of Year 2000 Computer Issues

   The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This situation could result in system failures or miscalculations causing disruptions in the operations of any business. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with year 2000 requirements. Our ability to operate is dependent upon delivery of accurate, electronic information via the Internet. To the extent year 2000 issues result in the long-term inoperability of the Internet or our Web sites, our business could be materially and adversely affected.

   We completed an assessment of our information technology systems for year 2000 problems in June 1999. We have not replaced any of our systems based on the results of our assessment. However, we have made modifications to some systems based on our assessment, at a cost to us of approximately $175,000.

 Testing of Our Online Marketplace Application Software

   We have internally reviewed our application software. We have performed industry-standard procedures to test our internally developed applications for year 2000 compliance. Based on our testing, we believe that our internally developed applications and systems are designed to be year 2000 compliant.

 Assessment of Third-Party Equipment and Software

   We utilize third-party equipment and software that may not be year 2000 compliant. Failure of third-party equipment or software, or the interface of our applications with this equipment or software, could cause our applications to malfunction and have a material adverse effect on our earnings. We are continuing our assessment of the year 2000 risks of our third-party desktop systems. We have contacted the vendors of most of our third-party software and equipment to assess the year 2000 risks of our third-party systems. We have received year 2000 compliance letters from 100% of these vendors. We are also in the process of contacting the few remaining vendors with whom we have not yet contacted in order to assess their year 2000 compliance. Based on these vendors' representations, we believe that there are a number of third-party hardware and software systems, some of which are material to our operations, that require some upgrade in order to be year 2000 compliant. The failure of these vendors to address their year 2000 issues may require us to seek alternative vendors or, if possible, to develop our own solutions. The time and resources required to find alternative vendors and to transition our systems could increase our costs of doing business, require us to allocate our own resources away from our core business, and delay development of our own technology and operations. We plan to complete our assessment of the risk posed by these third-party systems to our operations by the end of 1999. This process has resulted in an insignificant amount of costs to us through September 30, 1999. We expect any remaining costs to also be insignificant.

 Interaction of Our Marketplace with Supplier and Customer Systems

   Furthermore, the success of our efforts may depend on the success of our suppliers, customers and strategic partners in dealing with their year 2000 issues. Many of these organizations' systems may not yet be year 2000 compliant, and the impact of failure of these systems on our marketplace is difficult to determine. The availability of products from our suppliers and the purchasing patterns of our customers or potential customers may be affected by year 2000 issues.

 Our Contingency Planning Effort

   We are engaged in an ongoing year 2000 assessment and are gathering information for the development of contingency plans. We are in the process of contacting our strategic partners, major customers and critical suppliers to gauge their year 2000 compliance and are requesting year 2000 compliance information and letters. We have received responses from a majority of our critical suppliers, strategic partners and major customers and expect to receive responses from the remainder by the middle of November 1999. We are continuing to develop our contingency plans based on the responses received from our critical suppliers, strategic partners and major customers.

 Reasonably Likely Worst Case Scenario

   The failure of our internal systems or of the products or systems including hardware and software of third parties upon which we rely could result in:

  . our inability to effective manage sales leads, which in turn could result in fewer sales and lower revenue;

  . the failure of our systems to function properly, which in turn could result in our incurring significant costs and diverting significant human resources in our efforts to comply with obligations under warranty and/or service agreements;

  . our inability to properly process orders from our customers; and

  . our inability to properly invoice and process payments from our customers and errors or omissions in accounting and financial data.

   The occurrence of any of these events could have a material adverse effect on our business.

 Quantitative and Qualitative Disclosures About Market Risk

   Most of our cash equivalents, short-term and long-term investments and capital lease obligations are at fixed interest rates, therefore the fair value of these investments is affected by changes in market interest rates. However, because our investment portfolio is primarily comprised of investments in U.S. Government obligations and high grade commercial paper, an immediate 10% change in market interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

                                    BUSINESS

Overview

   SciQuest.com is a Web-based, interactive marketplace for scientific and laboratory products used by pharmaceutical, clinical, biotechnology, chemical, industrial and educational organizations worldwide. We have used our extensive industry expertise to design a marketplace that streamlines the traditionally inefficient scientific products supply chain. Our marketplace solutions allow buyers of scientific products to cross-search content and purchase products from multiple suppliers with a single order. Our approach does not give priority to any particular scientific products distributor, which allows us to create an open and scalable marketplace that we believe is more attractive to both buyers and sellers.

   Our marketplace benefits three distinct customers: scientists, purchasing professionals and suppliers. Our solutions reduce the time scientists require to find, compare, purchase, track and manage critical laboratory items, thus allowing them to spend more time on research and testing. Our solutions allow purchasing professionals to reduce procurement costs by automating order processing, consolidating purchase orders and payments, reducing errors and providing more control and information to support enterprise purchasing policies. Our solutions serve as a more efficient sales channel that enables suppliers to expand their market reach and reduce customer acquisition and order processing costs.

   Since our founding in 1995, we have expended significant resources to develop our brand and assemble the most comprehensive online database of over 8,000 suppliers. Our easy-to-use, interactive database currently consists of over 550,000 scientific products. Since July 1996, tens of thousands of scientists and purchasing professionals from over 60 countries have used this database to locate supplies and products. In April 1999, we introduced our e-commerce marketplace solution to this growing community of online scientific product buyers and suppliers. We intend to capitalize on this existing user base to accelerate the utilization of our marketplace. In October 1999, we entered into agreements to be the exclusive third party provider of electronic marketplace services in the United States for a period of five years for the following suppliers: Ambion, Inc., Amersham Pharmacia Biotech, Inc., BioWhittaker, a Cambrex Company, Endogen, Inc., NEN Life Science Products, Inc., PerkinElmer, Inc., Pierce Chemical Company and QIAGEN N.V. In October 1999, we also entered into agreements with Dow Chemical Company and DuPont Pharmaceuticals Company to be their exclusive third party electronic aggregator for purchases of scientific products in North America for a period of three years.

   The illustration below summarizes the procurement process through our online marketplace:

                                    [GRAPH]

Industry Background

 The Scientific Products Market

   Based upon data from the Laboratory Products Association, a trade association for laboratory product businesses, and Strategic Directions International, an international management consulting firm specializing in analytical instruments, we estimate that the market for scientific products in 1999 will be approximately $11.8 billion in North America and $36.4 billion worldwide. These expenditures are driven, to a large extent, by increases in scientific research and development investments, which are expected to continue to grow. Every year, approximately 200,000 laboratories around the world purchase scientific products from thousands of different suppliers to facilitate research and testing activities. As the demand for scientific products grows, the need for efficient procurement processes becomes more critical.

   The current scientific products market is characterized by:

  . complex, information-intensive products;

  . a highly fragmented supply chain; and

  . a heavy concentration of manual purchasing processes consisting of printed catalogs, paper requisitions and telephone and fax orders.

   There are, generally, three types of scientific products: (1) highly technical specialty items used for specific research and testing applications,
(2) commodity products that are used in a broad range of scientific applications, and (3) highly technical instruments and other capital equipment. Suppliers typically sell specialty scientific products and instruments directly to customers, whereas commodity products are typically sold through distributors.

 Limitations of the Traditional Supply Chain

   The traditional supply chain in the scientific products industry does not adequately address the needs of scientists, purchasing professionals or suppliers.

   Scientists. Because scientists are continually developing applications and testing new theories, they are typically unable to forecast many of the chemicals, supplies and equipment that they will need to conduct their research and testing. For this reason scientists often:

  . have immediate needs for critical items that are highly technical and have exacting criteria;

  . need new products that they have not purchased before; and

  . must purchase these items from new and different suppliers.

   As a result, it is difficult and time-consuming for scientists to identify, compare and purchase the scientific products required to meet their needs using the traditional approach. In fact, we estimate that a typical laboratory spends up to four hours weekly searching through paper catalogs and product literature and requesting technical data from various suppliers.

   Purchasing Professionals. The product ordering process traditionally has been a paper-based process that requires manual preparation of purchase orders and order tracking. Traditionally, scientists requisition supplies through purchasing professionals within their organizations who place orders with multiple suppliers by telephone, fax and e-mail. This multi-step manual process is highly susceptible to errors. Additionally, the traditional process makes it difficult for purchasing professionals to enforce purchasing policies among scientists who specify and request products. Buying organizations surveyed by the Aberdeen Group, a computer and communications research and consulting organization, reported that it typically costs $107 per requisition for orders processed manually, compared with $30 on average to process an order through an Internet automated procurement system.

   Suppliers. Traditionally, suppliers have used two sales channels: traditional distributors and direct sales. While traditional distributors can give a supplier access to a broad market, distributors separate suppliers from the ultimate customer and may lack the ability to provide the technical assistance required to sell specialty scientific products and instruments. As a result, traditional distributors normally focus on selling commodity products. Conversely, direct sales provide suppliers with greater control and contact with their customers, enabling them to provide the technical assistance necessary for the sale of specialty scientific products. However, direct sales are often expensive and inefficient. Many suppliers have Web sites that are essentially online versions of their catalogs, but these sites do not address the primary cause of inefficiency for buyers --the inability to find products and consolidate orders from different suppliers quickly and easily through a single service.

 The Online Market Opportunity

   The limitations of the traditional scientific products supply chain and the significant information needs of scientists make the scientific products market well-suited to an automated e-commerce solution. Moreover, the scientific community is already accustomed to using the Internet. According to a recent study by BioInformatics, Inc., 80% of the 680 scientists surveyed had ordered a consumer product or service through the Internet and approximately 38% of them had purchased life science products over the Internet. We believe this indicates that scientists will be comfortable adopting e-commerce solutions for purchases of scientific products. The following percentage of scientists responding to the study rated e-commerce superior to traditional purchasing in each of the following areas:

  .82% of the 650 respondents rated e-commerce superior in reducing administrative costs;

  .73% of the 656 respondents rated e-commerce superior in speed of delivery to end users; and

  .70% of the 663 respondents rated e-commerce superior in fast, accurate ordering.

   Source: BioInformatics, Inc. 319611985. BioInformatics, Inc. is a market research and consulting firm, specializing in supporting marketing and sales executives in the life science, medical device and pharmaceutical industries.

   For these reasons, we believe that the scientific products market will be an early adopter of e-commerce solutions and that we are well positioned to take advantage of this market opportunity.

The SciQuest.com Marketplace Solution

   The SciQuest.com marketplace solution provides comprehensive public Web sites and customized private sites that address the current limitations of the scientific products supply chain by streamlining the process of buying and selling of scientific products and reducing associated transaction costs. Our distributor-neutral approach allows us to create an open and scalable marketplace that we believe is more attractive to both buyers and sellers.

   Our solutions serve three primary and distinct customers:

   Scientists. Our solutions offer scientists online tools to streamline the process of finding, comparing, purchasing, tracking and managing laboratory supplies. By reducing the time scientists spend on these functions, our solutions allow them to be more productive and spend more time on research and testing. Our solutions enable a scientist to:

  . search our extensive database, using our industry-leading taxonomies, to compare products, attributes and technical data across multiple suppliers;

  . locate a specific chemical, equipment or supply item; and

  . consolidate, purchase and track orders from multiple suppliers through the convenience of a single Web site, 24 hours a day, seven days a week.

   Purchasing Professionals. Our solutions allow purchasing professionals to automate order processing, consolidate purchase orders and payments and obtain purchasing information. This provides purchasing professionals with greater access to purchasing information to better monitor and control purchasing patterns and to implement and enforce uniform purchasing policies that reduce procurement costs. Our solutions enable purchasing professionals to:

  . consolidate purchases from multiple suppliers onto one order;

  . streamline the purchasing process and reduce the likelihood of errors;

  . communicate and control purchasing policies and rules; and

  . access detailed purchasing information and reports.

   In addition, our solutions are designed to be compatible with leading enterprise software systems and do not require organizations to install additional enterprise software systems. This compatibility allows organizations to avoid the expense, time and training typically required to install and support new enterprise software.

   Suppliers. Our solutions offer suppliers a more efficient sales channel that cost-effectively provides many of the benefits of direct sales and distribution. As a result, by participating in our marketplace suppliers can expand their market reach and reduce customer acquisition and order processing costs. Our solutions enable suppliers to:

  . more cost-effectively market and sell products through access to our global audience of scientists and purchasing professionals;

  . access valuable market and customer data;

  . leverage our e-commerce functionality without capital investment;

  . easily update product information;

  . introduce new products to qualified buyers quickly and economically; and

  . maintain contact with their customers.

Strategy

   Our objective is to be the leading global solution for buying and selling scientific products. We intend to achieve this objective through the following strategies:

   Leverage and Build Brand Equity. We have invested significant resources over the past four years to establish a strong brand identity. Our brand recognition has enabled us to attract a growing user base of qualified scientific buyers and participating suppliers. We intend to continue to invest heavily in building the SciQuest.com brand by accelerating our marketing, sales, advertising and public relations efforts.

   Enhance Customer Loyalty to Increase Repeat Purchases. We intend to continue to emphasize a high level of customer service in order to enhance customer loyalty and facilitate repeat purchases by our customers. In addition, we will continue to provide our customers with a comprehensive portfolio of solutions that delivers a compelling user experience and an efficient fulfillment process.

   Maintain Distributor Neutrality. We intend to maintain our distributor neutral position to better serve our users and maximize our market opportunity. We believe that our distributor neutral approach has and will continue to allow us to provide our users access to broad and unbiased product information. We believe that this will maximize the attractiveness of our marketplace to all customer and supplier segments.

   Maximize Enterprise Software Compatibility. We will continue to concentrate our efforts on integrating our marketplace solution with the leading enterprise software vendors. This integration will allow us to accelerate buyer adoption of our services, offer suppliers a broader sales channel and maximize our market opportunity. In addition, our platform independence will allow us to concentrate our technology spending on our core procurement solutions rather than diverting our resources to create redundant and potentially competitive enterprise software functionality.

   Expand Our Product and Service Offerings. We intend to advance our market leadership by continuing to expand the selection of scientific products offered on our Web sites, which will allow us to attract additional purchasing professionals and accelerate adoption by scientists. We are also committed to growing our portfolio of services to provide the most efficient and comprehensive buying and selling experience for the scientific community. We intend to develop additional services and functionality internally as well as explore acquisitions of complementary service offerings.

   Expand Internationally. We believe that the global reach of the Internet and worldwide demand for scientific products presents a significant opportunity for us to expand internationally. Our Web sites have to date been accessed by buyers located in over 60 countries. As we continue to expand our product offerings, we believe that we will attract a larger base of users globally. We intend to invest resources and capital to expand our sales and marketing efforts internationally in order to better address the needs of our customers worldwide.

Products and Services

   SciQuest.com is a Web-based marketplace that serves the needs of scientists and purchasing professionals by providing an easy to use comprehensive portfolio of solutions. Leveraging our existing customer base and extensive industry knowledge, we have built a market-driven portfolio of services. In addition to our primary offering, an e-commerce marketplace for public and private buyers, we offer customers extensive online products and services, including a comprehensive sourcing guide, used equipment auctions, discounted products and other resources. In addition to these Web-based services, we publish and distribute a printed Source Book. Our services enable buyers and suppliers to efficiently gather and update product information, conduct transactions and facilitate post-order activities. We believe this comprehensive service offering provides our customers with a unique online marketplace for scientific products. Set forth below is a detailed description of our products and services.

 SciQuest.com Marketplace Solutions

   A primary component of the SciQuest.com marketplace solution is our electronic purchasing service that allows users to buy over 300,000 chemicals, supplies, lab equipment and other scientific products from our growing database of over 235 suppliers. Buyers are able to search our proprietary life science taxonomy, a hierarchical classification structure for organizing product content, developed by Cold Spring Harbor Laboratory and our analytical and basic laboratory supply taxonomy developed by Cahners Business Information. Buyers can also search across multiple suppliers' products simultaneously, compare product attributes, order products from multiple suppliers on one consolidated order form, track order status, receive one invoice and have a single point of contact for customer service. Buyers can also track order history and create a customized list of frequently purchased products for easy repurchase.

   Once a buyer submits an order to us, our customer care professionals oversee the order fulfillment process. We purchase the items from suppliers at either a pre-negotiated price or at a discount from the suppliers' list price and arrange for shipment from the suppliers directly to the purchaser. We do not physically take possession of the products. After the suppliers ship the items, we present to the buyer a consolidated invoice for the products purchased. Buyers then pay us by credit card/procurement card or through a more traditional account setup and payment system.

   For customers requiring specific customization, such as pre-negotiated pricing discounts from preferred suppliers or more advanced integration with enterprise systems, we offer customized versions of our marketplace that allow scientists in leading pharmaceutical, clinical, biotechnology, chemical, industrial and educational organizations to access enterprise-specific pricing while also facilitating internal approval, workflow routing and financial system integration.

 Sourcing Guide

   In addition to our e-commerce offerings, our proprietary, online Sourcing Guide provides a broad database of product information from more than 8,000 suppliers and service providers. Given the large number of industry suppliers and fragmented nature of the scientific products market, having a comprehensive database of suppliers and products is an important value-added service for our customers. If a potential buyer is unable to purchase the desired products through our e-commerce solutions, our Sourcing Guide provides a means of identifying an alternative source for that product. We believe this unique service engenders loyalty, repeat usage and customer satisfaction relative to competitive offerings.

 SciQuest.com Auctions

   Our Web-based Auctions service enables customers to buy and sell used and refurbished capital equipment and instrumentation through online auctions. Auctions allows suppliers and laboratories to easily sell used equipment while maximizing its value through the auction process. Auctions provides buyers an economically attractive alternative to buying new products.

 SciQuest.com LabDeals

   Our Web-based LabDeals service is devoted to the sale of surplus scientific products at discount prices. LabDeals provides suppliers with an additional sales outlet for slow moving, obsolete or excess inventory. LabDeals provides buyers access to an inventory of surplus scientific products at prices discounted below manufacturers' suggested list price.

 SciQuest.com Resources

   Our Resources area offers a broad range of information and reference materials for laboratory scientists. For instance, molecular biologists can access our proprietary BioToolKit, one of the most comprehensive annotated listings of databases related to molecular biology research currently available on the Web. Our Ask Joe service helps customers locate hard-to-find items by putting them in touch with our staff scientists. Our SciMail allows buyers to simultaneously broadcast requests for technical data, product information and price quotations to multiple suppliers. We intend to further expand our Resources area to offer a broader array of information and reference materials for laboratory scientists.

 Source Book

   In addition to our web-based products and services, we also offer the Source Book, the dominant print product directory for life scientists. The Source Book utilizes the product taxonomy, a hierarchical classification structure for organizing product content, developed by Cold Spring Harbor Laboratory and contains product listings from more than 1,400 suppliers. In 1999, we expect 80,000 copies of the Source Book to be distributed to scientists in pharmaceutical, clinical, biotechnology, chemical, industrial and educational organizations. Its corresponding Web site, www.biosupplynet.com, which went online in 1995, was the first Web-based product directory for the biomedical research community. The Source Book helps accelerate buyer adoption of our web-based purchasing solutions.

Sales & Marketing

   We market and sell our portfolio of solutions through direct sales, traditional and Internet marketing initiatives and co-marketing relationships. Our primary audiences in the pharmaceutical, clinical, biotechnology, chemical, industrial and educational markets are laboratory scientists, who drive the decision-making process, and purchasing professionals, who drive the procurement process.

   Our experienced sales force concentrates on selling our enterprise compatible solutions to larger purchasing organizations. We also sell our purchasing solutions to medium-sized and smaller buyers. In addition, our sales team assists suppliers in offering their products through our e-commerce solutions. Our sales professionals average over 17 years of scientific products industry experience. By leveraging their experience, we expect to continue to attract and retain scientists, purchasing professionals and suppliers, thereby growing our installed customer base and increasing repeat purchases.

   We leverage a variety of marketing channels to build our brand equity as well as promote our solutions to both buyers and suppliers. These channels include direct marketing, print and online advertising, trade shows and seminars. We intend to use public relations group to communicate new product and service offerings and other enhancements to industry analysts and targeted scientific and business press on a regular basis through a combination of press releases, phone briefings, in-person meetings and trade show appointments.

   As of September 30, 1999, we had 46 people in our sales and marketing group.

Strategic Relationships

   We believe that a key element to the successful implementation of our business strategy is to establish strategic relationships with prominent buyers and suppliers of scientific products. We believe these relationships will assist us in accelerating our aggregation of content, increasing the transaction volume on the SciQuest marketplace, achieving further brand awareness and building a critical mass of important core customers.

 Purchasing Relationships

   We have entered into binding letters of intent with Dow Chemical Company, DuPont Pharmaceuticals Company and Monsanto Company to establish purchasing relationships. Pursuant to these letters of intent, SciQuest will be the exclusive third party electronic aggregator for purchases of scientific products in North America for Dow Chemical Company and DuPont Pharmaceuticals Company and an approved third party electronic aggregator for purchases of scientific products in North America for Monsanto Company for a period of three years. As a third party electronic aggregator, SciQuest will be the electronic means by which these companies purchase scientific products that are not purchased directly from primary suppliers. Each of these letters of intent provides that:

  . the purchaser will use its reasonable efforts to purchase at least $5 million of scientific products annually through our marketplace; and

  . the purchaser will participate in case studies of our marketplace and otherwise promote our marketplace within the scientific products industry.

   In connection with these relationships, we have agreed to issue warrants to purchase 113,748 shares of our common stock at an exercise price of $0.01 per share to Dow Chemical Company, warrants to purchase 75,000 shares of our common stock at an exercise price of $0.01 per share to DuPont Pharmaceuticals Company and warrants to purchase 15,166 shares of our common stock at an exercise price of $0.01 per share to Monsanto Company. These warrants vest in equal annual installments over three years. In addition, we have agreed to issue to each of these purchasers additional incentive warrants, the number of which will be based on that purchaser's volume of purchases through the SciQuest marketplace during the years 2000, 2001 and 2002. These incentive warrants will be issued on February 15, 2001, 2002 and 2003, at an exercise price equal to the price to the public in this offering, and will be exercisable upon issuance for a period of five years.

   We intend to enter into purchasing agreements with Dow Chemical Company, DuPont Pharmaceuticals Company and Monsanto Company to supplement the terms of the binding letters of intent. However, under the terms of the binding letters of intent with Dow Chemical Company and Monsanto Company, either party may terminate the relationship on or after December 1, 1999 in the event that the parties have not completed mutually satisfactory definitive agreements. Furthermore, Monsanto's obligation to enter into the transactions contemplated by the letter of intent is contingent on the satisfactory completion of a mutually agreed-upon trial period during which Monsanto will evaluate the performance of the SciQuest system.

 Supplier Relationships

   We have entered into agreements to be the exclusive third party provider of electronic marketplace services in the United States for a period of five years for the following suppliers of scientific products:

  .  Ambion, Inc.
  .  Amersham Pharmacia Biotech, Inc.

  .  BioWhittaker, a Cambrex Company
  .  Endogen, Inc.
  .  NEN Life Science Products, Inc.
  .  PerkinElmer, Inc.
  .  Pierce Chemical Company; and
  .  QIAGEN N.V.

   These agreements provide that:

  . SciQuest will be the exclusive third party provider of electronic marketplace services in the United States for a period of five years;

  . the suppliers will promote our marketplace, including participating in co-marketing and advertising programs;

  . these suppliers will have the opportunity to participate in our Board of Governors, which will serve as an advisory board for our management and will consist of various members of the scientific products industry;

  . these suppliers will utilize our marketplace for their purchases of scientific products;

  . these suppliers may terminate the exclusive nature of the agreement after 18 months, subject to forfeiture of outstanding warrants; and

  . these agreements may be terminated by either party for material breach or upon the occurrence of bankruptcy or similar events.

   In connection with these agreements, we have agreed to issue warrants to purchase up to an aggregate of 3,724,307 shares of our common stock at an exercise price of $0.01 per share. These warrants generally vest in equal installments over four or five years. A supplier's warrants will terminate automatically if that supplier terminates the exclusive nature of our relationship or otherwise terminates the agreement.

   In addition, we may issue warrants to purchase up to an additional 1,408,112 shares of our common stock at an exercise price of $0.01 per share in connection with additional strategic relationships that we may enter into in the future. Any relationships we enter into may be on substantially different terms than the relationships described above. We cannot assure you that we will enter into any additional strategic relationships or issue any additional warrants.

   We believe that these exclusive supplier relationships will provide us with a competitive advantage by assisting us in accelerating our aggregation of product content and providing potential buyers with a broader range of products.

 Co-Marketing Relationships

   We have entered into co-marketing agreements with several leading Web-based scientific communities, such as ChemWeb and BioMedNet. Through the relationships with ChemWeb and BioMedNet, we gain access to their over 550,000 members. Under these agreements, ChemWeb and BioMedNet maintain on their sites a hyperlink to a co-branded page from which their members can link directly to our e-commerce marketplace, in the case of ChemWeb, or, in the case of BioMedNet, to the BioSupplyNet search directory, from which members then link to our e-commerce marketplace. Under the agreements with ChemWeb and BioMedNet, we have agreed to pay usage fees for each month in which a minimum number of members accesses the co-branded page, plus a per search charge. ChemWeb and BioMedNet have also agreed to collaborate with us on certain co-marketing activities and to share certain demographic information. Both agreements terminate on December 31, 2000.

   We also have entered into a Joint Marketing and Cooperation Agreement with Cold Spring Harbor Laboratory that gives us access to its global audience of laboratory manual buyers. Under the terms of this agreement, Cold Spring Harbor Laboratory has agreed to provide marketing support for BioSupplyNet and the

Source Book until September 29, 2003, including distribution of the Source Book and promotional materials, publication of advertisements in its publications and the publications of the Cold Spring Harbor Press, creation of links from its sites, and access to the Cold Spring Harbor Press customer mailing lists. The Cold Spring Harbor Laboratory Press publishes the leading laboratory techniques manuals in the life science community. The Source Book is referenced in the manuals as being the source to turn to when one needs to find suppliers for needed products. In addition, the Source Book is distributed with every laboratory manual sold in the United States and at all of the Cold Spring Harbor Laboratory scientific meetings and courses throughout the year.

   In March 1999, we entered into a Collaboration Agreement with Cahners Business Information, a division of Reed Elsevier, under which we are able to offer timely new product information to our users for products listed on the Cahners sites by linking to the new product information contained on certain Cahners' Web sites. The agreement also provides for the creation of links between our Web sites and Cahners' Web sites that contain product directories. Through our relationship with Cahners, we can offer our customers access to Cahners' analytical and basic laboratory supply taxonomy. Under the agreement, we have agreed to pay referral fees for all product sales by customers referred to us from or through Cahners when the aggregate sales exceed a specified minimum amount in any twelve month period. The agreement also appoints Cahners as our exclusive sales representative for online advertisements on our public Web sites and gives us the right to place online or print advertisements on Cahners' Web sites and in Cahners' publications. The agreement has a two-year term and is automatically renewed thereafter. Either party may terminate the agreement upon a material breach by the other party or in the event of bankruptcy or similar events, or upon 90 days' notice or anytime after August 1, 1999. Under a second agreement with Cahners entered into in August 1999, Cahners was appointed as our exclusive sales representative for advertisements for the Source Book for a period of one year. The agreement automatically renews for one year periods thereafter. The agreement is terminable by us for breach, by Cahners upon bankruptcy or similar events, at any time by mutual agreement or by either of us upon 90 days' notice.

Technology

   We have integrated a broad array of specialized site management, search and buyer interaction technologies, content management applications and transaction processes and fulfillment services. We are using our own proprietary programs and, where appropriate, commercially available, licensed technologies.

   We have developed our e-commerce solutions utilizing development methodologies and tools that enable rapid development and deployment of customized versions of our public marketplace. We believe this will allow us to quickly deliver customer specific solutions while minimizing development time and costs. Our database is designed to be scalable to accommodate the expected growth in the number of products offered. We also convert and maintain the product data provided by suppliers for inclusion in our database.

   We own all of our front-office and back-office production servers and Web site hardware. Our Web sites run off multiple redundant product application servers. Our production servers are located at a third party network operating center located in Durham, North Carolina, which provides 24-hour systems support, as well as connectivity to all major Internet bandwidth via redundant high speed T-3 connections. The server and network architecture is designed to provide high speed and reliability for the operation of our Web sites and all our communications.

   As of September 30, 1999, we had 60 people in our product development and data management groups. Product development expenses were $85,000 in 1996, $140,000 in 1997, $1.2 million in 1998 and $6.3 million through September 30, 1999. We intend to continue to invest significantly in enhancing our technology.

Intellectual Property

   We rely on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products, technology and processes. We pursue the registration of our trademarks in the United States and internationally, however, we may not be able to secure adequate protection for our trademarks in the United States and other countries. We have applied for registration of the marks SCIQUEST.COM, LABDEALS.COM and the SciQuest.com logo in the United States and for SCIQUEST in the European Union. SCIQUEST, SCIMAIL and BIOSUPPLYNET are our registered trademarks in the United States. Our software technology is not patented and existing copyright laws offer only limited practical protection. We cannot guarantee that the legal protections on which we rely will be adequate to prevent misappropriation of our technology. Moreover, these protections do not prevent independent third-party development of competitive products or services. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States. We believe our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we cannot provide any guarantees about the third party products sold on our Web site or that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. If the products sold on our Web site infringe the proprietary rights of third parties, we may be deemed to infringe those rights by selling such products. Even the successful defense of an infringement claim could result in substantial costs and diversion of our management's efforts.

   We also license, and will continue to license, certain content for our online services from third parties. Additionally, we intend to license a significant portion of our transaction fulfillment system from third parties. These third-party content licenses may not be available to us on favorable terms in the future. In addition, we must be able to successfully integrate this content in a timely and cost-effective manner to create an effective finished product. If we fail to obtain necessary content on favorable terms, are unable to successfully integrate this content or if we are unable to continue to license our order fulfillment transaction systems on favorable terms, it could have a material adverse effect on our business operations.

Competition

   The online scientific products market is new, rapidly evolving and intensely competitive. Our primary competition includes the following:

   E-Commerce Providers. A number of e-commerce providers have established online marketplaces and are attempting to build an online e-commerce brand in the scientific products market. These competitors include companies such as Chemdex Corporation.

   Online Scientific Communities. There are a number of Web sites that have created e-communities to serve the information needs of the scientists. Traditionally, these communities have provided a means of retrieving scientific information as well as providing discussion groups, bulletin boards and directories. Increasingly, these communities include an e-commerce function that may compete with our product offerings. These communities are operated by companies such as VerticalNet.

   Suppliers' E-Commerce Initiatives. Many suppliers have developed their own e-commerce enabled Web sites. As the online market for scientific products and services grows, we expect that these and other scientific suppliers will further develop their own online services.

   We believe that companies in this market compete based on:

  . brand recognition;

  . number and quality of product offerings;

  . price;

  . ease of use; and

  . customer service and fulfillment capabilities.

   Competition is likely to intensify as this market matures. As competitive conditions intensify, competitors may:

  . enter into strategic or commercial relationships with larger, more established and well-financed companies;

  . secure services and products from suppliers on more favorable terms;

  . devote greater resources to marketing and promotional campaigns;

  . secure exclusive arrangements with buyers that impede our sales; and

  . devote substantially more resources to Web site and systems development.

   Our current and potential competitors' Web sites may achieve greater market acceptance than ours. Many of our existing and potential competitors, including large traditional distributors, have longer operating histories in the scientific products market, greater name recognition, larger customer bases and greater financial, technical and market resources than we do.

   In addition, new technologies and the expansion of existing technologies may increase competitive pressures. As a result of increased competition, we may experience reduced operating margins, as well as loss of market share and brand recognition. We cannot be certain that we will be able to compete successfully against current and future competitors and competition could have a material adverse effect on our revenue growth and earnings.

Government Regulations

   We are subject to various laws and regulations relating to our business, which include numerous laws and regulations generally applicable to the chemical, pharmaceutical, controlled substances, human and biological reagents, and nuclear chemical businesses, and environmental spills. Although we take legal title to the products offered through our marketplace, we do not take physical possession of a shipment during any part of the transaction. Legal title generally passes to the buyer at the time of product shipment. As a result, we have historically relied, and will in the future rely to a substantial degree, upon our suppliers to meet all packaging, distribution, labeling, hazard and healthy information notices to purchasers, record keeping and licensing requirements applicable to transactions conducted through our system. In addition, we rely upon our carriers to comply with regulations regarding the shipment of hazardous materials sold through our system. At times, we may be unable to verify the accuracy of our suppliers' regulatory staff determinations and regulatory compliance. We could be fined or exposed to civil or criminal liability, including monetary fines and injunctions, if the applicable governmental regulatory requirements are not fully met by our suppliers, carriers or by us directly.

   Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. It is also possible that new laws and regulations may be adopted or interpreted by the United States and foreign governments, to address the sale and distribution of scientific research products utilizing the Internet. In addition, it is possible that governments may enact legislation that may be applicable to us in areas such as content, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation, personal privacy, product liability and environmental protection, as well as the necessity for governmental permits, labeling, certifications and the need to supply information to relevant parties, is uncertain. Most of these laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative effect on our business, revenues, results of operations and financial condition.

   We collect sales taxes in the jurisdictions where we are required to do so. Our failure to properly collect and pay such taxes in all of such jurisdictions could subject us to penalties that could adversely affect our earnings. Even if we do collect taxes properly for each of the jurisdictions required, the collection and payment of such taxes causes us to incur significant administrative effort and expense.

Facilities

   Our headquarters are located in Morrisville, North Carolina, where we currently sublease approximately 24,000 square feet of office space. This lease expires in February 2002. We have entered into a five-year lease for an additional 69,000 square feet of office space at our headquarters location. We also sublease approximately 5,400 square feet of office space in Durham, North Carolina through February 2000. We expect these facilities to be sufficient for the foreseeable future.

   We maintain an office in Plainview, New York, where our wholly-owned subsidiary, BioSupplyNet, is located. This space is shared with Cold Spring Harbor Laboratory Press and is rented on a month to month basis.

   We have also entered into a sublease for approximately 2,300 square feet of office space extending to December 31, 2002 for the offices of our subsidiary, Internet Auctioneers International, Inc., located in Mountain View, California.

Employees

   As of September 30, 1999, we had 150 full-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

   Our directors and executive officers and their ages as of the date of this Prospectus are as follows:

Name                              Age Position
M. Scott Andrews.................  34 President, Chief Executive Officer and
                                       Director
Peyton C. Anderson...............  33 Vice President of Business Development and
                                       Director
Lyle A. Brecht...................  52 Chief Business Development Officer
Antony Francis...................  49 Vice President of Operations
Robert M. Fusillo................  32 Chief Information Officer
Cecil Kost.......................  46 Executive Vice President
James J. Scheuer.................  52 Chief Financial Officer
Bruce J. Boehm...................  45 Director
Noel J. Fenton...................  61 Director
Gautam A. Prakash................  30 Director
Alan J. Taetle...................  36 Director
Timothy T. Weglicki..............  48 Director

   M. Scott Andrews co-founded SciQuest.com in November 1995 and serves as our President and Chief Executive Officer and as a director. From October 1991 to January 1996, Mr. Andrews was a sales professional for Baxter Healthcare Corporation, a scientific products company, which was acquired by VWR Scientific Products Corporation. From May 1987 to October 1991, Mr. Andrews served in the U.S. Army as an aviation officer. Mr. Andrews received an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in business management from the United States Military Academy at West Point. Mr. Andrews currently serves as a director of the North Carolina BioScience Fund.

   Peyton C. Anderson co-founded SciQuest.com in November 1995 and serves as our Vice President of Business Development and as a director. From August 1989 to January 1996, Mr. Anderson was a sales manager for Butler Manufacturing Company, a metal buildings company. Mr. Anderson is a director of the Council for Entrepreneurial Development, a mentoring organization for the North Carolina entrepreneurial community. Mr. Anderson received an M.B.A. from the University of North Carolina at Chapel Hill and a B.A. from the University of Richmond, Phi Beta Kappa.

   Lyle A. Brecht has served as Chief Business Development Officer since August 1999, Vice President of Data Services from December 1998 to August 1999 and Executive Vice President from October 1998 to December 1998. From October 1996 to December 1998, Mr. Brecht served as President and Chief Operating Officer and was co-founder of BioSupplyNet, Inc., a life science resource company that was acquired by SciQuest.com in September 1998. From March 1996 to October 1996, Mr. Brecht served as a consultant for Harris & Harris Group, PC, business development investment firm. From October 1994 to January 1995, Mr. Brecht served as President of Applied Research and Technology, Inc., an Internet commerce company. From July 1991 to December 1994, Mr. Brecht served as President of Blue Heron Group, Inc., a publishing and data analysis company. Mr. Brecht received an M.B.A. from Harvard University, and an M.S. in applied ecology and a B.A. in psychology and mathematics from the University of Minnesota.

   Antony Francis has served as our Vice President of Operations since February 1999. From June 1994 to January 1999, Mr. Francis served as Vice President/General Manager of the Logistics, E-commerce and Customer Services Division for the Federal Express Corporation at the European, Middle Eastern and African headquarters. While at Federal Express, Mr. Francis also worked as managing director of Financial Controls and Reporting and as managing director and regional controller for the European headquarters from September, 1988 to June, 1994. Mr. Francis also served as Finance and Administration Director for subsidiaries of the Guinness Group and Elf Aquitaine from 1979 to 1988, after ten years with Ernst & Young. Mr. Francis is a chartered public accountant (England and Wales certified) and a Fellow of the Institute of Transport & Logistics (UK).

   Robert M. Fusillo has served as our Chief Information Officer since November 1998. From September 1990 to October 1998, Mr. Fusillo served as Director of Applications Development in the Information Systems Division of Wal-Mart Stores, Inc. Prior to his employment with Wal-Mart, Mr. Fusillo was a senior programmer for the Carrier Access Billing System at Nynex, a telecommunications service company. Mr. Fusillo received a B.S. in computer science from State University of New York at Buffalo.

   Cecil Kost has served as our Executive Vice President since September 1999. From March 1996 to December 1998, Mr. Kost served as President and Chief Operating Officer of Oncor, Inc., a biotechnology company. From June 1976 to October 1995, Mr. Kost served as Senior Vice President of Curtin Matheson Scientific, a distributor of scientific products where he was responsible for their industrial, clinical and international business sectors and clinical diagnostic manufacturing operations. Mr. Kost is a former Chairman of the Laboratory Products Association, a trade association of businesses serving industrial and research laboratories. Mr. Kost received a B.S. in biology from Tulane University.

   James J. Scheuer has served as our Chief Financial Officer since September 1998. From March 1996 to March 1998, Mr. Scheuer served as Chief Operating Officer and later Chief Financial Officer for Boise Marketing Services, Inc., a subsidiary of Boise Cascade Office Products Corporation, and its predecessor. From December 1989 to March 1996, Mr. Scheuer served as Senior Vice President-- Group Executive/Chief Financial Officer of Hickory Farms, Inc., and the President of Canadian Hickory Farms, Ltd. From 1970 to 1989, Mr. Scheuer was employed by Deloitte Haskins & Sells and was the partner in charge of its Jacksonville, Florida office from 1985 to 1989. Mr. Scheuer is a certified public accountant and received his B.A. in business administration from the University of Wisconsin--Oshkosh.

   Bruce J. Boehm has served as a director of SciQuest.com since October 1997. Mr. Boehm has been active as an originator of and investor in early stage technology companies since 1992. Mr. Boehm holds M.B.A. and M.S. degrees from Stanford University and a B.S. from the Massachusetts Institute of Technology.

   Noel J. Fenton has served as a director of SciQuest.com since November 1998. Mr. Fenton has been a Managing General Partner of Trinity Ventures since 1986. From 1964 to 1986, he was a co-founder of three venture capital backed start-up companies, for two of which, Acurex Corporation and Covalent Systems Corporation, he served as CEO. Mr. Fenton received an M.B.A. from Stanford University and a B.S. from Cornell University.

   Gautam A. Prakash has served as a director of SciQuest.com since October 1998. Mr. Prakash is a partner with Bessemer Venture Partners, which he joined in 1993. He is a director of a number of privately held electronic commerce and healthcare companies. Prior to joining Bessemer, Mr. Prakash worked for McKinsey & Co. Mr. Prakash graduated from Yale University with a B.S. in molecular biophysics and biochemistry and a B.A. in economics.

   Alan J. Taetle has served as a director of SciQuest.com since August 1998. Mr. Taetle has been a General Partner with Noro-Moseley Partners, a venture capital firm, since May 1998. From March 1995 to April 1998, Mr. Taetle was Executive Vice President of Marketing and Business Development for MindSpring Enterprises, an Internet service provider. From November 1992 to March 1995, Mr. Taetle served as Director of Operations and Product Management at CogniTech Corporation, a developer of retail management software. Mr. Taetle received an M.B.A. from Harvard Business School and a B.A. in Economics from the University of Michigan.

   Timothy T. Weglicki has served as a director of SciQuest.com since May 1999. Since December 1993, he has been principally employed as a Managing Member of ABS Partners, L.P., the General Partner of ABS Capital Partners, L.P., a private equity fund. Prior to that date, he was principally employed as a Managing Director of Alex. Brown & Sons Incorporated where he established and headed its Capital Markets Group. Mr. Weglicki holds an M.B.A. from the Wharton Graduate School of Business and a B.A. from Johns Hopkins University. Mr. Weglicki is a director of ElderTrust, a healthcare real estate investment trust, and a number of privately held companies.

   There are no family relationships between any of our directors or executive officers.

Terms of Directors

   Concurrently with the effective date of this offering, the board of directors will be divided into three classes, with members serving for staggered three-year terms. The board will be comprised of three Class I directors (Messrs. Boehm, Prakash and Taetle), two Class II directors (Messrs. Fenton and Weglicki) and two Class III directors (Messrs. Anderson and Andrews). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the initial Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 2000, 2001 and 2002 annual meetings of stockholders, respectively.

Committees of the Board of Directors

   Messrs. Fenton and Weglicki are members of the Audit Committee. The Audit Committee reviews the scope and timing of our audit services and any other services our independent auditors are asked to perform, the auditor's report on our financial statements following completion of their audit and their policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the board of directors for the appointment of independent auditors for the following year.

   Messrs. Prakash, Taetle and Boehm are members of the Compensation Committee. The Compensation Committee reviews and evaluates the compensation and benefits of all our officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. The Compensation Committee also administers our stock option plan.

Compensation of Directors

   Our directors do not receive any compensation for services performed in their capacity as directors. We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee is or will be an executive officer of SciQuest.com.

Executive Compensation

   The following table sets forth the total compensation paid by SciQuest.com during the year ended December 31, 1998 to our Chief Executive Officer. No executive officer was paid total annual salary and bonuses determined in excess of $100,000 during 1998.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                           Annual Compensation        Awards
                                        -------------------------- ------------
                                                                    Number of
                                                                    Securities
                                                       All Other    Underlying
Name and Principal Position             Salary  Bonus Compensation   Options
M. Scott Andrews....................... $68,288  --       --           --
 President and Chief Executive Officer

   No options were granted to or exercised by Mr. Andrews during the fiscal year ended December 31, 1998.

 Stock Plans

   SciQuest.com, Inc. 1999 Stock Incentive Plan. The SciQuest.com Stock Incentive Plan was adopted by our Board in October 1999. Upon the consummation of this offering, the incentive plan will replace our original plan, the Sci.Quest.com, Inc. Stock Option Plan.

   A maximum of 2,938,412 shares is authorized for issuance under the incentive plan. The incentive plan provides for the grant of incentive and nonqualified stock options, restricted stock or other stock-based awards to our employees, including directors who are employees, and for the grant of nonqualified stock options, restricted stock or other stock-based awards to our non-employee directors, consultants and advisors.

   Our incentive plan is administered by our Compensation Committee. For so long as our common stock is registered under the Securities Exchange Act of 1934, as amended, a Board-appointed committee of not less than two members, each of whom qualifies as a non-employee director, is empowered to grant awards and take other action under the incentive plan with respect to individuals deemded to be insiders for purposes of Section 16 of the Securities Exchange Act.

   Our incentive plan provides that any option granted to a person who is subject to the provisions of Section 16 of the Securities Exchange Act will not become exercisable for a period of at least six months following the date of grant. Other restrictions on the terms applicable to incentive stock options are imposed under the incentive plan to ensure compliance with the requirements for incentive stock options under Section 422 of the Internal Revenue Code.

   The incentive plan permits common stock purchased upon the exercise of options to be paid in cash or by check or through a broker-facilitated cashless exercise procedure, or, to the extent permitted by applicable law, by delivery of previously owned shares, a promissory note or other means approved by our Board of Directors.

   Our Board may also grant restricted stock awards under the incentive plan. These awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or a part of the shares. The other terms applicable to restricted stock awards are determined by our Board. Any restricted stock award granted to a participant who is subject to the provisions of Section 16 of the Securities Exchange Act restricts the release of the shares subject to the award for a period of at least six months following the date of grant.

   Our Board has the authority to grant other awards based on our common stock having terms and conditions as determined by our Board. Except as our Board may otherwise provide in a particular award, no awards granted under the incentive plan may be transferred or assigned by the holder other than by will or the laws of descent or distribution.

   In the event that:

  . we merge with or consolidate into another corporation, which results in our stockholders owning less than 50% of the voting power of the voting securities of the surviving or successor corporation following the transaction;

  .  we sell all or substantially all of our assets;

  .  we completely liquidate; or

  . someone acquires 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from us.

   then any options, stock appreciation rights and any restricted stock awards or other then stock-based awards that would have become vested within the next twelve months become vested and free of all restrictions. Our Board may, in its discretion, terminate any unexercised options or stock appreciation rights, or permit the acquiring or succeeding corporation to assume or substitute equivalent options or stock appreciation rights for ours.

   Our Board may terminate or amend the incentive plan at any time. Our stockholders must approve any increase in the total number of shares available under the incentive plan. No awards may be made under the incentive plan after October 2009.

   SciQuest.com, Inc. 1997 Stock Option Plan. After its adoption and approval by our Board and our stockholders in September 1997, the SciQuest, Inc. Stock Option Plan was amended by our Board (and approved by our stockholders) in September 1998, February 1999 and August 1999 to increase the number of shares available for issuance thereunder. The option plan was also amended in March 1999 to change the name of the plan to the SciQuest.com, Inc. Stock Option Plan.

   Under the option plan, our Board has the power to grant incentive and nonqualified stock options to our employees, including directors who are employees, and nonqualified stock options to our non-employee directors, consultants and advisors. The option plan is administered by our Board in conjunction with the Compensation Committee.

   The option plan permits common stock purchased upon the exercise of options to be paid in cash or by check.

   In the event that:

  . we merge with or consolidate into another corporation, which results in our stockholders owning less than 50% of the voting power of the voting securities of the surviving corporation; or

  . we sell, lease or otherwise dispose of all or substantially all of our assets;

   then that portion of any outstanding options that would have become vested within the next twelve months will become vested as of a date prior to the change of control. Our Board may also, in its discretion, provide that any other unvested and unexercisable portion of an outstanding option shall become immediately vested and exercisable. Any accelerated vesting under this provision is conditioned upon the consummation of the change of control event. Our Board may, in its discretion, terminate any unexercised options that become vested and exercisable solely because of this provision.

   As of September 30, 1999, we had outstanding 1,577,953 stock options under the option plan, at a weighted average exercise price of $1.75 per share, and 274,421 options have been exercised. Our Board has determined not to grant any additional options under the option plan subsequent to this offering, and amended the plan, in October 1999, to decrease the number of shares authorized under the plan to 1,972,588.

   Provisions Applicable to Both Plans. The exercise price of options granted under both the incentive plan and the option plan is determined by our Board; however, the exercise price of incentive stock options granted under the plan must be equal to at least the fair market value of our common stock on the date of grant (or 110% of the fair market value if the grant is made to a 10% or more stockholder). Other restrictions on the terms applicable to incentive stock options are imposed under the plan to ensure compliance with the requirements for incentive stock options under Section 422 of the Internal Revenue Code.

   In the event an optionee ceases to be employed by us for any reason other than death or disability, each outstanding option held by such optionee will terminate and cease to be exercisable no later than three months after the date of such cessation of employment. Should the optionee's employment terminate by reason of death or disability (including death within three months following cessation of employment), each outstanding option held by such optionee will terminate and cease to be exercisable no later than twelve months after the date of such cessation of employment.

   401(k) Profit Sharing Plan. We maintain a 401(k) Profit Sharing Plan. In general, all of our employees who have completed 30 days of service are eligible to participate. Our 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary or $10,000 on a pre-tax basis. We currently do not match any portion of the employee's contribution. A separate account is maintained for each participant in the 401(k) Plan. Distributions from our 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

 Employment Agreements

   Our principal employees, including executive officers, are required to sign an agreement prohibiting their disclosure of any of our confidential or proprietary information and restricting their ability to compete with us during their employment and for a period of two years thereafter, restricting solicitation of customers and employees following their employment with us and providing for ownership and assignment of intellectual property rights to us.

 Limitation of Liability and Indemnification of Officers and Directors

   Our certificate of incorporation limits personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Delaware General Corporation Law. Our certificate of incorporation provides that no director of SciQuest.com shall have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty of care or other duty as a director. However, these provisions do not eliminate or limit the liability of a director:

  . for any breach of a director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for voting or assenting to unlawful distributions; or

  . for any transaction from which the director derived an improper personal benefit.

   Any amendment to or repeal of such provisions will not eliminate or reduce the effect of such provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment, repeal or adoption of such an inconsistent provision. If the Delaware General Corporation Law is subsequently amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

   Our certificate of incorporation provides that we will indemnify our directors and executive officers and may indemnify our other corporate agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have purchased a directors' and officers' liability insurance policy in the amount of $5 million.

                           RELATED PARTY TRANSACTIONS

Equity Transactions

   In October 1997, as part of our sale of 711,486 shares of series A convertible preferred stock at a price of $0.91 per share, we sold 109,890 shares to Bruce Boehm, one of our directors. Mr. Boehm acquired these shares on the same terms as other purchasers in this transaction.

   In July 1998, as part of our sale of 3,777,626 shares of series B mandatorily redeemable convertible preferred stock at a price of $2.80 per share and warrants to purchase 57,545 shares of our series B mandatorily redeemable convertible preferred stock at an exercise price of $2.80 per share, we sold 21,873 shares and warrants to purchase 6,705 shares of common stock to Bruce Boehm and 21,447 shares and warrants to purchase 3,910 shares of common stock to family members of Peyton Anderson, one of our officers and directors. Mr. Boehm and Mr. Anderson's family members acquired these shares and warrants on the same terms as other purchasers in this transaction.

   On March 1, 1999, we sold 89,408 shares of our series C convertible preferred stock, at a price of $2.80 per share to Antony Francis, our Vice President of Operations. The shares vest over a two-year period. Mr. Francis was granted registration rights with respect to these shares.

   In May and June 1999, as part of our sale of 3,312,720 shares of our series D mandatorily redeemable convertible preferred stock at a price of $11.32 per share and warrants to purchase 1,004,829 shares of common stock at an exercise price of $7.46 per share, we sold:

  . 662,544 shares of series D mandatorily convertible preferred stock and warrants to purchase 200,969 shares of common stock to affiliates of Timothy Weglicki, one of our directors;

  . 163,469 shares of series D mandatorily redeemable convertible preferred stock and warrants to purchase 49,584 shares of common stock to affiliates of Gautam Prakash, one of our directors;

  . 111,561 shares of series D mandatorily redeemable convertible preferred stock and warrants to purchase 33,839 shares of common stock to affiliates of Alan Taetle, one of our directors;

  . 151,638 shares of series D mandatorily redeemable convertible preferred stock and warrants to purchase 45,995 shares of common stock to affiliates of Noel Fenton, one of our directors;

  . 15,085 shares of series D mandatorily redeemable convertible preferred stock and warrants to purchase 4,576 shares of common stock to Dwight Sawin, who was then one of our directors; and

  . 7,371 shares of series D mandatorily redeemable convertible preferred stock and warrants to purchase 2,236 shares of common stock to family members of Peyton Anderson, one of our officers and directors.

   These individuals acquired these shares and warrants on the same terms as other purchasers in this transaction.

Other Transactions

   In December 1998, we entered into a Content Conversion Services Agreement with Requisite Technology, Inc. Under this agreement, Requisite converts product information content received by us from our suppliers to electronic catalog format for use on our Web sites. The agreement has an initial 12 month term with automatic renewal thereafter. It may be terminated by either party for material breach or upon the occurrence of bankruptcy or similar events. Noel Fenton, one of our directors, also serves as a director of Requisite Technology, Inc.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our capital stock as of September 30, 1999 and as adjusted to reflect our sale of common stock in this offering by:

    . all those known by us to be beneficial owners of more than five percent of the outstanding shares of common stock;

     .  all executive officers;

     .  each of our directors; and

     .  all executive officers and directors as a group.

   For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding prior to this offering consists of 17,165,604 shares outstanding as of September 30, 1999. The number of shares of common stock deemed outstanding after this offering includes an additional 7,200,000 shares that are being offered for sale by us in this offering, but does not include shares issuable upon the exercise of warrants that may be issued to the holders of our series B and series D preferred stock in connection with the conversion of those shares.

   Options that are exercisable within sixty days are deemed to be outstanding and to be beneficially owned by the stockholder holding the options for the purpose of computing that stockholder's percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named on this table have sole voting and investment control with respect to all shares beneficially owned.

                                Shares               Shares
                             Beneficially         Beneficially
                            Owned Prior to         Owned After
                               Offering             Offering
                           -------------------- --------------------
Name                        Shares      Percent  Shares      Percent
Trinity Ventures VI,       2,119,096(2)  12.3%  2,119,096(2)  8.7%
 L.P.(1).................
 3000 Sand Hill Road
 Building 1, Suite 240
 Menlo Park, CA 94025

Bessemer Venture Partners  1,653,497(4)   9.6%  1,653,497(4)  6.8%
 IV L.P.(3)..............
 1400 Old Country Road
 Suite 407
 Westbury, NY 11590

Noro-Moseley Partners IV,  1,559,028(6)   9.1%  1,559,028(6)  6.4%
 L.P.(5).................
 9 North Parkway Square
 4200 Northside Parkway,
  NW
 Atlanta, GA 30327

ABS Capital Partners III,  1,205,812(7)   6.9%  1,205,812(7)  4.9%
 L.P. ...................
 1 South Street, 25th
  Floor
 Baltimore, MD 21202-3220

M. Scott Andrews.........    840,979      4.9%    840,979     3.5%
 5151 McCrimmon Parkway
 Suite 208
 Morrisville, NC 27560

Peyton C. Anderson.......    853,112      5.0%    853,112     3.5%
 5151 McCrimmon Parkway
 Suite 208
 Morrisville, NC 27560


                                         Shares                Shares
                                      Beneficially          Beneficially
                                     Owned Prior to          Owned After
                                        Offering              Offering
                                    --------------------- ---------------------
Name                                 Shares       Percent  Shares       Percent
Wakefield Group II LLC.............   935,417(8)    5.4%    935,417(8)    3.8%
 1110 E. Morehead Street
 Charlotte, NC 28204

Bruce J. Boehm.....................   210,007(9)    1.2%    210,007(9)    0.9%

Noel J. Fenton..................... 2,119,096(10)  12.3%  2,119,096(10)   8.7%

Gautam A. Prakash.................. 1,653,497(11)   9.6%  1,653,497(11)   6.8%

Alan J. Taetle..................... 1,559,028(12)   9.1%  1,559,028(12)   6.4%

Timothy T. Weglicki................ 1,205,812(13)   6.9%  1,205,812(13)   4.9%

All directors and executive
 officers as a group (12 persons)
 (9)(10)(11)(12)(13)(14)........... 8,769,832        50%  8,769,832      35.3%

--------
 (1) Includes shares owned by Trinity VI Side-By-Side Fund, L.P., which is an affiliate of Trinity Ventures VI, L.P.
 (2) Includes 45,995 shares subject to warrants that are currently exercisable.
 (3) Includes shares owned by Bessemer Venture Investors L.P. and Bessec Ventures IV L.P., which are affiliates of Bessemer Venture Partners IV L.P.
 (4) Includes 49,584 shares subject to warrants that are currently exercisable.
 (5) Includes shares owned by Noro-Moseley Partners IV-B Fund L.P., which is an affiliate of Noro-Moseley Partners IV, L.P.
 (6) Includes 33,840 shares subject to warrants that are currently exercisable.
 (7) Includes 200,969 shares subject to warrants that are currently exercisable.
 (8) Includes 20,304 shares subject to a warrant that is currently exercisable.
 (9) Includes 10,169 shares subject to a warrant that is currently exercisable.
(10) Consists of shares owned by Trinity Ventures VI, L.P. and Trinity VI Side-By-Side Fund, L.P. Mr. Fenton is managing general partner of these entities and may be deemed to be a beneficial owner of these shares. Mr. Fenton disclaims beneficial ownership.
(11) Consists of shares owned by Bessemer Venture Partners IV L.P., Bessemer Venture Investors L.P. and Bessec Ventures IV L.P. Mr. Prakash is a principal of these entities and may be deemed to be a beneficial owner of these shares. Mr. Prakash disclaims beneficial ownership.
(12) Consists of shares owned by Noro-Moseley Partners IV L.P. and Noro-Moseley Partners IV-B Fund, L.P. Mr. Taetle is a principal of these entities and may be deemed to be a beneficial owner of these shares.
     Mr. Taetle disclaims beneficial ownership.
(13) Mr. Weglicki is Managing Member of ABS Partners III, L.L.C., which is the general partner of ABS Capital Partners III, L.P., and may be deemed to be a beneficial owner of these shares. Mr. Weglicki disclaims beneficial ownership.
(14) Includes 136,767 shares subject to options that are exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capital stock of 100,000,000 shares consists of 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of September 30, 1999, we had issued and outstanding 17,165,604 shares of common stock.

Common Stock

   Upon the closing of this offering, there will be 24,365,604 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option and no-exercise of outstanding options or warrants and excluding the issuance of warrants that may be issued in connection with the conversion of our series B and series D preferred stock. Our class B common stock automatically converts into shares of our common stock upon completion of this offering. Holders of shares of our common stock are entitled to one vote for each share on all matters to be submitted to a vote of our stockholders and do not have cumulative voting rights. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of our common stock are entitled to share ratably in such dividends as may be declared and paid out of funds legally available. In the event of a liquidation or winding up of SciQuest.com, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences, if any. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

   Upon completion of this offering, all of our outstanding preferred stock will automatically convert into common stock if the initial public offering price is at least $12.20 per share. If the initial public offering price is less than $12.20 per share, we expect that all of our outstanding shares of preferred stock would still convert into common stock; but we would also expect to issue additional warrants to holders of our series B and series D preferred stock in exchange for their consent to conversion at an initial public offering price of less than $12.20. Accordingly, upon completion of this offering, 10,000,000 shares of preferred stock will be authorized, and no shares will be outstanding. The board has the authority, without further stockholder approval, to issue such shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change of control of SciQuest.com. There are no outstanding shares of preferred stock and no series have been designated.

Options and Warrants

   As of September 30, 1999, we had outstanding options to purchase an aggregate of 1,577,953 shares of common stock at a weighted average exercise price of $1.75 per share and warrants to purchase an aggregate of 1,095,908 shares of common stock at a weighted average exercise price of $6.87 per share. In addition, we had warrants to purchase an aggregate of 57,545 shares of series B preferred stock at an exercise price of $2.80 per share, which will convert upon completion of this offering into warrants to purchase 87,275 shares of our common stock at an exercise price of $1.85 per share. All outstanding options and warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of SciQuest.com. An aggregate of 1,004,829 warrants provide for antidilution adjustment in the event of certain dilutive issuances of securities by us at less than $7.46 per share.

   In addition, we have agreed to issue warrants to acquire up to 3,724,307 shares of common stock at an exercise price of $0.01 per share and may in the future issue warrants to acquire up to an additional 1,408,112 shares of common stock at an exercise price of $0.01 per share. As noted above, we may also be required to issue warrants to acquire shares of our common stock at an exercise price of $0.01 per share in connection with the conversion of our series B and series D preferred stock. See "Risk Factors--Risks Relating to this Offering--We may be required to issue additional warrants in connection with conversion of our series B and series D preferred stock."

Anti-takeover Effects of Provisions of Certificate of Incorporation and Bylaws

   Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting. Our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the board of directors or our Chief Executive Officer or Chairman. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Secretary of the stockholder's intention to bring such business before the meeting. The holders of a majority of our outstanding shares will consist of a quorum for the transaction of business. Each stockholder has one vote per share of stock. Except as explained below or provided by Delaware law, approval of a majority of those stockholders who are present is required to take any action.

   Our certificate of incorporation and bylaws provide that a director may be removed from office only with cause by the affirmative vote of at least 75% of all shares voting on the removal. Cause is defined as incompetence, mental or physical incapacity, breach of fiduciary duty involving dishonesty, personal profit, a failure to perform stated duties or a violation of law. Our board of directors is classified into the three-year terms. In addition, the provisions of our certificate of incorporation that relate to the election and removal of directors and the prohibition on the calling of special meetings by stockholders and actions by stockholders by written consent may only be amended by a vote of 75% of our outstanding shares of voting stock. Our bylaws may only be amended by our board of directors or by a vote of 75% of our outstanding shares of voting stock.

   These provisions of our certificate of incorporation and bylaws are intended to discourage types of transactions that may involve an actual or threatened change of control of SciQuest.com. Such provisions are designed to reduce the vulnerability of SciQuest.com to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of SciQuest.com. Such provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of SciQuest.com.

Effect of Delaware Anti-takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law, or the anti-takeover law, which regulates corporate acquisitions. The anti-takeover law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the anti-takeover law, a "business combination" includes, among other things, a merger or consolidation involving SciQuest.com, and the interested stockholder and the sale of more than 10% of SciQuest.com's assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of SciQuest.com and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the anti-takeover law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of the anti-takeover law.

Registration Rights

   Upon completion of this offering, holders of 16,840,971 shares of our common stock and 1,209,755 shares of our common stock issuable upon the exercise of outstanding warrants will be entitled to certain rights with respect to the registration of these shares under the Securities Act.

   If we register any of our common stock, either for our own account or for the account of other security holders, the holders are entitled to notice of the registration and to include their shares of common stock in the registration. All of these rights to register securities in connection with this offering have been waived as required by the respective agreements granting these rights.

   On or after July 30, 2000, holders of 5,729,310 shares of common stock, representing shares issued in conversion of our series B mandatorily redeemable convertible preferred stock, may require that we register all or part of these securities for sale under the Securities Act. Beginning 12 months after the completion of this offering, subject to specified limitations, holders of 6,029,043 shares of common stock, representing shares issued in conversion of our series D mandatorily redeemable convertible preferred stock and issuable in exercise of outstanding warrants, may require that we register all or part of these securities for sale under the Securities Act. Until we are entitled to register our shares on Form S-3, a short form registration statement, these holders may only make two such demands. Once we are entitled to use Form S-3, which may be as early as November, 2000, all of these holders may make such demands for registrations on Form S-3 on an unlimited number of occasions.

   In all cases, a holder's right to include shares in a registration is subject the ability of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of all of these registrations will be paid by us, and all selling expenses will be paid by the holders of the securities being registered.

Listing

   We have applied for trading and quotation of our common stock on The Nasdaq National Market under the trading symbol "SQST."

Transfer Agent

   The transfer agent for our common stock is SunTrust Bank, Atlanta.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales may occur, could materially and adversely affect prevailing market prices of our common stock and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of 24,365,604 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants and excluding the issuance of warrants that may be issued in connection with the conversion of our series B and series D preferred stock. Of these shares, all shares sold in this offering will be freely tradable without restriction or registration under the Securities Act, unless such shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 17,165,604 shares of our common stock are held by existing stockholders. Such shares, as well as any shares sold in this offering that are purchased by one of our affiliates, are restricted securities that may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

   As a result of the contractual restrictions and the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, the restricted securities will be available for sale in the public market as follows:

  . 52,665 shares may be eligible for sale in accordance with the applicable requirements of Rule 144 beginning 90 days after the date of this prospectus;

  . 15,933,690 shares may be eligible for sale in accordance with the requirements of Rule 144 upon expiration of the lock-up agreements; and

  . 1,004,843 shares may be eligible for sale in accordance with the requirements of Rule 144 beginning on June 8, 2000, and 174,406 shares may be eligible for sale in accordance with the requirements of Rule 144 on July 30, 2000.

Lock-up Agreements

   All of our officers, directors and substantially all of our stockholders have signed lock-up agreements under which they have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, other than by operation of law, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other arrangement that transfers to another person in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Further, the holders of our common stock who have registration rights are prohibited under the terms of their respective registration rights agreements from offering, selling or otherwise transferring their shares of common stock or securities convertible or exchangeable into common stock for a period of 180 days after the date of this prospectus.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the number of shares of our common stock then outstanding, which will equal approximately 243,656 shares immediately after this offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to specific manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with various restrictions. Specifically, shares acquired pursuant to Rule 701 may be sold by nonaffiliates without regard to the holding period, volume limitations or information or notice requirements of Rule 144, and by our affiliates without regard to the holding period requirement.

Registration Rights

   Upon completion of this offering, the holders of 16,840,971 shares of common stock and the holders of 1,209,755 shares of common stock issuable upon the exercise of outstanding warrants, or their transferees, will be entitled to rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After such a registration, these shares become freely tradable without restriction under the Securities Act.

Stock Options and Warrants

   Options to purchase an aggregate of 31,208 shares of our common stock are fully vested as of September 30, 1999. Of the total shares issuable pursuant to these vested options, 13,008 are subject to the 180-day lock-up agreements described above. As of September 30, 1999, options to purchase an additional 1,546,745 shares of common stock were outstanding but subject to future vesting and an additional 794,874 shares of common stock were available for future grants under our stock option plan. As of September 30, 1999, 1,095,908 shares of common stock are subject to currently exercisable warrants. We also had outstanding warrants to purchase an aggregate of 57,545 shares of series B preferred stock at an exercise price of $2.80 per share, which will convert upon the consummation of this offering into warrants to purchase 87,275 shares of our common stock at an exercise price of $1.85 per share. In addition, we have agreed to issue upon consummation of this offering warrants to acquire up to 3,724,307 shares of common stock at an exercise price of $0.01 per share and may in the future issue warrants to acquire up to an additional 1,408,112 shares of common stock at an exercise price of $0.01 per share. We may also be required to issue warrants to acquire shares of our common stock at an exercise price of $0.01 per share in connection with the conversion of our series B and series D preferred stock.

   Following this offering, we intend to file one or more registration statements on Form S-8 under the securities Act to register all shares of common stock subject to outstanding stock options and options issuable pursuant to our stock option plans. Subject to the lock-up agreements, shares covered by these registration statements will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they qualify for an exemption from registration under Rule 144 or 701.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, dated
     , 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Banc Securities Inc., Hambrecht & Quist LLC, DLJdirect Inc. and E*OFFERING Corp. have severally agreed to purchase from SciQuest.com the respective number of shares of common stock shown opposite their names below.

                                                                        Number
Underwriters:                                                          of Shares
Donaldson, Lufkin & Jenrette Securities Corporation...................
Deutsche Banc Securities Inc..........................................
Hambrecht & Quist LLC.................................................
DLJdirect Inc. .......................................................
E*OFFERING Corp. .....................................................
                                                                         ----
Total.................................................................
                                                                         ====

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered in this offering are subject to approval of certain legal matters and to certain other conditions. The underwriters must purchase and accept delivery of all the shares, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters propose to initially offer some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of the shares to dealers at the public offering price
less a concession not in excess of $    per share. The underwriters may allow,
and these dealers may re-allow a concession not in excess of $    per share on
sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                  No      Full
                                                               Exercise Exercise
Per share.....................................................
Total.........................................................

   We will pay the offering expenses, estimated to be $990,000.

   DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and E*OFFERING Corp., are facilitating the distribution of the shares sold in this offering over the Internet. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc., for further distribution to E*TRADE Securities, Inc. retail customers. E*OFFERING Corp. and E*TRADE Securities, Inc. will allocate shares to their respective customers in accordance with usual and customary industry practices. An electronic prospectus is available on the Web sites maintained by DLJdirect and E*OFFERING Corp. Other than the prospectus in electronic format, the information on these Web sites relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

   We have granted to the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase up to 1,080,000 additional shares of common stock at the initial public offering price less the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to various conditions, to purchase a number of additional shares proportionate to such underwriter's initial purchase commitment.

   We have agreed to indemnify the underwriters against various civil liabilities, including liabilities under the Securities Act, or to contribute the payments that the underwriters may be required to make in respect of these liabilities.

   We and our executive officers and directors, and substantially all of our stockholders either have agreed, or are contractually bound, for a period of 180 days after the date of this prospectus, not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

   Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our executive officers, directors and several stockholders have agreed not to make any demand for, or exercise any right of, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   Prior to the offering, there has been no established trading market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiations among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  . the history of and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "SQST."

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction that requires action for that purpose. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We advise persons who receive this prospectus to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where such an offer or a solicitation would not be permitted or legal.

   In connection with this offering, some underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. The underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   At our request, the underwriters have reserved for sale at the initial public offering price up to 10% of the shares of common stock to be sold in this offering for sale to our employees, friends and persons having relationships with us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

   Hambrecht & Quist LLC and persons associated with Hambrecht & Quist beneficially own 31,060 shares of our series D mandatorily redeemable convertible preferred stock and warrants to purchase 9,421 shares of class A common stock at an exercise price of $7.46 per share, which warrants expire in May 2004. Additionally, Access Technology Partners, L.P., a fund of outside investors that is managed by an affiliate of Hambrecht & Quist, owns 124,235 shares of our series D mandatorily redeemable convertible preferred stock and warrants to purchase 37,684 shares of class A common stock at an exercise price of $7.46 per share, which warrants expire in May, 2004.

   ABS Capital Partners III, L.P., BT Investment Partners, Inc. and persons associated with Deutsche Banc Securities, Inc. own 839,222 shares of series D mandatorily redeemable convertible preferred stock and warrants to purchase 254,561 shares of class A common stock at an exercise price of $7.46 per share, which warrants expire in May 2004.

   Hambrecht & Quist LLC has provided financial advisory services to us in the past and has received compensation at market rates for these services. In addition, Donaldson Lufkin & Jenrette has provided and will continue to provide financial advisory services to us and will receive compensation at market rates for these services.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of the common stock to be sold in this offering and other legal matters related to this offering will be passed upon for us by Hutchison & Mason PLLC, Raleigh, North Carolina and other legal matters relating to this offering will be passed on for us by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

   The financial statements of SciQuest.com as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, and the financial statements of BioSupplyNet, Inc. as of June 30, 1998 and 1997 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

   Effective February 8, 1999, we dismissed Hughes, Pittman and Gupton LLP and engaged PricewaterhouseCoopers LLP as our independent accountants. Our board of directors approved the decision to change independent accountants. The report of Hughes, Pittman and Gupton LLP on our financial statements for the year ended December 31, 1997 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits through December 31, 1997 and through February 8, 1999, there were no disagreements with Hughes, Pittman and Gupton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hughes, Pittman and Gupton LLP, would have caused them to make reference thereto in their report on the financial statements for the applicable year.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.

   You may read and copy all or any portion of the registration statement and the exhibits at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http:/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. These periodic reports, proxy and information statements and other information will be available for inspection and copying at the public reference facilities, regional offices and SEC's Web site referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
SciQuest.com, Inc.:

Report of Independent Accountants........................................   F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and
 September 30, 1999......................................................   F-3

Consolidated Statements of Operations for the Years Ended December 31,
 1996, 1997 and 1998 and
 the Nine Months Ended September 30, 1998 and 1999.......................   F-4

Consolidated Statements of Stockholders' Deficit for the Years Ended
 December 31, 1996, 1997 and 1998 and the Nine Months Ended September 30,
 1999....................................................................   F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1997 and 1998 and the Nine Months Ended September 30, 1998 and
 1999....................................................................   F-6

Notes to Consolidated Financial Statements...............................   F-7

BioSupplyNet, Inc.:

Report of Independent Accountants........................................  F-28

Balance Sheets as of June 30, 1997 and 1998..............................  F-29

Statements of Operations for the Years Ended June 30, 1997 and 1998......  F-30

Statements of Stockholders' Deficit for the Years Ended June 30, 1997 and
 1998....................................................................  F-31

Statements of Cash Flows for the Years ended June 30, 1997 and 1998......  F-32

Notes to Financial Statements............................................  F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SciQuest.com, Inc.

   The 1.516643-for-1 stock split discussed in Note 16 to the financial statements has not been consummated at November 8, 1999. When it has been consummated, we will be in a position to furnish the following audit report:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of SciQuest.com, Inc. and its subsidiary (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

August 20, 1999
Raleigh, North Carolina

                               SciQuest.com, Inc.

                          CONSOLIDATED BALANCE SHEETS

                                                                        Pro Forma
                           December 31,  December 31,  September 30,  September 30,
                               1997          1998          1999           1999
                                                        (unaudited)    (unaudited)
                                                                        (note 1)
         Assets
Current assets:
 Cash and cash
  equivalents............  $   330,836   $ 5,391,462   $  4,911,440   $  4,923,270
 Short-term investments..          --      1,886,693     12,600,275     12,600,275
 Accounts receivable.....       20,658       104,082        311,229        311,229
 Prepaid expenses and
  other assets...........        7,227        37,057        906,876        906,876
                           -----------   -----------   ------------   ------------
   Total current assets..      358,721     7,419,294     18,729,820     18,741,650
                           -----------   -----------   ------------   ------------
Restricted cash..........          --         82,236            --             --
Long-term investments....          --            --      12,416,587     12,416,587
Property and equipment,
 net.....................       19,412       357,460      1,757,310      1,757,310
Other assets.............        7,152     1,314,109      1,857,531      1,857,531
                           -----------   -----------   ------------   ------------
   Total assets..........  $   385,285   $ 9,173,099   $ 34,761,248   $ 34,773,078
                           ===========   ===========   ============   ============
     Liabilities and
  Stockholders' Deficit
Current liabilities:
 Accounts payable........  $    82,926   $   694,611   $  1,982,181   $  1,982,181
 Accrued liabilities.....      142,267       280,003      1,682,651      1,682,651
 Current maturities of
  capital lease
  obligations............        2,758        18,048         19,190         19,190
 Current maturities of
  notes payable..........      159,238        14,060         96,000         96,000
                           -----------   -----------   ------------   ------------
   Total current
    liabilities..........      387,189     1,006,722      3,780,022      3,780,022
                           -----------   -----------   ------------   ------------
Deferred income taxes....          --        285,005        120,920        120,920
Capital lease
 obligations, less
 current maturities......          --         35,082      1,034,755      1,034,755
Notes payable, less
 current maturities......       79,188        65,128            --             --
Commitments and
 contingencies (Note 14).          --            --             --             --
Mandatorily redeemable
 convertible preferred
 stock...................          --     10,882,702     92,664,441            --
Stockholders' deficit:
 Series A convertible
  preferred stock,
  $0.001 par value;
  769,231 shares
  designated; 769,221
  shares issued and
  outstanding as of
  December 31, 1997 and
  1998 and September 30,
  1999, no shares
  designated, issued or
  outstanding pro forma
  (unaudited)............      683,135       683,135        683,135            --
 Series C convertible
  preferred stock,
  $0.001 par value;
  700,000 shares
  designated; no shares
  issued or outstanding
  as of December 31,
  1997, 546,405 and
  635,813 shares issued
  and outstanding as of
  December 31, 1998 and
  September 30, 1999,
  respectively, no
  shares designated,
  issued or outstanding
  pro forma (unaudited)..          --      1,524,470      1,774,470            --
 Series E convertible
  preferred stock,
  $0.001 par value;
  126,500 shares
  designated; no shares
  issued or outstanding
  as of December 31,
  1997 or 1998, 114,995
  shares issued and
  outstanding as of
  September 30, 1999, no
  shares designated,
  issued or outstanding
  pro forma (unaudited)..          --            --       1,255,616            --
 Preferred stock,
  undesignated,
  10,000,000 shares
  authorized; none
  issued or outstanding
  actual or pro forma
  (unaudited)............          --            --             --             --
 Common stock, $0.001
  par value; 90,000,000
  shares authorized;
  3,412,447 shares
  issued and outstanding
  as of December 31,
  1997 and 1998 and
  3,727,548 shares
  issued and outstanding
  as of September 30,
  1999, actual;
  18,348,699 shares
  issued and outstanding
  pro forma (unaudited)..        3,412         3,412          3,728         18,349
 Class B common stock,
  $0.001 par value,
  250,020 shares
  authorized, issued and
  outstanding as of
  December 31, 1997 and
  1998 and September 30,
  1999, no shares
  authorized, issued or
  outstanding pro forma
  (unaudited)............      100,000       100,000        100,000            --
Additional paid-in
 capital.................      366,588        49,949            --      96,474,871
Deferred compensation....          --            --      (2,842,490)    (2,842,490)
Accumulated other
 comprehensive loss......          --         (6,673)           --             --
Accumulated deficit......   (1,234,227)   (5,455,833)   (63,813,349)   (63,813,349)
                           -----------   -----------   ------------   ------------
 Total stockholders'
  equity (deficit).......      (81,092)   (3,101,540)   (62,838,890)    29,837,381
                           -----------   -----------   ------------   ------------
   Total liabilities and
    stockholders'
    deficit..............  $   385,285   $ 9,173,099   $ 34,761,248   $ 34,773,078
                           ===========   ===========   ============   ============

   The accompanying notes are an integral part of these financial statements.

                               SciQuest.com, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       Year Ended                    Nine Months Ended
                          -------------------------------------  --------------------------
                                                     December                   September
                          December 31, December 31,     31,      September 30,     30,
                              1996         1997        1998          1998          1999
                                                                  (unaudited)  (unaudited)
Revenues................   $     --     $ 196,381   $   477,818   $   308,365  $  1,243,787
Cost of revenues........         --           --         41,880           --        823,236
                           ---------    ---------   -----------   -----------  ------------
    Gross profit........         --       196,381       435,938       308,365       420,551
                           ---------    ---------   -----------   -----------  ------------
Operating expenses:
  Product development...      85,025      140,520     1,191,135       389,901     6,298,444
  Sales and marketing...     149,560      256,699     1,706,033       828,294     6,218,888
  General and
   administrative.......     300,822      457,058     1,104,010       375,793     3,963,188
  Purchased in-process
   research and
   development..........         --           --        791,102       791,102           --
                           ---------    ---------   -----------   -----------  ------------
    Total operating
     expenses...........     535,407      854,277     4,792,280     2,385,090    16,480,520
                           ---------    ---------   -----------   -----------  ------------
    Operating loss......    (535,407)    (657,896)   (4,356,342)   (2,076,725)  (16,059,969)
                           ---------    ---------   -----------   -----------  ------------
Interest income
 (expense):
  Interest income.......         --         3,235       110,565        34,259       762,287
  Interest expense......      (9,113)     (35,028)      (30,524)      (22,638)       (7,026)
                           ---------    ---------   -----------   -----------  ------------
    Net interest income
     (expense)..........      (9,113)     (31,793)       80,041        11,621       755,261
                           ---------    ---------   -----------   -----------  ------------
    Loss before income
     taxes..............    (544,520)    (689,689)   (4,276,301)   (2,065,104)  (15,304,708)
Income tax benefit......         --           --         54,695           --        164,086
                           ---------    ---------   -----------   -----------  ------------
Net loss................    (544,520)    (689,689)   (4,221,606)   (2,065,104)  (15,140,622)
Accretion of mandatorily
 redeemable convertible
 preferred stock........         --           --        328,723       112,155    46,646,901
                           ---------    ---------   -----------   -----------  ------------
Net loss available to
 common stockholders....   $(544,520)   $(689,689)  $(4,550,329)  $(2,177,259) $(61,787,523)
                           =========    =========   ===========   ===========  ============
Net loss per common
 share--basic and
 diluted................      $(0.16)      $(0.20)       $(1.33)       $(0.64)      $(17.60)
Weighted average common
 shares outstanding--
 basic and diluted......   3,412,447    3,412,447     3,412,447     3,412,447     3,511,340
Pro forma net loss per
 common share--basic and
 diluted (unaudited)....                                 $(0.62)                     $(1.08)
Pro forma weighted
 average shares
 outstanding--basic and
 diluted (unaudited)....                              6,805,787                  13,976,390

   The accompanying notes are an integral part of these financial statements.

                              SciQuest.com, Inc.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIT

                       Series A          Series C           Series E                           Class B
                   Preferred Stock   Preferred Stock    Preferred Stock     Common Stock     Common Stock   Additional
                   ---------------- ------------------ ------------------ ---------------- ----------------  Paid in
                   Shares   Amount  Shares    Amount   Shares    Amount    Shares   Amount Shares   Amount   Capital
Balance at
December 31,
1996.............      --  $    --      --  $      --      --  $      --  3,412,447 $3,412 250,020 $100,000 $  186,588
 Noncash
 management
 compensation
 expense.........      --       --      --         --      --         --        --     --      --       --     180,000
 Issuance of
 Series A
 convertible
 preferred stock
 at $0.91 per
 share in
 exchange for
 cash and
 conversion of
 promissory note,
 net.............  769,221  683,135     --         --      --         --        --     --      --       --         --
 Net loss........      --       --      --         --      --         --        --     --      --       --         --
                   ------- -------- ------- ---------- ------- ---------- --------- ------ ------- -------- ----------
Balance at
December 31,
1997.............  769,221  683,135     --         --      --         --  3,412,447  3,412 250,020  100,000    366,588
 Issuance of
 Series C
 convertible
 preferred stock
 at $2.80 per
 share in
 exchange for
 shares of
 BioSupplyNet,
 Inc.............      --       --  546,405  1,524,470     --         --        --     --      --       --         --
 Issuance of
 stock warrants..      --       --      --         --      --         --        --     --      --       --      12,084
 Accretion of
 mandatorily
 redeemable
 preferred stock.      --       --      --         --      --         --        --     --      --       --    (328,723)
 Net loss........      --       --      --         --      --         --        --     --      --       --         --
 Other
 comprehensive
 loss--
 unrealized loss
 on investments..      --       --      --         --      --         --        --     --      --       --         --
                   ------- -------- ------- ---------- ------- ---------- --------- ------ ------- -------- ----------
Balance at
December 31,
1998.............  769,221  683,135 546,405  1,524,470     --         --  3,412,447  3,412 250,020  100,000     49,949
 Issuance of
 Series C
 convertible
 preferred stock
 at $2.80 per
 share in
 exchange for
 cash
 (unaudited).....      --       --   89,408    250,000     --         --        --     --      --       --         --
 Deferred
 compensation
 related to grant
 of stock options
 (unaudited).....      --       --      --         --      --         --        --     --      --       --   2,547,215
 Issuance of
 Series E
 convertible
 preferred stock
 at $11.32 per
 share in
 exchange for
 shares of IAI,
 Inc.
 (unaudited).....      --       --      --         --  114,995  1,255,616       --     --      --       --         --
 Deferred
 compensation
 related to
 acquisition of
 IAI, Inc.
 (unaudited).....      --       --      --         --      --         --        --     --      --       --         --
 Reclassification
 of investments
 to held-to-
 maturity
 (unaudited).....      --       --      --         --      --         --        --     --      --       --         --
 Accretion of
 mandatorily
 redeemable
 preferred stock
 (unaudited).....      --       --      --         --      --         --        --     --      --       --  (3,430,007)
 Exercise of
 common stock
 options
 (unaudited).....      --       --      --         --      --         --    274,422    275     --       --      31,747
 Exercise of
 common stock
 warrants
 (unaudited).....      --       --      --         --      --         --     40,679     41     --       --      74,959
 Issuance of
 common stock
 warrants in
 connection with
 Series D
 preferred stock
 (unaudited).....      --       --      --         --      --         --        --     --      --       --     726,137
 Amortization of
 deferred
 compensation
 related to stock
 options
 (unaudited).....      --       --      --         --      --         --        --     --      --       --         --
 Amortization of
 deferred
 compensation
 related to
 employment
 agreement
 (unaudited).....      --       --      --         --      --         --        --     --      --       --         --
 Net loss
 (unaudited).....      --       --      --         --      --         --        --     --      --       --         --
                   ------- -------- ------- ---------- ------- ---------- --------- ------ ------- -------- ----------
Balance at
September 30,
1999 (unaudited).  769,221 $683,135 635,813 $1,774,470 114,995 $1,255,616 3,727,548 $3,728 250,020 $100,000 $      --
                   ======= ======== ======= ========== ======= ========== ========= ====== ======= ======== ==========
                                 Other                    Total
                    Deferred    Compre-    Accumu-        Stock-
                     Compen-    hensive     lated        holders'
                     sation      Loss      Deficit       Deficit
Balance at
December 31,
1996.............  $       --   $  --    $   (544,538) $   (254,538)
 Noncash
 management
 compensation
 expense.........          --      --             --        180,000
 Issuance of
 Series A
 convertible
 preferred stock
 at $0.91 per
 share in
 exchange for
 cash and
 conversion of
 promissory note,
 net.............          --      --             --        683,135
 Net loss........          --      --        (689,689)     (689,689)
                   ------------ -------- ------------- -------------
Balance at
December 31,
1997.............          --      --      (1,234,227)      (81,092)
 Issuance of
 Series C
 convertible
 preferred stock
 at $2.80 per
 share in
 exchange for
 shares of
 BioSupplyNet,
 Inc.............          --      --             --      1,524,470
 Issuance of
 stock warrants..          --      --             --         12,084
 Accretion of
 mandatorily
 redeemable
 preferred stock.          --      --             --       (328,723)
 Net loss........          --      --      (4,221,606)   (4,221,606)
 Other
 comprehensive
 loss--
 unrealized loss
 on investments..          --   (6,673)           --         (6,673)
                   ------------ -------- ------------- -------------
Balance at
December 31,
1998.............          --   (6,673)    (5,455,833)   (3,101,540)
 Issuance of
 Series C
 convertible
 preferred stock
 at $2.80 per
 share in
 exchange for
 cash
 (unaudited).....          --      --             --        250,000
 Deferred
 compensation
 related to grant
 of stock options
 (unaudited).....   (2,547,215)    --             --            --
 Issuance of
 Series E
 convertible
 preferred stock
 at $11.32 per
 share in
 exchange for
 shares of IAI,
 Inc.
 (unaudited).....          --      --             --      1,255,616
 Deferred
 compensation
 related to
 acquisition of
 IAI, Inc.
 (unaudited).....     (400,000)    --             --       (400,000)
 Reclassification
 of investments
 to held-to-
 maturity
 (unaudited).....          --    6,673            --          6,673
 Accretion of
 mandatorily
 redeemable
 preferred stock
 (unaudited).....          --      --     (43,216,894)  (46,646,901)
 Exercise of
 common stock
 options
 (unaudited).....          --      --             --         32,022
 Exercise of
 common stock
 warrants
 (unaudited).....          --      --             --         75,000
 Issuance of
 common stock
 warrants in
 connection with
 Series D
 preferred stock
 (unaudited).....          --      --             --        726,137
 Amortization of
 deferred
 compensation
 related to stock
 options
 (unaudited).....       71,392     --             --         71,392
 Amortization of
 deferred
 compensation
 related to
 employment
 agreement
 (unaudited).....       33,333     --             --         33,333
 Net loss
 (unaudited).....          --      --     (15,140,622)  (15,140,622)
                   ------------ -------- ------------- -------------
Balance at
September 30,
1999 (unaudited).  $(2,842,490) $  --    $(63,813,349) $(62,838,890)
                   ============ ======== ============= =============

  The accompanying notes are an integral part of these financial statements.

                               SciQuest.com, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       Year Ended                     Nine Months Ended
                         --------------------------------------  ---------------------------
                         December 31, December 31, December 31,  September 30, September 30,
                             1996         1997         1998          1998          1999
                                                                  (unaudited)   (unaudited)
Cash flows from
 operating activities
 Net loss..............   $(544,520)   $(689,689)  $(4,221,606)   $(2,065,104) $(15,140,622)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities
 Depreciation and
  amortization.........       8,773       12,421       205,122         17,285       803,223
 Noncash management
  compensation expense.     180,000      180,000           --             --            --
 Amortization of debt
  discount.............         --           --         12,084         12,084           --
 Purchased in process
  research and
  development..........         --           --        791,102        791,102           --
 Deferred tax benefit..         --           --        (54,695)           --       (164,086)
 Amortization of
  deferred
  compensation.........         --           --            --             --        104,725
 Realized loss on sale
  of investments.......         --           --            --             --          1,447
 Changes in operating
  assets and
  liabilities
  Accounts receivable..     (27,118)       6,460       (61,425)       (60,240)     (189,740)
  Prepaid expenses and
   other assets........      (2,849)      (4,830)      (47,535)         5,075      (956,847)
  Accounts payable.....      69,801       13,125       469,833         89,173     1,287,572
  Accrued liabilities..      53,111       91,659      (184,467)        50,432     1,338,184
                          ---------    ---------   -----------    -----------  ------------
   Net cash used in
    operating
    activities.........    (262,802)    (390,854)   (3,091,587)    (1,160,193)  (12,916,144)
                          ---------    ---------   -----------    -----------  ------------
Cash flows from
 investing activities
 Purchase of property
  and equipment........     (27,208)         --       (273,341)      (110,499)   (1,356,166)
 Cash received from
  acquisitions.........         --           --          9,173          9,173         4,916
 Proceeds from sale of
  equipment............         --           --            --             --        704,522
 Maturity of
  investments..........         --           --            --             --      5,473,205
 Purchase of
  investments,
  including restricted
  cash.................         --           --     (1,975,602)           --    (28,515,911)
                          ---------    ---------   -----------    -----------  ------------
   Net cash used in
    investing
    activities.........     (27,208)         --     (2,239,770)      (101,326)  (23,689,434)
                          ---------    ---------   -----------    -----------  ------------
Cash flows from
 financing activities
 Borrowings under notes
  payable..............     197,714      211,581       562,110        547,108           --
 Repayment of notes
  payable..............         --       (90,869)     (206,348)      (188,132)      (79,188)
 Repayment of capital
  lease obligations....         --        (8,322)       (2,758)        (4,959)      (13,253)
 Proceeds from exercise
  of common stock
  warrants.............         --           --            --             --         75,000
 Proceeds from exercise
  of common stock
  options..............         --           --            --             --         32,022
 Proceeds from issuance
  of Class B common
  stock, net...........     100,000          --            --             --            --
 Proceeds from issuance
  of Series A
  convertible preferred
  stock, net...........         --       600,596           --             --            --
 Proceeds from issuance
  of Series C
  convertible preferred
  stock, net...........         --           --            --             --        250,000
 Proceeds from issuance
  of Series B
  mandatorily
  redeemable
  convertible preferred
  stock, net...........         --           --     10,038,979      4,033,503           --
 Proceeds from issuance
  of Series D
  mandatorily
  redeemable
  convertible preferred
  stock, net...........         --           --            --             --     35,860,975
                          ---------    ---------   -----------    -----------  ------------
   Net cash provided by
    financing
    activities.........     297,714      712,986    10,391,983      4,387,520    36,125,556
                          ---------    ---------   -----------    -----------  ------------
Net increase (decrease)
 in cash and cash
 equivalents...........       7,704      322,132     5,060,626      3,126,001      (480,022)
Cash and cash
 equivalents at
 beginning of period...       1,000        8,704       330,836        330,836     5,391,462
                          ---------    ---------   -----------    -----------  ------------
Cash and cash
 equivalents at end of
 period................   $   8,704    $ 330,836   $ 5,391,462    $ 3,456,837  $  4,911,440
                          =========    =========   ===========    ===========  ============

   The accompanying notes are an integral part of these financial statements.

                               SciQuest.com, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

   SciQuest.com, Inc. ("SciQuest.com" or the "Company"), which began operations on November 27, 1995, is a Web-based, interactive marketplace for scientific and laboratory products used by pharmaceutical, clinical, biotechnology, chemical, industrial and educational organizations worldwide. The Company's marketplace solutions utilize enabling Internet technologies and leverage its extensive industry expertise to streamline the traditionally inefficient scientific products supply chain. The Company's distributor-neutral approach allows it to create an open and scalable marketplace that it believes is more attractive to both buyers and sellers. The Company earns revenues from e-commerce transactions generated by purchases made through the SciQuest.com Web sites. In addition, SciQuest.com earns revenue for banner advertising on its Web sites and advertising in the printed catalogue of scientific products (the "Source Book"), which is prepared and distributed by the Company's subsidiary, BioSupplyNet, Inc. ("BioSupplyNet"). SciQuest.com's technology allows buyers to quickly find vendors of the scientific products and services they need and then order these products directly from the supplier using SciQuest.com's Web sites.

2. Summary of Significant Accounting Policies

  Unaudited Interim Financial Statements

   The statements of operations and of cash flows for the nine month periods ended September 30, 1998 and 1999 and consolidated balance sheet at September 30, 1999 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of the Company's results of operations. All financial statement disclosures related to the nine month periods ended September 30, 1998 and 1999 are unaudited.

  Unaudited Pro Forma Balance Sheet

   The Board of Directors has authorized the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock in an initial public offering ("IPO"). If the IPO is consummated as presently anticipated, all shares of the Class B common stock and the Series A, Series B, Series C and Series D preferred stock will automatically convert into shares of common stock at a 1.516643-for-1 conversion ratio. The unaudited pro forma balance sheet reflects the subsequent conversion of Class B common stock and the Series A, Series B, Series C, Series D and Series E preferred shares into common stock as if such conversion had occurred as of September 30, 1999 and the receipt of proceeds from the exercise of warrants to purchase 1,183,095 shares of our common stock at an exercise price of $0.01 per share, which may be issued to the holders of our Series B and Series D preferred stock.

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation

   The consolidated financial statements include the accounts of SciQuest.com, Inc. and its wholly-owned subsidiary, BioSupplyNet, Inc. All significant intercompany accounts and transactions have been eliminated.

                               SciQuest.com, Inc.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

  Investments

   The Company considers all investments that are not considered cash equivalents and with a maturity of less than one year from the balance sheet date to be short term investments. The Company considers all investments with a maturity of greater than one year to be long term investments. At December 31, 1998, all investments were considered as available-for-sale and were carried at fair value with unrealized gains and losses recognized as a component of other comprehensive income. At September 30, 1999, all investments are considered as held-to-maturity and are carried at amortized cost, as the Company has both the positive intent and ability to hold them to maturity. The unrealized holding loss of $6,673 on the Company's investments at December 31, 1998 was amortized to interest income over the period from the date of the transfer of the investments to held-to-maturity to the maturity date of the related investments. Interest income includes interest, amortization of investment purchases premiums and discounts, and realized gains and losses on sales of securities. The cost of securities sold is based on the specific identification method.

  Restricted Cash

   Restricted cash was comprised of a certificate of deposit which served as collateral on the Company's bank loan. This certificate of deposit was to be maintained until the bank loan was repaid. During the nine month period ended September 30, 1999, the Company repaid the bank loan, and therefore this certificate of deposit is no longer restricted.

  Accounts Receivable

   The Company bears all risk of loss on credit sales of scientific products in e-commerce transactions. Accounts receivable are presented net of an allowance for uncollectable accounts which is not significant at December 31, 1997 and 1998 and September 30, 1999.

  Property and Equipment

   Property and equipment is primarily comprised of furniture and computer equipment which are recorded at cost and depreciated using the straight-line method over their estimated useful lives which range from three to five years. Property and equipment includes certain equipment under capital leases. These items are depreciated over the shorter of the lease period or the estimated useful life of the equipment.

  Product Development Costs

   Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web site. Product development costs are expensed as incurred. The software development costs component of product development costs are required to be capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and the date of general release have substantially coincided. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant.

                               SciQuest.com, Inc.

  Capitalized Software Costs

   Software development costs are required to be capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. Capitalized software costs result from the acquisition of BioSupplyNet (see Note 3) and were determined by an independent valuation of BioSupplyNet.

   These capitalized software costs are primarily associated with a search engine with e-commerce capabilities and high level electronic taxonomy and ontological conventions under development by BioSupplyNet at the date of acquisition. As a result of the rapid changes in technology in the Internet, these costs are being amortized over a period of 27 months.

  Intangible Assets

   Intangible assets, which resulted primarily from the acquisition of BioSupplyNet, were determined by valuations prepared by management and are primarily associated with the Source Book and contracts with certain Web sites (the "Web Site Agreements") to provide a link to the SciQuest.com Web site. Because the Source Book is a printed publication, which must be updated on an annual basis, capitalized costs related to the Source Book are being amortized over a period of 15 months. Capitalized costs related to the Web Site Agreements are being amortized over a 12 month period which is the remaining term of such agreements.

   Goodwill represents the excess of the purchase price of BioSupplyNet and Internet Auctioneers International, Inc. over the fair value of the assets acquired. Goodwill is being amortized over a period of five years because of the rapid changes in technology in the Internet industry.

  Purchased In-Process Research and Development

   The acquisition cost of in-process technology that at the date of purchase has not achieved technological feasibility and has no alternative future use is charged to operations in the period such technology is acquired. Purchased in-process research and development costs for the year ended December 31, 1998 relate to the acquisition of BioSupplyNet (see Note 3).

  Fair Value of Financial Instruments

   The carrying value of cash and cash equivalents, accounts payable and accounts receivable at December 31, 1998 and 1999 and September 30, 1999 approximated their fair value due to the short-term nature of these items. The fair value of the Company's short-term and long-term investments at December 31, 1998 and 1999 and September 30, 1999, based on market quotes, approximated their carrying values.

  Impairment of Long-Lived Assets

   The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets or the business to which such assets relate. No impairments were required to be recognized during the years ended December 31, 1996, 1997 and 1998 or the nine month period ended September 30, 1999.

                               SciQuest.com, Inc.

  Revenue Recognition

   The Company's revenues have historically been derived from services provided to customers for development of Internet services, short term contracts for banner advertising on its Web sites and from the sale of advertising included in the Source Book. In April 1999, the Company began selling scientific products through its e-commerce Web sites.

   Service revenues are recognized upon completion of the development of Internet services and approved by the customer. The Company generated an insignificant amount of service revenues during the year ended December 31, 1998 and had no service revenues during the nine months ended September 30, 1999.

   Advertising revenues on banner contracts are recognized ratably over the period in which the advertisement is displayed, provided that the Company has no significant remaining obligations to the advertiser and that collection of the resulting receivable is probable. Revenues from advertising included in the Source Book are recognized at the date the Source Book is published and distributed to the purchasers of scientific products as the Company has met all of its obligations to the advertisers at that date.

   Revenues received from e-commerce transactions are recorded as product revenues and are recognized by the Company upon notification from the suppliers of scientific products that the items ordered have been shipped to purchasers. A reserve for returns is recognized for estimated product returns to the suppliers. Product revenues totaled approximately $432,000 for the nine months ended September 30, 1999.

  Cost of Revenues

   Cost of product revenues represents the purchase price to the Company of the scientific products sold through its e-commerce Web sites and the cost of maintaining such Web sites. We generally take legal title to the scientific products purchased at the date of shipment and relinquish title to our customers upon delivery.

   Cost of advertising and subscription revenue includes the cost of preparing the banner ads for display on the Company's Web sites and the cost of publishing and distributing the Source Book. Advertising production costs are recorded as cost of revenues the first time an advertisement appears on the Company's Web sites.

  Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of costs, including salaries and sales commissions, of all personnel involved in the sales process. Sales and marketing expenses also include costs of advertising, trade shows and certain indirect costs. All costs of advertising the services and products offered by the Company are expensed as incurred. Advertising expense totaled $13,000, $15,000 and $181,000 for the years ended December 31, 1996, 1997 and
1998, respectively and was $782,500 for the nine months ended September 30, 1999.

  Income Taxes

   The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                               SciQuest.com, Inc.

  Stock Based Compensation

   The Company accounts for stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") which states that no compensation expense is recognized for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair market value of the Company's common stock at the grant date, the difference between the fair market value of the Company's common stock and the exercise price of the stock option is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the stock option. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

  Credit Risk, Significant Customers and Concentrations

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable and investments. Cash and cash equivalents are deposited with high credit quality financial institutions which invest primarily in U.S. Government securities, highly rated commercial paper and certificates of deposit guaranteed by banks which are members of the FDIC. The counterparties to the agreements relating to the Company's investments consist primarily of the U.S. Government and various major corporations with high credit standings.

   No single customer accounted for more than 10% of the Company's revenues during the year ended December 31, 1996 or during the year ended December 31, 1998. In 1997, one customer accounted for 30% of revenues. For the nine month period ended September 30, 1999, one customer accounted for 12% of revenues. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and because all customers are located in the United States. There were no significant individual customer balances as of December 31, 1996. As of December 31, 1997, two customers comprised 18% and 34% of the accounts receivable balance. As of December 31, 1998, one customer comprised 30% of the accounts receivable balance. As of September 30, 1999, two customers comprised 25% and 35% of the accounts receivable balance. All of the Company's revenues are from sales transactions originating in the United States.

   SciQuest.com relies on a number of third party suppliers for various services, including e-commerce fulfillment services. While SciQuest.com believes it could obtain these services from other qualified suppliers on similar terms and conditions, a disruption in supply of these services by the current suppliers could materially harm the business.

  Cash Flows

   The Company made cash payments for interest of $8,438, $33,416 and $18,521 during the years ended December 31, 1996, 1997 and 1998, respectively, and $9,392 during the nine months ended September 30, 1999.

   The Company acquired property and equipment through the assumption of capital lease obligations amounting to $11,080, $0 and $55,130 during the years ended December 31, 1996, 1997 and 1998, respectively, and $1,014,068 during the nine months ended September 30, 1999.

                               SciQuest.com, Inc.

  Comprehensive Income (Loss)

   Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company's only item of other comprehensive income during each of the three years in the period ended December 31, 1998 is the unrealized gain on investments in debt securities considered as available-for-sale. The Company had no items of other comprehensive income for the nine months ended September 30, 1998 or 1999.

  Segment Reporting

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have any separately reportable operating segments as of December 31, 1998 or September 30, 1999.

  Internal Use Software

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position No. 98-1, "Software for Internal Use," ("SOP No. 98-1") which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP No. 98-1 effective January 1, 1999. The adoption of SOP No. 98-1 did not have a material impact on the Company's consolidated financial statements.

  Start Up Costs

   In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," ("SOP No. 98-5") which is effective for fiscal years beginning after December 15, 1998. SOP No. 98-5 requires companies to expense as incurred all preopening, startup and organizational costs that are not capitalizable as long-lived assets. The Company's adopted SOP No. 98-5 effective January 1, 1999. The adoption of SOP No. 98-5 had no impact on the Company's financial condition or results of operations.

  Net Income (Loss) Per Common Share

  Historical

   The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and shares issuable

                               SciQuest.com, Inc.

upon conversion of Class B common stock and convertible preferred stock. The calculation of the net loss per share available to common stockholders for the years ended December 1996, 1997 and 1998 and the nine months ended September 30, 1999, does not include zero, 545, 5,325,054 and 17,026,675, respectively, potential shares of common stock equivalents, as their impact would be anti-dilutive.

  Pro Forma (Unaudited)

   Pro forma net income (loss) per common share is calculated assuming the reclassification of all outstanding shares of Class A common stock to common stock and the conversion of all outstanding shares of Class B common stock and all outstanding shares of preferred stock into common stock upon the effectiveness of the Company's initial public offering (see Note 11) and the exercise of warrants to purchase 548,096 shares of the Company's common stock at an exercise price of $0.01 per share which may be issued to the holders of the Company's Series B preferred stock assuming an offering price of $11.00 per common share and the exercise of warrants to purchase 634,999 shares of the Company's common stock at an exercise price of $0.01 per share which may be issued to the holders of the Company's Series D preferred stock assuming an offering price of $11.00 per common share. Therefore, accretion of mandatorily redeemable preferred stock of $328,723 for the year ended December 31, 1998 and $46,646,901 for the nine months ended September 30, 1999 is excluded from the calculation of pro forma net income (loss) per common share.

   The calculation of pro forma net loss per common share for the year ended December 31, 1998 and the nine months ended September 30, 1999 does not include 178,568 and 1,154,930, respectively, potential shares of common stock equivalents, as their impact would be anti-dilutive.

  Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes several existing standards. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on the consolidated financial statements.

3. Acquisitions

   On September 29, 1998, the Company purchased all of the outstanding common and preferred stock of BioSupplyNet in exchange for the issuance of 546,405 shares of the Company's Series C convertible preferred stock and 162,718 warrants to purchase the Company's common stock at an exercise price of $1.85 per share. In addition, the Company issued 192,280 options to purchase the Company's common stock primarily to former employees of BioSupplyNet who became employees of the Company. Of those options, 189,297 were issued with an exercise price of $0.18 per share which was the fair value of the Company's common stock on the date of the grant. The remaining 2,983 options were replacement options with an exercise price of $0.002 per share. The Company did not record any compensation expense related to the 2,983 options issued with an exercise price of $0.002 per share, as the value of the options as calculated in accordance with SFAS No. 123 was determined to be de minimis. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price allocated to the assets acquired and liabilities assumed based on our estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by management of the Company of the purchased in-process research and development, developed technology, the Source Book and the management of BioSupplyNet. The fair value of the tangible and intangible assets acquired and purchased in-process research and development was determined by a valuation prepared by the management of the Company using the average of a risk-adjusted income approach based on stage of completion and the estimated cost actually incurred by BioSupplyNet in developing the technology, for acquired research and development and completed technology, and a risk-adjusted income approach for the Source Book and the Web Site Agreements. The excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

                               SciQuest.com, Inc.

   The total purchase price of $1,988,524 consisted of 546,405 shares of the Company's Series C preferred stock with an estimated fair value of $2.80 per share, based on the per share price of the Company's Series B mandatorily redeemable convertible preferred stock which was sold between July and November 1998, and the assumption of $464,054 of net liabilities of BioSupplyNet. Of the total purchase price, $791,102 was allocated to acquired in process research and development and immediately charged to operations because the in-process technology acquired had not reached the stage of technological feasibility at the date of the acquisition and had no alternative future use. In addition, $364,148 of the purchase price was allocated to capitalized software costs for completed technology, $378,592 was allocated to the Source Book, $80,766 was allocated to the Web Site Agreements and $79,809 was allocated to the tangible assets of BioSupplyNet, which were comprised of cash, accounts receivable and furniture and equipment. The remaining purchase price of $294,107 was allocated to goodwill.

   Of the total purchase price, $791,102 represents purchased in-process research and development related to an e-commerce product offering being developed by BioSupplyNet that had not yet reached technological feasibility and had no alternative future use. The value assigned to in-process research and development was based on a valuation prepared by management of the Company. The value assigned to e-commerce technology being developed by BioSupplyNet was adjusted to reflect the relative value of this e-commerce technology based on stage of completion, complexity of the work completed at the date of the acquisition, difficulty of completing the development, the development costs already incurred by BioSupplyNet and projected costs to complete the development of the e-commerce technology and resulting projected net cash flows from the e-commerce technology. The value assigned to purchased in-process research and development was based on key assumptions, including projected revenues from the e-commerce product offering, current and expected industry trends and acceptance of the e-commerce products technology. BioSupplyNet had projected that it would generate revenues from its e-commerce technology during its fiscal year ended June 30, 2000 and positive gross margins beginning in its fiscal year ended June 30, 2002. A risk adjusted discount rate of 45% was used to discount the projected cash flows from the e-commerce technology from the fiscal year ended June 30, 2000 through June 30, 2004, which is the date at which management of BioSupplyNet projected the e-commerce technology would be obsolete.

   BioSupplyNet had incurred approximately $1,000,000 in development costs related to its e-commerce technology, which was approximately 50% complete, prior to its acquisition by SciQuest.com. The Company expects to incur approximately $1,900,000 to complete development of all aspects of BioSupplyNet's e-commerce technology. This development is projected to be completed by March 2000.

   As the acquisition of BioSupplyNet was a stock for stock transaction which was structured as a tax free exchange, the purchase price of BioSupplyNet was in excess of the carryover tax basis of the assets acquired. This resulted in the immediate recognition of a deferred tax liability of and additional goodwill of $339,700 as the difference between the recognized fair value of the acquired assets and their historical tax basis is not deductible for tax purposes.

                               SciQuest.com, Inc.

   The following unaudited pro forma consolidated financial information reflects the results of operations of the Company for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 as if the acquisition of BioSupplyNet had occurred on January 1, 1997 and 1998, respectively, and after giving effect to the purchase accounting adjustments. These pro forma results are not necessarily indicative of what the Company's operating results would have been had the acquisition actually taken place on January 1, 1997 or January 1, 1998, and may not be indicative of future operating results.

                                          Year Ended
                                    ------------------------
                                     December     December    Nine Months Ended
                                        31,          31,        September 30,
                                       1997         1998            1998
                                    (unaudited)  (unaudited)     (unaudited)
   Revenue......................... $   558,791  $ 1,098,177     $   928,724
   Operating loss.................. $  (919,308) $(4,427,128)    $(2,147,511)
   Net loss........................ $(1,158,359) $(4,139,696)    $(1,983,194)
   Net loss available to common
    stockholders................... $(1,158,359) $(4,468,419)    $(2,095,349)
   Net loss per common share....... $     (0.34) $     (1.31)    $     (0.61)

   On July 30, 1999, the Company purchased all of the outstanding common stock of Internet Auctioneers International, Inc. ("IAI") in exchange for the issuance of 114,995 shares of the Company's series E convertible preferred stock. In connection with the purchase of IAI, a former shareholder and officer of IAI entered into a two year employment agreement with the Company. In the event that this individual voluntarily terminates his employment prior to the end of the two year period, this individual would be required to pay an amount equal to $400,000, reduced by $50,000 upon completion of each 90 day period of continuous employment, payable either in cash or by surrendering a number of Series E preferred shares of an equivalent value, as determined in the individual's employment agreement. The Company also entered into a three year non-compete agreement with this individual.

   The purchase price of $1,416,000 consisted of the 114,995 shares of the company's Series E preferred, with an estimated fair value of $11.32 per share, based on the per share price of the Company's Series D preferred that was sold in May and June 1999, and the assumption of $160,000 of net liabilities of IAI. The excess of the purchase price over the fair value of assets acquired less liabilities assumed was allocated to goodwill. Of the total purchase price, $22,000 was allocated to the tangible assets of IAI, which were comprised of cash and accounts receivable. In addition, $400,000 was allocated to the employment agreement with the former shareholder and recorded as deferred compensation, and $994,000 was allocated to goodwill.

4.Management Services

   During the years ended December 31, 1996 and 1997, certain members of the Company's management provided services to the Company on a full time basis for no consideration. A charge to general and administrative expenses and an increase to additional paid in capital for $180,000 in each of 1996 and 1997 were recorded to reflect the value of these services. The amount of this charge was based on management's estimate of the market rate of compensation for these individuals in a start-up company environment.

                               SciQuest.com, Inc.

5. Investments

   The aggregate fair values of investment securities at December 31, 1998 and September 30, 1999 along with unrealized gains and losses determined on an individual security basis are as follows:

   December 31, 1998

                                                          Gross        Market
                Description                 Cost     Unrealized Loss    Value
   Short-Term Investments:
     U.S. Government obligations........ $ 1,893,366    $ (6,673)    $ 1,886,693
                                         ===========    ========     ===========

   September 30, 1999 (unaudited)

                                                          Gross        Market
                Description                 Cost     Unrealized Loss    Value
   Short-Term Investments:
     U.S. Government obligations........ $12,600,275         --      $12,600,275
                                         -----------    --------     -----------
   Long-Term Investments:
     U.S. Government obligations........  12,095,390         --       12,095,390
     Corporate Bonds....................     321,197         --          321,197
                                         -----------    --------     -----------
                                         $12,416,587    $    --      $12,416,587
                                         ===========    ========     ===========

   The Company had no outstanding investment securities at December 31, 1997.

6. Property and Equipment

   Property and equipment consist of the following:

                                                 December 31,
                                               ------------------  September 30,
                                                 1997      1998        1999
                                                                    (unaudited)
   Furniture and equipment.................... $    --   $ 42,094   $  240,579
   Computer software and equipment............   40,606   408,752    1,780,999
   Leasehold improvements.....................      --        --        47,689
                                               --------  --------   ----------
     Total costs..............................   40,606   450,846    2,069,267
   Less accumulated depreciation..............  (21,194)  (93,386)    (311,957)
                                               --------  --------   ----------
     Net book value........................... $ 19,412  $357,460   $1,757,310
                                               ========  ========   ==========

   The Company leases certain equipment under capital lease agreements. The cost of equipment under capital leases at September 30, 1999 was approximately $1,080,000. For the years ended December 31, 1997 and 1998 the cost of equipment under capital leases was approximately $66,000.

                               SciQuest.com, Inc.

7. Other Assets

   Other assets are comprised of the following:

                                                  December 31,
                                                -----------------  September 30,
                                                 1997     1998         1999
                                                                    (unaudited)
   Goodwill.................................... $  --  $  638,416   $1,627,561
   Web site agreements.........................    --      80,766       80,766
   Source Book.................................    --     378,592      378,592
   Capitalized software costs..................    --     364,148      364,148
   Deposits....................................    --         --       111,642
   Other.......................................  7,152     20,248        1,050
                                                ------ ----------   ----------
                                                 7,152  1,482,170    2,563,759
   Less accumulated amortization...............    --    (168,061)    (706,228)
                                                ------ ----------   ----------
                                                $7,152 $1,314,109   $1,857,531
                                                ====== ==========   ==========

8. Accrued Liabilities

   Accrued liabilities are comprised of the following:

                                                   December 31,
                                                 ----------------- September 30,
                                                   1997     1998       1999
                                                                    (unaudited)
   Deferred revenues............................ $ 87,750 $136,024  $    9,305
   Accrued compensation.........................   45,921  139,219     870,031
   Professional services........................      --       --      440,000
   Other........................................    8,596    4,760     363,315
                                                 -------- --------  ----------
                                                 $142,267 $280,003  $1,682,651
                                                 ======== ========  ==========

9. Income Taxes

   The components of the Company's income tax benefit for the year ended December 31, 1997, 1998 and the nine months ended September 30, 1999 consist of the following:

                                           For the Year Ended       For the
                                              December 31,     Nine Months Ended
                                           ------------------    September 30,
                                            1997      1998           1999
                                                                  (unaudited)
   Current:
     Federal.............................. $   --  $      --       $     --
     State................................     --         --             --
                                           ------- ----------      ---------
                                               --         --             --
                                           ------- ----------      ---------
   Deferred:
     Federal..............................     --     (44,158)      (132,474)
     State................................     --     (10,537)       (31,612)
                                           ------- ----------      ---------
                                               --     (54,695)      (164,086)
                                           ------- ----------      ---------
       Total.............................. $   --  $  (54,695)     $(164,086)
                                           ======= ==========      =========

                               SciQuest.com, Inc.

   The Company recognized a deferred tax benefit of $54,695 and $164,086 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, resulting primarily from the reduction of the difference between the book and tax basis of the assets and liabilities recorded in conjunction with the acquisitions of BioSupplyNet and IAI.

   The Company did not have an income tax provision for the years ended December 31, 1996 and 1997 due to net operating losses incurred during the portion of these years that the Company was a taxable entity (see Note 2).

   As of December 31, 1997 and 1998 and September 30, 1999 the Company had federal and state net operating loss carryforwards of approximately $1,800,000, $4,400,000, and $34,000,000, respectively. The use of these federal net operating loss carryfowards may be subject to limitation under the rules regarding a change in stock ownership and separate return limitations years as determined by the Internal Revenue Code. The federal and state net operating loss carryforwards will begin to expire in 2012.

   Significant components of the Company's deferred tax assets and liabilities at December 31, 1996, 1997 and 1998 and September 30, 1999 consisted of the following:

                                               December 31,
                                           ----------------------  September 30,
                                             1997        1998          1999
                                                                    (unaudited)
   Net operating loss carryforwards....... $ 139,094  $ 1,708,406   $ 6,560,967
   Accrual to cash adjustment.............    76,852      324,514     1,124,498
   Other..................................     7,786       30,832        56,359
                                           ---------  -----------   -----------
     Total deferred tax assets............   223,732    2,063,752     7,741,824
     Valuation allowance for deferred.....  (223,732)  (2,063,752)   (7,741,824)
                                           ---------  -----------   -----------
     Deferred tax assets..................       --           --            --
                                           ---------  -----------   -----------
   Acquired intangibles...................       --      (285,005)     (120,920)
                                           ---------  -----------   -----------
     Total deferred tax liabilities.......       --      (285,005)     (120,920)
                                           ---------  -----------   -----------
     Net deferred tax liability........... $     --   $  (285,005)  $  (120,920)
                                           =========  ===========   ===========

   During 1998, the Company recorded deferred tax liabilities of $339,700 in conjunction with the acquisition of BioSupplyNet.

   The Company has provided a valuation allowance against the balance of its deferred tax assets since realization of these benefits cannot be reasonably assured. The change in valuation allowance was an increase of $142,374, $81,358 and $1,840,020 in 1996, 1997 and 1998, respectively, and $5,602,531 for the nine months ended September 30, 1999. The charge primarily relates to additional operating losses in those years. The 1998 deferred tax asset has been adjusted to reflect the net operating loss carryforward of BioSupplyNet.

                               SciQuest.com, Inc.

   Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision (benefit) for income taxes as follows:

                                                        Year Ended
                                          --------------------------------------
                                          December 31, December 31, December 31,
                                              1996         1997         1998
Effective rate..........................       0%           0%          (1%)
                                           ---------    ---------   -----------
United States Federal tax at statutory
 rate...................................   $(185,137)   $(234,494)  $(1,453,942)
State taxes (net of Federal benefit)....     (26,954)     (34,140)     (211,677)
Change in valuation allowance...........     142,374       81,358     1,840,020
Acquired research and development write-
 off....................................         --           --        312,963
Nondeductible compensation..............      70,110       70,110           --
Acquired net operating losses...........         --           --       (583,029)
Other nondeductible expenses............         --           --         48,688
Other...................................        (393)     117,166        (7,718)
                                           ---------    ---------   -----------
Provision (benefit) for income tax......   $     --     $     --    $   (54,695)
                                           =========    =========   ===========

10. Notes Payable

   The Company's debt consists of the following:

                                        December 31, December 31, September 30,
                                            1997         1998         1999
                                                                   (unaudited)
Notes payable to officers and
 stockholders..........................  $ 146,851     $    --       $76,000
Bank loan..............................     91,575       79,188          --
Other..................................        --           --        20,000
                                         ---------     --------      -------
                                           238,426       79,188       96,000
Less current maturities................   (159,238)     (14,060)     (96,000)
                                         ---------     --------      -------
Long-term debt.........................  $  79,188     $ 65,128      $   --
                                         =========     ========      =======

   In October 1998, the Company refinanced the remaining outstanding balance on the bank loan. The bank loan was refinanced at a 7.75% interest rate and was collateralized by a certificate of deposit held at a bank, which was shown as restricted cash in the accompanying consolidated balance sheets. During the nine month period ended September 30, 1999, the bank loan was repaid.

   In connection with the acquisition of IAI (See Note 3) the Company assumed convertible notes payable to stockholders with interest between 7% and 10% per annum which are due in April, 2000. The Company also acquired other notes payable of $20,000 with interest rates of 10% per annum, which are due upon demand. These notes were repaid in October 1999.

   The notes payable to officers and stockholders had a stated interest rate of 15% and were payable on demand. These notes were repaid in July 1998.

                               SciQuest.com, Inc.

   Annual maturities of long-term debt for the years subsequent to December 31, 1998 are as follows:

        1999............................................................ $14,060
        2000............................................................  15,189
        2001............................................................  16,409
        2002............................................................  17,727
        2003............................................................  15,803
                                                                         -------
          Total......................................................... $79,188
                                                                         =======

11. Capital Stock

   In June 1997, the Company issued a common stock dividend of 21 1/2 shares for each issued and outstanding share of common stock. In September 1997, the Company converted 250,020 shares of common stock to Class B common stock. All share and per share amounts in the accompanying financial statements for all periods presented have been retroactively adjusted to reflect these events.

   During the year ended December 31, 1998, the Company's Articles of Incorporation were amended to authorize 10,000,000 shares of preferred stock with no par value, of which 769,231 shares were designated as Series A convertible preferred stock (the "Series A preferred"), 3,835,180 shares were designated as Series B convertible preferred stock (the "Series B preferred") which are mandatorily redeemable, 601,046 shares were designated as Series C convertible preferred stock (the "Series C preferred"), and 4,794,543 shares were undesignated. The Company authorized 30,203,689 shares of common stock with no par value, of which 250,020 shares were designated as Class B common stock and 29,953,669 were designated as Class A common stock. In February 1999, the Company's Articles of Incorporation were amended and restated to increase the number of authorized shares of Series C preferred to 700,000 and to decrease the number of undesignated preferred shares to 4,695,589. In March 1999, the Company reincorporated under the laws of the State of Delaware and amended and restated its Certificate of Incorporation to assign a par value of $0.001 to all classes of capital stock. In June 1999, the Company's Certificate of Incorporation was amended whereby 3,312,720 shares of preferred stock were designated as Series D convertible preferred stock (the "Series D preferred"), which are mandatorily redeemable, and the number of undesignated preferred shares were decreased to 1,382,869. In July 1999, the Company filed a Certificate of Designation whereby 126,500 shares of preferred stock were designated a Series E convertible preferred stock (the "Series E preferred"), and which decreased the number of undesignated preferred shares to 1,256,369. At all times, the Company shall reserve a number of shares of unissued Class A common stock for the purpose of effecting the conversion of its issued and outstanding shares of all series of preferred stock and Class B common stock and the exercise of all outstanding warrants and options to purchase the Company's Class A common stock.

   In July 1996, the Company sold 250,020 shares of Class A common stock to an investor for $50,000 in cash and the cancellation of convertible debt of $50,000. These shares were converted to Class B common stock in September 1997.

   In October 1997, the Company sold 678,519 shares of Series A preferred in a private placement transaction in exchange for proceeds of $600,596, net of issuance costs of $16,854, and issued 90,702 shares of Series A preferred in exchange for the cancellation of notes payable of $80,000 and accrued interest of $2,539. The notes payable were issued between March and September 1997, and bore interest at 10% per annum. Certain notes were issued with a total of 14,583 warrants, which expire in 2000, for the purchase of common stock with exercise prices of $1.25 per share. The Company did not record any additional paid in capital related

                               SciQuest.com, Inc.

to the value of these warrants because the fair market value of the warrants at the date of issuance, as calculated using the Black-Scholes option pricing model, was de minimis.

   In September 1998, the Company issued 546,405 shares of Series C preferred and 192,280 options and 162,718 warrants to purchase the Company's common stock to the former stockholders, option holders and warrant holders of BioSupplyNet in exchange for all of the outstanding common and preferred stock, options and warrants of BioSupplyNet (see Note 3).

   In March 1999, the Company sold 89,408 shares of Series C preferred to an officer of the Company at $2.80 per share, which shares are subject to vesting over a two year period.

  Rights, Preference and Terms of Capital Stock

   The following is a summary of the rights, preferences, and terms of the Company's outstanding series of common and preferred stock:

  Dividends

   No dividends may be paid with respect to the holders of common stock, Series A preferred, Series B preferred, Series C preferred or Series E preferred until equivalent dividends have been declared and paid on all outstanding shares of the Series D preferred. The Company cannot pay any dividends to the stockholders of Series A preferred shares until equivalent dividends have been declared and paid to the holders of Series B preferred shares. The holders of Series A preferred shall be entitled to receive in any fiscal year, when and if declared by the board of directors, non-cumulative dividends of at least 5% of the per share purchase price of the Series A preferred. The Company cannot pay any dividends to the holders of Series C or Series E preferred shares until equivalent dividends have been declared and paid to the holders of Series A and Series B preferred shares. The Company is under no obligation to pay dividends unless dividends are declared by the board of directors.

  Liquidity

   In the event of any liquidation, dissolution, or winding up of the Company, holders of Series D preferred shares shall be entitled to receive an amount equal to the greater of $11.32 per share, adjusted for any stock splits or dividends, plus any unpaid or accrued dividends, plus an amount equal to 10% return per annum when combined with any dividends paid or the amount per share that would have been received if all shares of Series D preferred had been converted into common stock immediately prior to the liquidation, dissolution, or winding up of the Company. After payments have been made to the holders of Series D preferred shares, holders of Series B preferred shares shall be entitled to receive, prior to payments to any holders of Class A common stock, Class B common stock, Series A preferred shares, Series C preferred shares, or Series E preferred shares an amount equal to $2.80 per share, adjusted for any stock splits or dividends, plus any accrued but unpaid dividends, plus an amount equal to a 10% return per annum when combined with any dividends paid or the amount per share that would have been received if all shares of Series D and B preferred had been converted into common stock immediately prior to the liquidation dissolution, or winding up of the Company. After payment has been made to the holders of Series D and B preferred shares, holders of Series A preferred shares shall be entitled to receive in liquidation, prior to payments to any holders of Series C or Series E preferred shares and holders of Class A common stock and Class B common stock, an amount equal to $0.91 per share, adjusted for any stock splits or dividends, plus any accrued but unpaid dividends. After payments have been made to the holders of Series D, Series B and Series A preferred shares, holders of Series C and Series E preferred shall be entitled to receive in liquidation, prior to payments to holders of Class A

                               SciQuest.com, Inc.

common stock and Class B common stock, an amount equal to $1.85 and $7.46 per share, respectively, on a pro rata basis, adjusted for any stock splits or dividends, plus any accrued but unpaid dividends. After payment has been made to the holders of Series D, Series B, Series A, Series C, and Series E preferred shares, the holders of Class B common stock shall be entitled to receive in liquidation, an amount equal to $0.40 per share plus any accrued and unpaid dividends. After payments have been made to the holders of Series D, Series B, Series A, and Series C preferred shares and Class B common shares any remaining assets of the Company will be distributed to holders of common shares and no further distributions will be made to the Class B common stockholders or to the preferred stockholders unless the amount per share distributed to the holders of common stock would be greater than the amount paid to the holders of the Class B common stock, in which case an additional amount will be paid to the holders of Class B common stock.

   The following is a summary of the liquidation values for the Series D, Series B, Series A, Series C, and Series E preferred shares, and Class B common stock as of December 31, 1998 and September 30, 1999, in the order of preference:

                                                      December 31, September 30,
                                                          1998         1999
                                                                    (unaudited)
   Series D mandatorily preferred stock.............. $       --    $36,566,695
   Series B mandatorily preferred stock..............  10,882,702    11,719,480
   Series A preferred stock..........................     683,135       683,135
   Series C and E preferred stock....................   1,524,470     3,076,213
   Class B common stock..............................     100,000       100,000
                                                      -----------   -----------
     Total........................................... $13,190,307   $52,145,523
                                                      ===========   ===========

  Voting

   Holders of Series A, Series B, Series C, Series D, and Series E preferred shares, and Class B common shares have voting rights on an as if converted basis.

  Conversion

   Each share of Series A, Series B, Series C, Series D, and Series E preferred and Class B common stock, at the option of the holder, is convertible into shares of common stock of the Company at 1.516643-for-1 conversion ratio, subject to certain adjustments as defined. Conversion is automatic for holders of Series A preferred shares upon the closing of a firm commitment underwritten public offering with gross proceeds of at least $5,000,000 at a minimum price of $1.65 per share. Conversion is automatic for holders of Series B and Series D preferred shares upon the closing of a qualified initial public offering of the Company's common stock. Conversion is automatic for holders of Series C and E preferred shares upon the closing of a firm commitment underwritten public offering. Class B common stockholders shall have the same conversion rights and obligations as Series A preferred.

  Preemptive Rights

   Holders of Series B and D preferred shares have the right of first refusal to purchase any new securities, as defined in the Certificate of Incorporation, that the Company may propose to sell and issue. These rights terminate upon closing of a qualifying initial public offering. Holders of Series A preferred shares and Class B common shares have contractual rights of first refusal to purchase certain new securities that the Company may propose to sell and issue. These rights also terminate upon the closing of a qualified initial public offering.

                               SciQuest.com, Inc.

12. Mandatorily Redeemable Convertible Preferred Stock

   In July 1998, the Company sold 1,442,500 shares of Series B preferred in a private placement transaction for $2.80 per share which resulted in net proceeds of $4,033,503 and issued 187,394 shares of Series B preferred in exchange for the cancellation of notes payable in the aggregate principal amount of $515,000. The notes payable were issued between March and June 1998 and bore interest at 6% per annum. Attached to the notes were warrants to be issued upon repayment or conversion of such notes. The number of warrants was determined based on a formula as set forth in the agreements. When the notes payable were converted to Series B preferred, the Company issued 57,545 warrants to purchase shares of Series B preferred with exercise prices of $2.80 per share. The Company recorded a debt discount of $12,084 for the value of these warrants as determined using the Black-Scholes option pricing model. In October and November of 1998, the Company sold 2,147,732 shares of Series B preferred in private placement transactions in exchange for proceeds of $6,005,476.

   Upon any request by any holder of Series B preferred shares at any time after July 30, 2003, the Company must redeem the Series B preferred in three equal annual installments. The redemption price will be equal to the greater of the appraised value of the Series B preferred shares at the date of the redemption request or an amount equal to the invested amount plus interest at a rate of 10% per annum, less the aggregate amount of all dividends actually paid since the issuance date.

   As the redemption price of the Series B preferred is variable in amount, its carrying value is required to be adjusted to the estimated redemption amount at each balance sheet date. The Company recorded charges to stockholders' equity of $328,723 for the year ended December 31, 1998 and $45,215,043 for the nine months ended September 30, 1999, to reflect the Series B preferred at its estimated fair value at each date based on the price of the most recent sales of the Company's preferred stock and the projected initial public offering pricing range, respectively.

   In May and June, 1999, the Company sold 3,312,720 shares of Series D preferred in a private placement transaction for $11.32 per share which resulted in proceeds of $35,860,975, net of issuance costs of $1,645,641. In addition, the Company issued 1,004,829 warrants to purchase the Company's common stock at an exercise price of $7.46 per share and 41,733 warrants to purchase the Company's common stock at an exercise price of $9.33 per share. The estimated fair value of the warrants of $726,137 according to the Black-Scholes pricing model using an estimated fair value of $3.30 per common share for the Company's common stock was recorded as a reduction in the carrying value of the Series D preferred and an increase to additional paid in capital. The Company recorded a charge to stockholders' equity of $1,431,858 during the nine months ended September 30, 1999 to record the accretion on the Series D Preferred Stock.

   Upon any request by any holder of Series D preferred shares at any time after the Initial Redemption Exercise Date, the Company must redeem the Series D preferred at the amount invested per share plus a per annum interest charge for the period the share has been outstanding of 10% compounded annually and prorated for any partial year less the aggregate amount of all dividends actually paid since the issuance date.

                               SciQuest.com, Inc.

   The following table summarizes the Company's outstanding shares and carrying value of mandatorily redeemable convertible preferred stock at December 31, 1998 and September 30, 1999:

                                    December 31, 1998      September 30, 1999
                                 ----------------------- -----------------------
                                   Shares     Carrying     Shares     Carrying
                                 Outstanding    Value    Outstanding    Value
Series B preferred..............  3,777,626  $10,882,702  3,777,626  $56,097,746
Series D preferred..............        --           --   3,312,720   36,566,695
                                  ---------  -----------  ---------  -----------
                                  3,777,626  $10,882,702  7,090,346  $92,664,441
                                  =========  ===========  =========  ===========

13. Stock Options and Warrants

  Stock Options

   In September 1997, the Company adopted the SciQuest, Inc. Stock Option Plan (the "Plan") which provided for the grant of up to 341,245 employee stock options. In September 1998, the Plan was amended to provide for the grant of up to 1,272,299 employee stock options. In February 1999, the Plan was amended to provide for the grant of up to 1,484,820 employee stock options. In August 1999, the Plan was further amended to allow for the grant of up to 2,647,247 employee stock options. Stock options granted under the Plan are for periods not to exceed ten years. Options granted under the Plan during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 generally vest in periods between three and five years as determined by the board of directors, although certain grants have been vested immediately upon the grant of the option.

   The Company did not grant any stock options during the year ended December 31, 1996. The Company continues to apply APB No. 25 and related interpretations in accounting for the Plan. The Company recognized $71,392 in non-cash compensation expense related to amortization of deferred compensation during the nine months ended September 30, 1999. No deferred compensation or compensation expense was recorded related to stock option grants during the years ended December 31, 1996, 1997 and 1998. Had compensation expense for the Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the methods of SFAS No. 123, the Company's net loss for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999 would have been increased to the pro forma amounts indicated below:

                         December 31, 1997 December 31, 1998 September 30, 1999
                         ----------------- ----------------- ------------------
Net loss available to
 common stockholders:
  As reported...........     $689,689         $4,550,329        $61,787,523
  Pro Forma.............     $691,591         $4,554,641        $61,971,305

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999: risk free interest of 5.5%, 6.0%, and 6.0%, respectively; expected lives of five years; dividend yields of 0%; and volatility factors of 0%. The weighted average fair value of options granted during the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999 according to the Black-Scholes pricing model was $0.05, $0.02, and $3.42, respectively.

                              SciQuest.com, Inc.

   A summary of the status of the Plan as of December 31, 1997 and 1998, and September 30, 1999 and changes during the years then ended is presented below:

                                        Year Ended
                          ----------------------------------------  Nine Months Ended
                                 1997                1998          September 30, 1999
                          ------------------- -------------------- --------------------
                                     Weighted             Weighted             Weighted
                            Shares   Average    Shares    Average    Shares    Average
                          Underlying Exercise Underlying  Exercise Underlying  Exercise
                           Options    Price    Options     Price    Options     Price
Outstanding at beginning
 of year................       --     $  --     117,596    $0.06   1,004,310    $0.13
Granted.................   117,596     0.06     887,958     0.15     955,746     2.37
Exercised...............       --       --          --       --     (274,421)    0.18
Forfeited...............       --       --       (1,244)    0.18    (107,682)    0.12
                           -------    -----   ---------    -----   ---------    -----
Outstanding at end of
 period.................   117,596    $0.06   1,004,310    $0.13   1,577,953    $1.75
                           =======    =====   =========    =====   =========    =====

   All incentive stock options granted during the years ended December 31, 1997 and 1998 were granted with an exercise price equal to the fair value of the underlying common stock on the grant date, as determined by the board of directors. The Company recorded $2,547,215 of deferred compensation during the nine months ended September 30, 1999 to reflect the difference between the aggregate fair market value and exercise price of all stock options granted during this period with an exercise price below the fair market value of the Company's common stock at the date of the grant.

   The following table summarizes information about the Company's stock options at September 30, 1999:

                                                 Weighted   Weighted
                                      Number      Average   Average   Number of
         Range of                   of Options  Contractual Exercise   Options
       Exercise Prices              Outstanding    Life      Price   Exercisable
       $0.002 - 0.07...............    166,223      8.3      $0.03     146,997
       $0.18.......................    791,921      9.1       0.18     124,840
       $2.08.......................     88,074      9.6       2.08       1,500
       $3.30.......................    374,914      9.9       3.30         --
       $7.58.......................    156,821       10       7.58         --
                                     ---------      ---      -----     -------
                                     1,577,953      9.3      $1.75     273,337
                                     =========      ===      =====     =======

   Stock option grants subsequent to September 30, 1999 (unaudited) are as follows:

                                                   Shares       Weighted Average
      Month of Grant                         Underlying Options  Exercise Price
      October 1999..........................       44,438            $7.58

   The Company recorded approximately $346,000 of deferred compensation related to this grant to reflect the difference between the aggregate fair market value and exercise price of these options.

  Warrants

   At December 31, 1997 and 1998, and September 30, 1999, the Company had 14,583, 177,300, and 1,095,908, respectively, warrants outstanding and exercisable to purchase the Company's Class A common stock at prices ranging from $0.82 to $9.33. These warrants expire at various dates between 2000 and 2004. At December 31, 1998 and September 30, 1999, the Company had 57,545 warrants outstanding and exercisable to purchase the Company's Series B preferred at exercise prices of $2.80. These Series B warrants will convert into warrants to purchase 87,275 shares of the Company's common stock at an exercise price of $1.85 per share upon an IPO and expire in 2003 if unexercised.

                               SciQuest.com, Inc.

14. Commitments and Contingencies

   The Company leases certain equipment under various noncancellable capital leases and leases its office space and certain equipment under operating leases. Future minimum lease payments required under the leases at December 31, 1998 are as follows:

                                                 Capital Leases Operating Leases
   1999........................................     $ 22,076        $59,234
   2000........................................       22,076          9,754
   2001........................................       15,672          2,145
                                                    --------        -------
     Total minimum lease payments..............       59,824         71,133
                                                                    =======
   Less amount representing interest from 12 to
    32%........................................       (6,694)
                                                    --------
   Present value of net minimum lease payment..       53,130
   Less current maturities.....................      (18,048)
                                                    --------
   Long-term maturities of capital lease
    obligations................................     $ 35,082
                                                    ========

   Rent expense recognized under operating leases totaled zero, $3,400 and $34,490 for the years ended December 31, 1996, 1997 and 1998, respectively. For the nine months ended September 30, 1999, rent expense under operating leases totaled $278,370.

   In February 1999, the Company entered into a lease agreement for additional office space for a period of three years with a monthly rental of $16,771.

   During the nine months ended September 30, 1999, the Company entered into a leasing agreement with a leasing Company. The Company obtained a total commitment amount of $2,500,000 from the leasing Company which expires in August 2000. The Company may purchase furniture and equipment and lease the items over a three and a half year term. Payments are due monthly. Prior to the end of the lease term, the Company has the option to either purchase the equipment or renew the lease at a price not to exceed fifteen percent of the equipment cost.

   In connection with this agreement, the Company was entitled to enter into a sale and leaseback transaction of approximately $700,000 for its existing furniture and equipment located at the facility in North Carolina. No gain or loss was recognized on this transaction. For accounting purposes, the Company has treated the transaction as a financing agreement and has recognized the resulting liability for future lease payments as a capital lease obligation.

   The Company is involved in certain legal proceedings as a part of its normal course of business. Management does not believe that the ultimate resolution of these matters will have a material impact on the Company's results of operations or financial position in any quarterly or annual period.

15. Strategic Partnerships (unaudited)

   In late October 1999, the Company entered into strategic relationships with a number of key suppliers and buyers of scientific products. As a part of these arrangements, the Company committed to issue to these companies 3,724,307 warrants to purchase the Company's common stock at an exercise price of $0.01 per share upon consummation of the Company's planned initial public offering. These warrants will be issued concurrent with the effectiveness of this offering. In addition, the Company has available 1,408,112 warrants with an exercise price of $0.01 per share to issue as additional strategic relationships are formed. The Company will record a charge of approximately $40,900,000 upon the consummation of the offering which will be amortized to operating expense over the related term of the strategic relationships, which are for period from three to five years. In the event that the Company commits to issue additional warrants to purchase its common stock as more strategic relationships are formed, the Company will be required to record a charge equal to the difference between the fair value of the Company's common stock on the date the warrants are issued and the exercise price of the warrants of $0.01.

                               SciQuest.com, Inc.

   In addition, the Company has agreed to issue to Dow Chemical, DuPont Pharmaceuticals Company and Monsanto Company additional incentive warrants, the number of which will be based on each purchaser's volume of purchases through the Company's market place during the years 2000, 2001 and 2002. These incentive warrants will be issued on February 15, 2001, 2002 and 2003, at an exercise price equal to the price in the Company's initial public offering, and will be exercisable upon issuance. A charge will be amortized over the remaining term of the agreement to operating expense upon each issuance of the incentive warrants in an amount equal to the difference between the fair market value of the Company's common shares on the issuance date, less the exercise price for these warrants.

16. Stock Split

   On October 22, 1999, the Board of Directors approved a 1.516643-for-1 Class A common stock split to be effective prior to the effective date of the Company's planned initial public offering. The Company's $0.001 par value Class A common stock will be split and then reclassified as common stock with a par value of $0.001 per share. All share and per share information has been retroactively restated to reflect the effect of this stock split and the reclassification of the Company's Class A common stock to common stock. In addition, the number of authorized shares of the Company's common stock was increased to 90,000,000 shares and the Company authorized 10,000,000 shares of preferred stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of BioSupplyNet, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of BioSupplyNet, Inc. (the "Company") at June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

April 1, 1999
Raleigh, North Carolina

                               BioSupplyNet, Inc.

                                 BALANCE SHEET

                                                        June 30,    June 30,
                                                          1997        1998
                        Assets
Current assets:
  Cash and cash equivalents........................... $  435,678  $    14,097
  Accounts receivable.................................     52,325       93,911
                                                       ----------  -----------
    Total current assets..............................    488,003      108,008
                                                       ----------  -----------
Property and equipment, net...........................     64,240       48,639
Other assets, net.....................................     75,000       15,000
                                                       ----------  -----------
    Total assets...................................... $  627,243  $   171,647
                                                       ==========  ===========
    Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable.................................... $  233,364  $   121,617
  Accrued expenses....................................     28,715       21,765
  Deferred revenue....................................        --        48,771
  Advances from related party.........................        --       235,000
                                                       ----------  -----------
    Total current liabilities.........................    262,079      427,153
                                                       ----------  -----------
Stockholders' equity (deficit):
  Series A convertible preferred stock, $0.001 par
   value, 1,200,000 shares authorized, issued and
   outstanding........................................      1,200        1,200
  Common stock, $0.001 par value, 3,000,000 shares
   authorized, 327,833 shares issued and outstanding..        328          328
  Additional paid-in capital..........................  1,187,394    1,187,394
  Accumulated deficit.................................   (823,758)  (1,444,428)
                                                       ----------  -----------
  Total stockholders' equity (deficit)................    365,164     (255,506)
                                                       ----------  -----------
    Total liabilities and stockholders' equity (defi-
     cit)............................................. $  627,243  $   171,647
                                                       ==========  ===========


   The accompanying notes are an integral part of these financial statements.

                               BioSupplyNet, Inc.

                            STATEMENT OF OPERATIONS

                                                          June 30,   June 30,
                                                            1997       1998
Revenues................................................. $ 281,762  $ 627,404
Cost of revenues.........................................   342,417    371,473
                                                          ---------  ---------
    Gross profit (loss)..................................   (60,655)   255,931
                                                          ---------  ---------
Operating expenses:
  Product development....................................   417,196    201,970
  Sales and marketing....................................   243,298    517,470
  General and administrative.............................   120,301    155,420
                                                          ---------  ---------
    Total operating expenses.............................   780,795    874,860
                                                          ---------  ---------
    Operating loss.......................................  (841,450)  (618,929)
                                                          ---------  ---------
Interest income (expense):
  Interest income........................................    17,692      3,756
  Interest expense.......................................       --      (5,497)
                                                          ---------  ---------
    Net interest income (expense)........................    17,692     (1,741)
                                                          ---------  ---------
    Net loss............................................. $(823,758) $(620,670)
                                                          =========  =========



   The accompanying notes are an integral part of these financial statements.

                               BioSupplyNet, Inc.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                         Preferred Stock   Common Stock  Additional
                         ---------------- --------------  Paid-in   Accumulated
                          Shares   Amount Shares  Amount  Capital     Deficit      Total
                         --------- ------ ------- ------ ---------- -----------  ----------
Balance at June 30,
 1996...................       --  $  --      --   $--   $      --  $       --   $      --
 Issuance of common
  stock in exchange for
  assets................       --     --  327,833   328     119,672         --      120,000
 Issuance of convertible
  preferred stock....... 1,200,000  1,200     --    --    1,067,722         --    1,068,922
 Net loss...............       --     --      --    --          --     (823,758)   (823,758)
                         --------- ------ -------  ----  ---------- -----------  ----------
Balance at June 30,
 1997................... 1,200,000  1,200 327,833   328   1,187,394    (823,758)    365,164
Net loss................       --     --      --    --          --     (620,670)   (620,670)
                         --------- ------ -------  ----  ---------- -----------  ----------
Balance at June 30,
 1998................... 1,200,000 $1,200 327,833  $328  $1,187,394 $(1,444,428) $ (255,506)
                         ========= ====== =======  ====  ========== ===========  ==========




   The accompanying notes are an integral part of these financial statements.

                               BioSupplyNet, Inc.

                            STATEMENT OF CASH FLOWS

                                                          June 30,   June 30,
                                                            1997       1998
Cash flows from operating activities
 Net loss............................................... $ (823,758) $(620,670)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.........................     60,601     75,601
  Changes in operating assets and liabilities:
   Accounts receivable..................................    (52,325)   (41,586)
   Accounts payable.....................................    233,364   (111,747)
   Deferred revenue.....................................        --      48,771
   Accrued expenses.....................................     28,715     (6,950)
                                                         ----------  ---------
    Net cash used in operating activities...............   (553,403)  (656,581)
                                                         ----------  ---------
Cash flows from investing activities
 Purchase of property and equipment.....................    (79,841)       --
                                                         ----------  ---------
    Net cash used in investing activities...............    (79,841)       --
                                                         ----------  ---------
Cash flows from financing activities
 Advances from related party............................        --     235,000
 Proceeds from issuance of preferred stock, net.........  1,068,922        --
                                                         ----------  ---------
    Net cash provided by financing activities...........  1,068,922    235,000
                                                         ----------  ---------
    Net increase (decrease) in cash and cash
     equivalents........................................    435,678   (421,581)
Cash and cash equivalents at beginning of year..........        --     435,678
                                                         ----------  ---------
Cash and cash equivalents at end of year................ $  435,678  $  14,097
                                                         ==========  =========



   The accompanying notes are an integral part of these financial statements.

                               BioSupplyNet, Inc.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company

   BioSupplyNet, Inc. (the "Company") was incorporated in February 1996 and began operations in October 1996. The Company provided the biomedical research industry with an annual printed catalogue of vendors of biomedical research supplies and equipment and of scientific products, "The BioSupplyNet Source Book" (the "Source Book"). Research scientists, lab technicians, and purchasing agents use the Source Book to locate companies and supplies and equipment used in biomedical research. Users were provided the Source Book at no charge. The Company primarily generated revenues from the sale of advertisements in the Source Book. In addition, the Company was developing an e-commerce product offering to allow research scientists, lab technicians and purchasing agents to quickly identify suppliers of specific scientific products.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

   Property and equipment is primarily comprised of furniture and computer equipment which are recorded at cost and depreciated using the straight-line method over their estimated useful lives which range from three to seven years.

Intangible Assets

   Intangible assets, which resulted from the issuance of common stock in exchange for the rights to the Source Book in October 1996 (see Note 6) were recorded at the estimated fair market value of the Source Book and are being amortized over a two year period. Amortization expense related to intangible assets was $45,000 and $60,000 during the years ended June 30, 1997 and 1998, respectively.

Product Development Costs

   Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web sites and the cost of development of the Company's search engine and electronic taxonomy and ontology conventions. Product development costs are expensed as incurred. Product development costs are required to be capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completion of a working model of the Company's Web sites and major enhancements to the Web sites and the date of general release of the Web sites have substantially coincided.

                               BioSupplyNet, Inc.

Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and advances from related party are carried at cost. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and advances from related party approximates their fair value, due to the short term nature of these items.

Impairment of Long-Lived Assets

   The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. No impairments were required to be recognized during the years ended June 30, 1997 and 1998.

Income Taxes

   The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are excepted to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

Revenue Recognition

   The Company's revenues have historically been derived from the sale of advertising to be included in the Source Book in printed form.

   Revenues from advertising included in the Source Book are recognized at the date the Source Book is published and distributed to the purchasers of scientific products as the Company has met all of its obligations to the advertisers at that date.

Cost of Revenue

   Cost of revenue is primarily comprised of the costs of publishing and distributing the Source Book.

Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of costs, including salaries and sales commissions, of all personnel involved in the sales process. Sales and marketing expenses also include costs of advertising, trade shows and certain indirect costs.

   Advertising expense totaled $9,000 for the year ended June 30, 1997. There was no advertising expense for the year ended June 30, 1998.

Stock Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees"

                               BioSupplyNet, Inc.

("APB No. 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the stock option. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123. No compensation expense was recognized related to stock option grants during the years ended June 30, 1997 and 1998.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and because all customers are located in the United States.

3. Property and Equipment

   Property and equipment consist of the following at June 30, 1997 and 1998:

                                                               1997      1998
   Furniture and fixtures................................... $  6,426  $  6,426
   Computer hardware........................................   73,415    73,415
                                                             --------  --------
     Total costs............................................   79,841    79,841
   Less accumulated depreciation............................  (15,601)  (31,202)
                                                             --------  --------
     Property and equipment, net............................ $ 64,240  $ 48,639
                                                             ========  ========

4. Advances from Related Party

   On June 30, 1997, the Company entered into a revolving credit agreement, secured by the Company's advertisement confirmations, with a major shareholder of the Company. Advances under the revolving credit line may not exceed the lessor of $450,000 or 80% of the dollar amount of the then outstanding advertising confirmations.

   The revolving credit line expired on June 30, 1998 and amounts outstanding became due on demand. Interest accrues at 10% per annum on the outstanding advances under the revolving credit line. In addition, the Company must issue to the lender warrants to purchase the number of shares of common stock of the Company equal to the principal amount of all advances provided, however, the number of shares of common stock subject to warrants shall not exceed 450,000. The exercise price of any warrants granted will be $1.00 per share. At June 30, 1998, outstanding borrowings under the line of credit totaled $235,000. Accordingly, the Company granted 235,000 warrants to the lender in fiscal 1999. The fair value of the warrants of $14,100, as calculated by the Black Scholes pricing method, was recorded as additional borrowing cost in fiscal 1998. The warrants are exercisable for ten years from the date of issuance. The outstanding balance of the advance from related party was paid in fiscal 1999.

                               BioSupplyNet, Inc.

5. Income Taxes

   Significant components of the Company's deferred tax assets and liabilities at June 30, 1997 and 1998, consisted of the following:

                                                               1997      1998
   Domestic net operating loss carryforwards................ $305,466  $522,822
                                                             --------  --------
     Total deferred tax assets..............................  305,466   522,822
   Valuation allowance for deferred assets.................. (305,466) (519,105)
                                                             --------  --------
     Net deferred tax assets................................      --      3,717
                                                             --------  --------
   Fixed assets.............................................      --     (3,717)
                                                             --------  --------
     Total deferred tax liabilities.........................      --     (3,717)
                                                             --------  --------
     Net deferred tax asset (liability)..................... $    --   $    --
                                                             ========  ========

   The Company has provided a full valuation allowance against its net deferred tax assets since realization of these benefits could not be reasonably assured. The change in valuation allowance was an increase of $305,466 and $213,639 in 1997 and 1998, respectively, and relates to the net operating losses incurred in these years.

   As of June 30, 1997 and 1998 the Company had federal and state net operating loss carryforwards of approximately $778,000 and $1,331,000, respectively. The use of the federal net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership and separate return limitation years as determined by the Internal Revenue Code. The federal and state net operating losses will begin to expire in 2012.

6. Capital Stock

   On October 16, 1996, the Company issued 327,833 shares of common stock to Cold Spring Harbor Laboratory in exchange for the rights to the Source Book, the BioSupplyNet web site and other intangible assets. The Company recorded this acquisition based on the fair values of the assets acquired as determined based on the historical gross profit generated by the Source Book rather than the fair value of the Company's common stock as the fair value of the assets acquired were more readily determinable than the fair value of the Company's common stock. This resulted in a value of $120,000 being allocated to the assets acquired.

   On October 16, 1996, the Company sold 1,000,000 shares of its Series A Convertible Preferred Stock for $1,000,000. In June 1997, the Company sold an additional 200,000 shares of Series A convertible preferred stock for $200,000. The combined net proceeds to the Company were $1,068,922, net of related expenses of $131,078. Each share of Series A convertible preferred stock is convertible into one share of common stock. Preferred shares have the same voting rights as common shares.

   The holders of Series A convertible preferred stock are entitled to receive dividends at the rate of $.08 per share per annum, payable out of funds legally available therefore. Such dividends shall be payable only when, and if declared by the Board of Directors, but shall accrue and be cumulative (whether or not declared) from and after the second anniversary of the date of initial issuance of Series A Preferred Stock.

   In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders' of the Series A preferred stock are entitled to receive, prior and in preference to the holders of the common stock, $1 per share plus all accrued or declared but unpaid dividends.

                               BioSupplyNet, Inc.

7. Stock Options and Warrants

   In December 1996, the Company adopted the 1996 Stock Plan (the "1996 Plan") for which the Company reserved 492,000 common shares for issuance upon exercise of options. The 1996 Plan provides that options may be granted to employees, directors and consultants at exercise prices equal to the fair market value of the Company's common stock on the date of grant for incentive stock options, and at exercise prices below the fair value of the stock for non-qualified options. Options are granted for periods up to ten years from the date of the grant, except for incentive stock options granted to an employee owning more than ten percent of the outstanding common stock, in which case the maximum period is five years.

   In addition to options granted under the 1996 Plan, 5,500 non-qualified stock options were granted in fiscal 1997 under a separate agreement. Such options are exercisable at $.001 per share at any time through October 16, 2001.

   Transactions involving the 1996 Plan are summarized as follows:

                                       1997                      1998
                             ------------------------- -------------------------
                               Shares      Weighted      Shares      Weighted
                             Underlying    Average     Underlying    Average
                              Options   Exercise Price  Options   Exercise Price
   Outstanding at beginning
    of year................   357,200       $0.10       357,200       $0.10
   Granted.................       --          --            --          --
   Forfeited...............       --          --            --          --
                              -------       -----       -------       -----
   Outstanding at end of
    year...................   357,200       $0.10       357,200       $0.10
                              =======       =====       =======       =====

   The exercise price of all options outstanding under the 1996 Plan at June 30, 1998 was $.10 per share, the fair market value of the Company's common stock on the date of grant as determined by the Company's Board of Directors. The options vest over four years, and as of June 30, 1997 and 1998, 49,463 and 93,425 options respectively, were exercisable.

   The Company continues to apply APB Opinion No. 25 in accounting for its stock options grants and, accordingly, no compensation cost has been recognized in the financial statements for its stock options which have exercise prices equal to or greater than the fair value of the stock on the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                 1997     1998
   Net Loss:
     As reported.............................................. $620,670 $823,758
     Pro forma................................................  622,632  825,604

   The per share weighted average fair value of stock options granted during fiscal 1997 and 1998 was $0.02 on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997 and 1998: expected dividend yield of 0%; risk free interest rate of 6%; an expected option life of approximately four years; and a volatility factor of 0%.

8. Subsequent Event

   On September 29, 1998, SciQuest.com, Inc. (the "Buyer") purchased all of the outstanding common and preferred stock, stock options, and warrants of the Company in exchange for 546,405 shares of the Buyer's Series C preferred, 126,780 options to purchase the Buyer's common stock, of which 124,813 were granted at an exercise price of $0.28 per share and 1,967 were granted at an exercise price of $0.003 per share, and 107,288 warrants to purchase the Buyer's common stock at an exercise price of $2.80 per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       , 1999

                             [LOGO OF SCIQUEST.COM]

                               SciQuest.com, Inc.
                        7,200,000 Shares of Common Stock

                            ----------------------

                                   PROSPECTUS

                            ----------------------

                          Donaldson, Lufkin & Jenrette

                           Deutsche Banc Alex. Brown

                               Hambrecht & Quist

                                 DLJdirect Inc.

                                   E*OFFERING

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor sales made hereunder after the date of this prospectus should create an implication that the information contained in this prospectus or the affairs of SciQuest.com have not changed since the date of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until       , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

Item 13. Other Expenses of Issuance and Distribution

   Securities and Exchange Commission registration fee................ $ 27,397
   National Association of Securities Dealers, Inc. fee............... $  9,000
   Nasdaq Stock Market listing fee.................................... $ 90,000
   Accountants' fees and expenses..................................... $270,000
   Legal fees and expenses............................................ $430,000
   Blue Sky fees and expenses......................................... $ 10,000
   Transfer Agent's fees and expenses................................. $ 20,000
   Printing and engraving expenses.................................... $125,000
   Miscellaneous...................................................... $  8,603
                                                                       --------
     Total Expenses................................................... $990,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

   Our Amended and Restated Certificate of Incorporation limits personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Delaware General Corporation Law. Such provisions provide that no director of SciQuest.com shall have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty of care or other duty as a director. However, such provisions shall not eliminate or limit the liability of a director

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law;

  . for voting or assenting to unlawful distributions; or

  . for any transaction for which the director derived an improper personal benefit.

   The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of our stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

   Section 7 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

Item 15. Recent Sales of Unregistered Securities

   The share numbers presented below are provided with respect to our shares of common stock and Series A convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C convertible preferred stock, Series D mandatorily redeemable convertible preferred stock and Series E convertible preferred stock and reflect (1) various stock splits and (2) the recapitalization of the Series A convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C convertible preferred stock, Series D mandatorily redeemable convertible preferred stock and Series E convertible preferred stock into common stock, which will occur immediately prior to completion of this offering.

   Except as described below, there have been no securities sold by us within the last three years that were not registered under the Securities Act.

   (a) Issuances of Securities

   On July 30, 1999, we issued an aggregate of 114,995 shares of Series E convertible preferred stock in connection with our acquisition of Internet Auctioneers International, Inc., in exchange for the shares of capital stock of the former stockholders of Internet Auctioneers International, Inc.

   In May and June 1999, we sold an aggregate of 3,312,720 shares of Series D mandatorily redeemable convertible preferred stock to certain of our existing stockholders and new investors, with attached stock purchase warrants exercisable for an aggregate of 1,004,829 shares of common stock, at an aggregate offering price of $37,500,000.

   On March 1, 1999, we sold 89,408 shares of restricted Series C convertible preferred stock to Antony Francis, our vice president of operations, at an aggregate purchase price of $250,000.

   On September 29, 1998, we (i) issued an aggregate of 546,405 shares of Series C convertible preferred stock in connection with our acquisition of BioSupplyNet, Inc., in exchange for the shares of capital stock of the former stockholders of BioSupplyNet, Inc., and (ii) issued stock purchase warrants exercisable into an aggregate of 162,718 shares of common stock to former holders of stock purchase warrants to purchase shares of capital stock of BioSupplyNet, Inc., at an exercise price of $1.85 per share.

   Between March 13, 1998 and June 15, 1998, we issued convertible promissory notes in the aggregate principal amount of $515,000, which were converted into an aggregate of 187,394 shares of Series B mandatorily redeemable convertible preferred stock (including shares issued in respect of accrued interest on the convertible promissory notes) on July 30, 1998. We also issued warrants to the holders of the convertible promissory notes to purchase an aggregate of 57,545 shares of Series B mandatorily redeemable convertible preferred stock. Between July 30, 1998 and November 19, 1998, we sold a total of 3,590,232 additional shares of Series B mandatorily redeemable convertible preferred stock (excluding the shares issued upon conversion of the convertible promissory notes) to certain investors, at an aggregate offering price of $10,038,979.

   Between March 6, 1997 and September 11, 1997, we issued convertible promissory notes to certain individuals in the aggregate principal amount of $80,000, which were converted into a total of 90,702 shares of Series A convertible preferred stock (including shares issued in respect of accrued interest on the notes). We also issued warrants to certain holders of the convertible promissory notes to purchase an aggregate of 14,583 shares of Class A common stock. Between October 2, 1997 and October 17, 1997, we sold a total of 678,519 additional shares of Series A convertible preferred stock (excluding the shares issued on conversion of the convertible promissory notes) to certain investors at an aggregate offering price of $617,452.

   On August 15, 1996, we sold an aggregate of 250,020 shares of Class A common stock to an investor for $50,000 in cash and cancellation of convertible debt of $50,000, which were converted in September, 1997 into 250,020 shares of Class B common stock.

   From September 15, 1997 through September 30, 1999, we issued options to certain employees, consultants and others to purchase an aggregate of 1,961,300 shares of common stock at a weighted average exercise price of $1.58 per share. As of September 30, 1999, 274,421 of such options have been exercised, 108,926 of such options have been terminated and 1,577,953 of such options remain outstanding at a weighted average exercise price of $1.75 per share.

   In October 1999, we agreed to issue warrants to acquire an aggregate of 3,724,307 shares of common stock at an exercise price of $0.01 to Ambion, Inc., Amersham Pharmacia Biotech, Inc., BioWhittaker, a Cambrex Company, Dow Chemical Company, DuPont Pharmaceuticals Company, Monsanto Company, Endogen, Inc., NEN Life Science Products, Inc., PerkinElmer, Inc., Pierce Chemical Company and QIAGEN N.V.

   We may be required to issue warrants to purchase up to an aggregate of 1,183,095 shares of our common stock at an exercise price of $0.01 per share (assuming an initial public offering price of $11.00 per share) to the holders of our series B and series D preferred stock in connection with the conversion of the series B and series D preferred stock.

   (b) Hambrecht & Quist, LLC, served as placement agent in connection with the offer and sale by us of our Series D convertible preferred stock and related warrants to purchase Class A common stock and has received compensation in the form of cash and warrants for such services. Except as so noted, underwriters were involved in connection with the sales of securities referred to in paragraph (a) of this Item 15.

   (c) The convertible promissory notes, the warrants and the shares of Class B common stock, Series A convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C convertible preferred stock, Series D mandatorily redeemable convertible preferred stock and Series E convertible preferred stock described in paragraph (a) of this Item 15 were issued in reliance on the exemption provided by Section 4(2) and/or Rule 506 of Regulation D promulgated pursuant to the Securities Act. The issuances of stock options and the shares of common stock issuable upon the exercise of the options as described in paragraph (a) of this Item 15 were issued in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder, as well as Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
   1.1*  Form of Underwriting Agreement.

   3.1+  Second Amended and Restated Certificate of Incorporation of the
         Registrant.

   3.2+  Amended and Restated Bylaws of the Registrant.

   4.1+  See Exhibits 3.1 and 3.2 for provisions of the Second Amended and
         Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining rights of the holders of Common Stock of the Registrant.

   4.2+  Specimen Stock Certificate.

   5.1 Opinion of Hutchison & Mason PLLC, Counsel to the Registrant, as to the legality of the shares being registered.

  10.1+  SciQuest.com, Inc. Stock Option Plan dated as of September 4, 1997.

  10.2+  Amendment No. 1 to SciQuest.com, Inc. Stock Option Plan dated as of
         September 11, 1998.

  10.3+  Amendment No. 2 to SciQuest.com, Inc. Stock Option Plan dated as of
         February 26, 1999.

  10.4+  Amendment No. 3 to SciQuest.com, Inc. Stock Option Plan dated as of
         March 1, 1999.

  10.5+  Amendment No. 4 to SciQuest.com, Inc. Stock Option Plan dated as of
         August 27, 1999.

  10.6+ Agreement of Sublease by and between Inspire Pharmaceuticals, Inc. and the Registrant dated July 31, 1998.

  10.7+  Sublease Agreement by and between Applied Innovation, Inc. and the
         Registrant dated March 11, 1999.

  10.8+  Sublease Agreement by and between Vascular Therapeutics, Inc. and the
         Registrant dated August 19, 1999.


 Exhibit
 Number                                Description
 -------                               -----------
 10.9+   Master Lease Agreement by and between Comdisco, Inc. and the
         Registrant dated May 21, 1999, as amended.

 10.10+  Stock Restriction Agreement by and between the Registrant and Antony
         Francis dated March 1, 1999.

 10.11+ Registration Rights Agreement by and among the Registrant and the purchasers of Class B Common Stock and the purchasers of Series A
         Convertible Preferred Stock dated October 17, 1997, as amended.

 10.12+ Registration Rights Agreement by and among the Registrant and the purchasers of Series C Convertible Preferred Stock dated September 29,
         1998.

 10.13+  Registration Rights Agreement by and among the Registrant and Antony
         Francis dated March 1, 1999.

 10.14+ Registration Rights Agreement by and among the Registrant, the holders of Series B Mandatorily Redeemable Convertible Preferred Stock and the purchasers of Series D Mandatorily Redeemable Convertible Preferred
         Stock dated May 18, 1999, as amended.

 10.15+ Registration Rights Agreement by and among the Registrant and the holders of Series E Convertible Preferred Stock dated July 27, 1999.

 10.16+  Merger Agreement by and among the Registrant, SciQuest Merger
         Subsidiary, Inc., Internet Auctioneers International, Inc. and Mark
         Atlas as dated July 27, 1999.

 10.17+  Merger Agreement by and among the Registrant, SciQuest Acquisition,
         Inc. and BioSupplyNet, Inc. dated September 29, 1998.

 10.18+ Lease Agreement by and between Duke-Weeks Realty Limited Partnership and the Registrant dated as of October 19, 1999.

 10.19** Content Conversion Services Agreement by and between the Registrant and Requisite Technology, Inc. dated December 18, 1998.

 10.20** Form of Strategic Alliance Plus Agreement with SciQuest.com.

 10.21** Letter Agreement between the Registrant and Monsanto Company dated
         October 21, 1999.

 10.22** Letter Agreement between the Registrant and Dow Chemical Co. dated
         October 20, 1999.

 10.23+  Amendment No. 5 to SciQuest.com, Inc. Stock Option Plan dated as of
              , 1999.

 10.24+  SciQuest.com, Inc. 1999 Stock Incentive Plan dated as of October 12,
         1999.

 10.25** Letter Agreement between the Registrant and DuPont Pharmaceuticals
         Company dated October 25, 1999.
 16.1+   Letter from Hughes, Pittman and Gupton LLP.

 21.1+   List of Subsidiaries.
 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Hutchison & Mason PLLC (included in Exhibit 5.1).

 24.1+ Powers of Attorney (included on the signature page to the original filing of this registration statement).

 27.1    Financial Data Schedule.

--------
* To be filed by amendment.

** We have requested confidential treatment of certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. Filed herewith is a redacted version of this agreement. The entire agreement has been filed separately with the Securities and Exchange Commission.
+ Previously filed.

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The Registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina on the 8th day of November, 1999.

                                          SciQuest.com, Inc.

                                                  /s/ M. Scott Andrews
                                          By: _________________________________
                                                     M. Scott Andrews,
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ M. Scott Andrews            President, Chief Executive  November 8, 1999
______________________________________  Officer and Director
           M. Scott Andrews             (Principal Executive
                                        Officer)

                  *                    Vice President of Business  November 8, 1999
______________________________________  Development and Director
          Peyton C. Anderson

                  *                    Chief Financial Officer     November 8, 1999
______________________________________  (Principal Financial and
           James J. Scheuer             Accounting Officer)

                  *                    Director                    November 8, 1999
______________________________________
            Noel J. Fenton

                  *                    Director                    November 8, 1999
______________________________________
          Gautam A. Prakash

                  *                    Director                    November 8, 1999
______________________________________
            Alan J. Taetle

                  *                    Director                    November 8, 1999
______________________________________
            Bruce J. Boehm

                  *                    Director                    November 8, 1999
______________________________________
         Timothy T. Weglicki

       /s/ M. Scott Andrews
*By __________________________________
           M. Scott Andrews
           Attorney-in-Fact